Form 10KSB, Exhibit 13
period 1995-11-04
NOBILITY HOMES INC
filed 1996-01-23
CIK 72205

Exhibit 13



               Report of Independent Certified Public Accountants


   To the Board of Directors and
   Shareholders of Nobility Homes, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. at November 4, 1995 and October 29, 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109 in 1994.



   Price Waterhouse LLP


   Orlando, Florida
   December 8, 1995

   Nobility Homes, Inc.

   Consolidated Balance Sheets
   November 4, 1995 and October 29, 1994

                                                    1995           1994
       Assets
   Current assets:
     Cash and cash equivalents                  $932,432     $1,743,102
     Accounts receivable - trade, net of
      allowance for doubtful accounts
      of $48,000 in 1994                         544,620        378,883
     Accounts receivable - trade, from
      related parties                            956,037        792,011
     Inventories                               6,786,159      4,604,299
     Note receivable from related party
      installment sale                             --           297,584
     Income taxes receivable                     109,082        225,269
     Deferred income taxes                         --           945,730
     Other current assets                        233,620        209,631
                                               ---------      ---------
         Total current assets                  9,561,950      9,196,509

   Property, plant and equipment, net            994,376        929,773
   Receivable from President for life
    insurance premiums                           478,585        458,610
   Cash surrender value of life insurance        867,143        770,081
   Deferred income taxes - noncurrent            847,005           --
   Goodwill                                      147,356           --
                                              ----------     ----------
         Total assets                        $12,896,415    $11,354,973
                                              ==========     ==========


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Balance Sheets
   November 4, 1995 and October 29, 1994

                                                    1995           1994
     Liabilities & Stockholders' Equity

   Current liabilities:
     Accounts payable                         $1,453,823     $1,093,174
     Accrued expenses                            866,499        638,665
     Floor plan financing                           --        1,553,602
     Note payable to stockholders                   --          133,333
     Customer deposits                           213,220        217,375
     Deferred gain on related party
      installment sale                              --          348,884
     Deferred gross profit on related
      party sales                                124,695         84,633
     Other current liabilities                    99,984         40,685
                                               ---------      ---------
         Total current liabilities             2,758,221      4,110,351

   Notes payable - cash surrender value
     of life insurance                           652,424        620,965
   Note payable after one year                     6,644          9,449
   Note payable to stockholders after
     one year                                       --          133,333
                                               ---------      ---------
         Total liabilities                     3,417,289      4,874,098
                                               ---------      ---------
   Stockholders' equity:
     Preferred stock, $.10 par value,
      500,000 shares authorized, none issued        --              --
     Common stock, $.10 par value, 4,000,000
      shares authorized, 1,748,267 and
      1,724,738 shares issued in 1995 and
      1994, respectively                         174,826        172,473
     Additional paid-in capital                2,132,568      1,934,921
     Retained earnings                         8,851,799      5,894,361
     Less treasury stock at cost, 465,836
      and 446,236 shares in 1995 and 1994,
      respectively                            (1,680,067)    (1,520,880)
                                              ----------     ----------
         Total stockholders' equity            9,479,126      6,480,875
                                              ----------     ----------
     Commitments and contingent liabilities
      (Note 12)                                     --             --
                                              ----------     ----------
         Total liabilities and
          stockholders' equity               $12,896,415    $11,354,973
                                              ==========     ==========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Income
   For the years ended November 4, 1995 and October 29, 1994

                                                    1995           1994

   Net sales                                 $29,119,703    $21,209,805
   Net sales - related parties                 1,686,132      1,872,586
                                              ----------     ----------
       Total net sales                        30,805,835     23,082,391

   Less cost of goods sold                   (23,584,591)   (17,997,513)
                                              ----------     ----------
       Gross profit                            7,221,244      5,084,878

   Selling, general and administrative
     expenses                                 (4,348,797)    (3,295,053)
   Interest expense on floor plan
     financing                                  (162,752)      (204,697)
                                              ----------     ----------
       Operating income                        2,709,695      1,585,128
                                              ----------     ----------
   Other income (expense):
     Life insurance proceeds                   1,000,000           --
     Gain on sale of idle facility                  --          231,327
     Gain on related party installment sale      348,884        162,530
     Interest income                              33,842         81,308
     Interest expense                            (72,172)       (53,567)
     Miscellaneous income (expense)               29,189        (47,550)
                                              ----------      ---------
                                               1,339,743        374,048
                                              ----------      ---------
   Income before provision for income taxes
    and cumulative effect                      4,049,438      1,959,176

   Less provision for income taxes            (1,092,000)      (770,000)
                                              ----------      ---------
   Income before cumulative effect             2,957,438      1,189,176
   Cumulative effect of change to FAS 109           --          580,000
                                              ----------      ---------
       Net income                             $2,957,438     $1,769,176
                                              ==========      =========
   Weighted average shares outstanding         1,279,950      1,287,502
                                              ==========      =========

   Earnings per share
     Income before cumulative effect               $2.31           $.92
     Cumulative effect                              -               .45
                                                    ----           ----
       Net income                                  $2.31          $1.37
                                                    ====           ====

   Pro-forma earnings per share to reflect
     three-for-two stock split (unaudited)
     (see Note 13)
     Income before cumulative effect               $1.54           $.62
     Cumulative effect                                 -             30
                                                    ----           ----
       Net income                                  $1.54           $.92
                                                    ====           ====

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Changes in Stockholders' Equity
   For the years ended November 4, 1995 and October 29, 1994

                                             Additional
                                   Common     Paid-in       Retained    Treasury
                                    Stock     Capital       Earnings      Stock         Total

   Balance at October 30, 1993    $172,473   $1,934,921   $4,125,185  $(1,412,880)   $4,819,699

    Treasury stock purchased
       (12,000 shares)                                                   (108,000)     (108,000)

    Net income                                             1,769,176                  1,769,176
                                  --------   ----------    ---------   ----------     ---------
   Balance at October 29, 1994     172,473    1,934,921    5,894,361   (1,520,880)    6,480,875

    Common stock issued for
     acquisition of retail
     centers (23,529 shares)         2,353      197,647                                 200,000

    Treasury stock purchased
       (19,600 shares)                                                   (159,187)     (159,187)

    Net income                                             2,957,438                  2,957,438
                                   -------    ---------   ----------   ----------     ---------
   Balance at November 4, 1995    $174,826   $2,132,568   $8,851,799  $(1,680,067)   $9,479,126
                                   =======    =========   ==========   ==========     =========


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Cash Flows
   For the years ended November 4, 1995 and October 29, 1994

                                                   1995           1994
   Cash flows from operating activities:
     Net income                               $2,957,438     $1,769,176

     Adjustments to reconcile net income
      to net cash flows provided by (used
      in) operating activities:
       Depreciation                              114,861        104,569
       Gain on sale of idle facility                --         (231,327)
       Gain on related party installment sale   (348,884)      (162,530)
       Deferred income taxes                     945,730       (945,730)
       Deferred income taxes - noncurrent       (847,005)       445,730
       (Increase) decrease in:
         Accounts receivable - trade            (165,737)      (115,282)
         Accounts receivable - trade, from
          related parties                       (164,026)       136,453
         Inventories                          (2,145,476)      (565,142)
         Income taxes receivable                 116,187       (225,269)
         Other current assets                    (41,594)       (46,539)
       Increase (decrease) in:
         Accounts payable                        360,649        214,364
         Accrued expenses                        227,834         28,150
         Customer deposits                        (4,155)        64,012
         Income taxes payable                       --         (602,730)
         Deferred gross profit on related
          party sales                             40,062        (71,297)
         Other current liabilities                72,413         (9,370)
                                               ---------     ----------
           Net cash flows provided by (used
              in) operating activities         1,118,297       (212,762)
                                               ---------     ----------
   Cash flows from investing activities:
     Purchase of investments                        --       (3,000,000)
     Maturity of investments                        --        3,040,000
     Purchase of plant and equipment            (163,204)       (96,446)
     Proceeds from sale of property and
       equipment                                    --          323,670
     Issuance of notes receivable                   --          (47,500)
     Collections of notes receivable              17,605         14,649
     Collections of note receivable from
       related party installment sale            297,584        120,558
     Issuance of note receivable from
       related party                                --         (862,500)
     Collections of notes receivables from
       related parties                              --          965,500
     Increase in receivable from President
       for life insurance premiums               (19,975)       (19,975)
     Increase in cash surrender value of
       life insurance                            (97,062)       (87,447)
                                               ---------       --------
           Net cash flows provided by
            investing activities                  34,948        350,509
                                               ---------       --------

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Cash Flows
   For the years ended November 4, 1995 and October 29, 1994

                                                    1995           1994
   Cash flows from financing activities:
     Decrease in floor plan financing        $(1,553,602)   $(1,185,847)
     Principal payments on note payable
       to stockholders                          (266,666)       (43,334)
     Additions to notes payable - cash
       surrender value of life insurance          31,459         30,917
     Principal payments on notes payable         (15,919)       (14,051)
     Additions to notes payable                     --            8,000
     Purchase of treasury stock                 (159,187)      (108,000)
                                               ---------     ----------
         Net cash flows used in financing
           activities                         (1,963,915)    (1,312,315)
                                               ---------     ----------
   Decrease in cash and cash equivalents        (810,670)    (1,174,568)

   Cash and cash equivalents at beginning
     of year                                   1,743,102      2,917,670
                                               ---------     ----------
   Cash and cash equivalents at end of year     $932,432     $1,743,102
                                                ========      =========

   Supplemental disclosure of cash
    flow information

     Interest paid                              $183,624       $224,681
     Income taxes paid                          $920,000     $1,426,000


   Supplemental Schedule of Noncash Investing and Financing Activities:

   Effective August 31, 1994, the Company acquired Prestige Home Centers, Inc. through the issuance of 150,000 shares of the Company's common stock.

   On May 8, 1995, the Company acquired certain assets of two manufactured home retail sales centers in Florida by issuing 23,529 shares of common stock valued at $200,000.


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Notes to Consolidated Financial Statements
   November 4, 1995 and October 29, 1994

   1.  Reporting Entity and Significant Accounting Policies

       Operations

       The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiary, Prestige Insurance Services, Inc., an independent insurance agency (collectively, the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates twelve Florida retail sales centers in Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland, Lake City, Auburndale, Jacksonville, Brooksville and Inverness.

       All intercompany accounts and transactions of the Company and its wholly-owned subsidiary have been eliminated in consolidation.

       Fiscal Year

       The Company's fiscal year ends on the Saturday on or after October 31. Prior to 1995, the Company's fiscal year ended on the Saturday closest to October 31. The year ended November 4, 1995 consisted of a fifty-three week period and the year ended October 29, 1994 consisted of a fifty-two week period.

       Cash and Cash Equivalents

       The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents in the accompanying consolidated financial statements represent bank deposits.

       Inventories

       Inventories are carried at the lower of cost or market. Cost of finished home inventories is determined on the specific identification method. Other inventory costs are determined on a first-in, first-out basis.

       Property, Plant and Equipment

       Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Routine maintenance and repairs are charged to expense when incurred. Major replacements and improvements are capitalized.

       Goodwill

       Goodwill represents costs in excess of the fair value of net assets of businesses acquired and is amortized using the straight-line method over 15 years. The Company periodically reviews goodwill to assess recoverability. Impairment would be recognized if a permanent diminution in value were to occur.

       Revenue Recognition

       The Company recognizes revenue on the sale of a manufactured home when title transfers to an unrelated third party.

       Deferred Gain on Related Party Installment Sale

       Deferred gain on related party installment sale represents unrecognized gain associated with the sale of the Company's limited partnership interest in a manufactured housing community. Gain is recognized in the accompanying consolidated financial statements upon collection of the related note receivable.

       Deferred Gross Profit on Related Party Sales

       Gross profit on sales of manufactured homes to certain related parties is deferred until these manufactured homes are sold to unrelated third parties, at which point the gross profit is recognized as earnings in the accompanying consolidated financial statements.

       Warranty Costs

       Estimated costs related to product warranties are accrued as the manufactured homes are sold and are included in accrued expenses in the accompanying consolidated financial statements.

       Income Taxes

       The Company adopted Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes ("FAS 109") during the first quarter of fiscal 1994. The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Temporary differences that give rise to the Company's deferred tax assets and liabilities include allowance for bad debts, the accrual of certain expenses for financial reporting purposes which are not deductible for tax purposes, and the deferral of certain revenue for financial reporting purposes.

       Under provisions of FAS 109, the Company elected not to restate prior years' consolidated financial statements. The $580,000 cumulative effect of initial adoption on prior years' retained earnings has been included in the consolidated financial statements as the cumulative effect of a change in accounting principle.

       Treasury Stock

       Treasury stock is recorded at its cost to the Company and is presented as a reduction to stockholders' equity in the accompanying consolidated financial statements. Issuance of treasury stock is recorded using the weighted average cost of treasury shares held.

       Earnings Per Share

       Earnings per share information was retroactively restated to give effect to shares issued for the acquisition of Prestige. Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding used to present earnings per share data is as follows:

                                                    1994
       Weighted average number of shares
        outstanding before restatement         1,137,502

       Shares issued for acquisition
        (see Note 2)                             150,000
                                               ---------
       Weighted average number of
        shares outstanding as restated         1,287,502
                                               =========

       Dilution that could result from the exercise of certain stock options, as described in Note 9, would not have a material effect on earnings per share included in the accompanying consolidated financial statements.

       Concentration of Credit Risk

       The Company's customers are concentrated in the state of Florida. No single customer accounted for over 10% of the Company's sales.

       Reclassifications

       Certain amounts in the prior year consolidated financial statements have been reclassified to conform to current year presentation.

   2.  Acquisitions

       On May 8, 1995, the Company acquired two manufactured home retail sales centers in Florida in an asset acquisition by issuing 23,529 shares of common stock valued at $200,000. This transaction was
       accounted for using the purchase method of accounting.   Accordingly,
       the purchased assets and liabilities have been recorded at their estimated fair value at the date of acquisition. This treatment resulted in approximately $147,000 of cost in excess of net assets acquired, which is being amortized on a straight-line basis over 15 years. The results of operations of the acquired businesses have been included in the consolidated financial statements since the date of acquisition.

       Effective August 31, 1994, Nobility acquired Prestige Home Centers, Inc. The acquisition was financed through the issuance of 150,000 shares of Nobility's common stock and was accounted for in a manner similar to the pooling-of-interests method. Accordingly, all financial information for prior periods were restated to include the results of Prestige. The consolidated financial information contains all material adjustments needed to conform the accounting policies of Prestige to that of Nobility. All intercompany transactions have been eliminated.

       Separate company operating results for the year ended October 29, 1994 are summarized as follows:

                                                    1994
         Net sales:
           Nobility                          $17,356,961
           Prestige                           17,429,718
           Intercompany sales                (11,704,288)
                                              ----------
         Consolidated net sales              $23,082,391
                                              ==========
         Net income:
           Nobility                           $1,595,780
           Prestige                              173,396
                                               ---------
         Consolidated net income              $1,769,176
                                               =========

   3.  Related Party Transactions

       Affiliated Entities

       The President, Chairman of the Board of Directors, and 49% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities throughout Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interest in each of these limited partnerships. The TLT Communities purchased manufactured homes from the Company during fiscal 1995 and fiscal 1994.

       Terms of Sales to Related Parties

       The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 15 and 180 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company sells manufactured homes to the TLT Communities under terms which, in some cases, do not require payment to the Company until such time as TLT Communities receives proceeds from the manufactured home, either through sale to an unrelated third party or floor plan financing. As discussed in Note 1, the Company defers gross profits on sales to these related parties until such time as the manufactured homes are sold to unrelated third parties.

       Accounting Services

       The Company provides certain accounting services for TLT, Inc. and the TLT Communities at no charge in return for exclusive sales rights at these communities.

       Banking Relationship

       The President of the Company and the President of Prestige are directors of the bank which served as the Company's depository institution. At October 29, 1994, the Company had deposits with the bank totaling approximately $1,893,000. There were no investments with this institution during 1994.

       The Company changed its primary depository relationship to an unrelated bank during 1995.

       Volume Rebate Program

       The Company has a volume rebate program which pays rebates based upon sales volume. Volume rebates are used to reduce sales in the accompanying financial statements. Volume rebates for the TLT Communities amounted to $91,000 in 1995 and $97,000 in 1994.

       Sales to Other Affiliated Companies

       The Company sells manufactured homes to customers that are controlled by an outside director of the Company. These sales are classified as related party transactions in the accompanying financial statements. The director resigned during fiscal year 1995.

       Sales and Deferred Gross Profit/Gain from Related Parties

       The following summarizes the portion of the Company's net sales and deferred gross profit/gain for the years ended November 4, 1995 and October 29, 1994 resulting from related party transactions:

                                 1995                      1994
                          Net          Deferred      Net         Deferred
                          Sales        Profit/Gain   Sales       Profit/Gain

   TLT, Inc. and
    TLT Communities       $1,280,109    $124,695   $1,395,207     $84,633
   Entities controlled
    by outside director      406,023       --         477,379        --
   Sale of limited
    partnership                --          --           --        348,884
                          ----------    --------   ----------    --------
                          $1,686,132    $124,695   $1,872,586    $433,517
                          ==========    ========   ==========    ========

       Note Receivable from Related Party Installment Sale

       In 1990, the Company accepted a note receivable for an installment sale of its interest in a limited partnership to Marathon II, a limited partnership owned 100% by the President. The note which is collateralized by the limited partnership interest sold by the Company, bears interest at 10% and is payable annually. The note was due in October 1995. The outstanding balance at October 29, 1994 totaled $297,584 and was paid in full during fiscal year 1995.

       Notes Receivable from Related Parties

       Beginning in 1990, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. As of November 4, 1995 and October 29, 1994, advances amounted to $1,919,000. These advances are non-interest bearing and have been fully reserved for since 1991. No additional amounts have been advanced for working capital needs since 1993.

       During 1994, the Company loaned TLT, Inc. $862,500 at a 10% interest rate, secured by assignment of a note and mortgage. TLT, Inc. repaid this entire amount during 1994 after it was outstanding for approximately 5 weeks.

       Receivable from President for Life Insurance Premiums

       The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 at November 4, 1995. These policies insure the President and name a trust established for the President's family as beneficiary. The cumulative premiums advanced under this arrangement amounted to $478,600 at November 4, 1995 and $458,600 at October 29, 1994. The advances are non-interest bearing. Net cash surrender value at November 4, 1995 of approximately $563,000 was pledged to the Company as security for advances under this arrangement.

       Note Payable to Stockholders

       In September 1993 prior to the Prestige merger with the Company, Prestige borrowed $300,000 under a promissory note from the two primary shareholders of the Company. Proceeds of this borrowing were used to provide working capital. The promissory note was renewed in June 1994, and the payment terms were extended to September 1996. The note had an annual interest rate of 8%, with interest and principal payable quarterly. The note was paid in full during fiscal year 1995.

   4.  Inventories

       Inventories at November 4, 1995 and October 29, 1994 are summarized as follows:

                                                    1995           1994
       Raw materials                            $530,061       $534,292
       Work-in-process                            73,068         58,842
       Finished homes                          5,366,658      3,416,878
       Pre-owned manufactured homes              292,374        279,627
       Model home furniture                      523,998        314,660
                                               ---------     ----------
                                              $6,786,159     $4,604,299
                                              ==========      =========

   5.  Property, Plant and Equipment

       Property, plant and equipment along with their estimated useful lives and related accumulated depreciation as of November 4, 1995 and October 29, 1994 is summarized as follows:

                                      Range
                                   of Lives
                                   in Years         1995           1994

       Land                            --       $286,639       $286,639
       Land and leasehold
        improvements                  10-20      186,751        182,437
       Buildings and improvements     15-40    1,054,374      1,022,454
       Machinery and equipment         3-10      533,997        402,837
       Furniture and fixtures          3-10      201,637        189,567
                                               ---------     ----------
                                               2,263,398      2,083,934
       Less accumulated depreciation          (1,269,022)    (1,154,161)
                                              ----------     ----------
                                                $994,376       $929,773
                                                ========        =======

       Depreciation expense totaled $114,900 and $104,600 for fiscal years 1995 and 1994, respectively.
   6.  Income Taxes

       The provision for income taxes for the years ended November 4, 1995 and October 29, 1994 consists of the following:

                                                    1995           1994
       Current tax expense:
         Federal                                $843,000       $592,000
         State                                   150,000         98,000
                                                 -------        -------
                                                 993,000        690,000
       Deferred tax expense:
         Federal                                  99,000         80,000
                                               ---------        -------
         Provision for income taxes           $1,092,000       $770,000
                                               =========        =======

       The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 4, 1995 and October 29, 1994.

                                                  1995           1994
       Provision - federal statutory
        tax rate                              $1,328,000       $666,000
       Increase (decrease) resulting from:
         State taxes, net of federal
          tax benefit                             99,000         71,000
         Permanent differences:
           Proceeds from officers life
            insurance                           (340,000)
           Other                                   5,000         33,000
                                               ---------        -------
         Provision for income taxes           $1,092,000       $770,000
                                               =========        =======

       The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and deferred tax liabilities are as follows (these numbers are shown net of tax):

                                                    1995           1994
       Gross deferred tax assets:
         Allowance for doubtful accounts        $740,000       $740,000
         Deferred gain on related party
          installment sale                          --           19,300
         Deferred gross profit on related
          party sales                             47,000         98,000
         Accrued expenses                         66,200         87,500
         Reserve for warranty expense             39,500         39,500
                                                 -------        -------
                                                $892,700       $984,300
                                                 =======        =======
         Gross deferred tax liabilities:
           Depreciation                         $(44,000)      $(33,000)
           Accrued expenses                       (1,695)        (5,570)
                                                 -------        -------
                                                $(45,695)      $(38,570)

       No provision for a valuation reserve was provided for the deferred tax assets because the Company believes there is sufficient income in carryback years to absorb the deferred asset. Due to a change in estimate regarding the allowance for doubtful accounts, the deferred tax asset was classified noncurrent as of November 4, 1995 because most of the temporary differences creating this asset will not reverse within the subsequent year.

   7.  Life Insurance Policies

       The Company owns certain life insurance policies with a face value of approximately $960,000 at November 4, 1995. These policies insure the President of the Company and name the Company as beneficiary. The accompanying consolidated financial statements include the cash surrender value of these policies as a noncurrent asset in the amount of $867,000 and $770,000 as of November 4, 1995 and October 29, 1994,
       respectively.

       The Company has loans outstanding against the cash surrender value of these policies totaling $652,000 and $621,000 as of November 4, 1995 and October 29, 1994, respectively. The loans bear interest at an annual rate between 5% and 6%. Under terms of the loans, unpaid interest is added to the note balance. There are no specific terms of repayment on these notes, and the borrowings are not to exceed a certain dollar limit as established in the related policies.

       The Company received $1,000,000 from the proceeds of a life insurance policy on the former President of Prestige who died during fiscal 1995. This amount has been included as a component of other income in the accompanying consolidated statement of income.

   8.  Financing Agreements

       Revolving Credit Facility

       The Company maintains a Revolving Credit Agreement (the "Agreement") with a bank which provides for borrowings up to $2,500,000. The Agreement is effective through April 1996 and provides for interest at LIBOR plus 2.5% (7.6875% at November 4, 1995) on the outstanding balance. There are no commitment fees or compensating balance arrangements associated with the Agreement.

       At November 4, 1995, borrowings outstanding under the Agreement totaled $919,000. This amount has been netted against cash and cash equivalents in the consolidated balance sheet due to the legal right of offset established by a Cash Management Agreement with the bank. The outstanding advance was repaid on the first business day of fiscal year 1996. Interest expense under the line of credit was approximately $19,800 for 1995.
       Floor Plan Financing

       The Company has floor plan arrangements with certain finance companies to finance a portion of its inventory. Amounts are borrowed on individual manufactured homes up to the invoice price. These loans bear interest at annual rates up to 1.50% above the prime interest rate, with interest payable monthly, and are secured by the related manufactured home. These loans are due at the earlier of the sale of the manufactured home to retail customers or various terms which range from 360 days to 540 days.

       Amounts outstanding under these arrangements totaled $1,553,600 at October 29, 1994. There were no amounts outstanding at November 4, 1995. The Company incurred interest expense under these arrangements of approximately $163,000 and $205,000 in 1995 and 1994, respectively.

   9.  Stockholders' Equity

       The authorized preferred stock of the Company may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock.

       During 1993, the Company issued certain stock options to an investor
       relations consultant.   The options are to purchase 20,000 common
       shares at an exercise price of $5.00 for 5,000 shares and $7.00 for the remaining 15,000 shares. As of November 4, 1995, these options are exercisable and remain outstanding. The accompanying consolidated financial statements include no corresponding charge for the issuance of these options as the exercise price of these options exceeded the market value of the stock at the time of issuance.

       During 1995 and 1994, the Company purchased 19,600 and 12,000 shares of its common stock at an average cost of $8.12 and $9.00, respectively. These purchases are included in treasury stock in the accompanying consolidated financial statements.

   10.   Advertising

       Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to $422,400 and $340,800 for 1995 and 1994, respectively.

   11.   Significant Fourth Quarter Adjustment

       The Company recorded an adjustment in the fourth quarter of 1995 to defer gross profit on certain intercompany and related party sales, primarily due to additional inventory at new retail sales centers. The adjustment amounted to approximately $322,000 and represented a charge to the earnings of the Company. This adjustment impacts all quarters previously presented by the Company for fiscal year 1995.

   12.   Commitments and Contingent Liabilities

       Leases - Operating

       The Company leases the property for the Prestige retail sales centers under various operating lease agreements expiring through September 1999. The Company also leases certain equipment under operating leases. Total lease expense amounted to approximately $360,000 and $241,000 in 1995 and 1994, respectively.

       Future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year at November 4, 1995 are as follows:

           Year
           1996                    $175,000
           1997                     106,000
           1998                      91,000
           1999                      51,000
                                   --------
              Total                $423,000
                                   ========

       Repurchase Agreements

       The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $781,000 and $273,000 at November 4, 1995 and October 29, 1994,
       respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in 1995 or 1994.

       Other Contingent Liabilities

       Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, any related liabilities that might arise would not have a material adverse effect on the Company's consolidated financial statements.

   13.   Subsequent Events

       Three-for-Two Stock Split (Unaudited)

       On November 7, 1995, the Company declared a three-for-two stock split in the form of a stock dividend, payable on January 31, 1996 to shareholders of record as of December 22, 1995. The information is labeled unaudited because this transaction has not been consummated, and the number of shares which will be issued cannot be verified. Accordingly, no adjustments have been made to the consolidated financial statements. The pro forma effect on weighted average shares outstanding and the consolidated balance sheets is as follows:

                                                   Unaudited
                                               1995           1994
     Weighted average shares
      outstanding                         1,279,950      1,287,502
     Shares issued for stock split          641,215        641,215
                                          ---------      ---------
     Weighted average shares
      outstanding, as restated            1,921,165      1,928,717
                                          =========      =========
     Pro forma stockholders' equity
       Common stock                        $238,948       $236,595
       Additional paid-in-capital         2,068,446      1,870,799
       Retained earnings                  8,851,799      5,894,361
       Treasury stock                    (1,680,067)    (1,520,880)
                                         ----------     ----------
       Total stockholders' equity        $9,479,126     $6,480,875
                                          =========      =========

       Acquisition

       On November 22, 1995, the Company acquired three manufactured home retail sales centers in Florida in an asset acquisition by issuing 18,000 shares of common stock valued at $252,000. This transaction will be accounted for using the purchase method of accounting.