Form 10-K, Exhibit 13
period 1996-11-02
NOBILITY HOMES INC
filed 1997-01-21
CIK 72205

Report of Independent Certified Public Accountants


   To the Board of Directors and
   Stockholders of Nobility Homes, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiary at November 2, 1996 and November 4, 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 2, 1996 in conformity with generally accepted accounting principles.
   These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109 in 1994.






   Price Waterhouse LLP
   Orlando, Florida
   December 30, 1996

   Nobility Homes, Inc.

   Consolidated Balance Sheets
   November 2, 1996 and November 4, 1995

                                                      1996            1995
        Assets

   Current assets:
     Cash and cash equivalents                  $  2,049,184     $   932,432
     Accounts receivable                             642,626         544,620
     Accounts receivable - trade, from
      related parties                                350,379         956,037
     Inventories                                   7,820,908       6,786,159
     Deferred income taxes - current                 145,400         152,700
     Other current assets                            368,466         342,702
                                                   ---------       ---------

        Total current assets                      11,376,963       9,714,650

   Property, plant and equipment, net              1,166,429         994,376
   Deferred income taxes - noncurrent                707,200         694,305
   Other assets                                    1,620,046       1,493,084
                                                  ----------      ----------
        Total assets                            $ 14,870,638     $12,896,415
                                                  ==========      ==========

        Liabilities and Stockholders' Equity

   Current liabilities:
     Accounts payable                           $  1,368,168     $ 1,453,823
     Accrued expenses                                692,737         866,499
     Other current liabilities                       553,477         437,899
                                                  ----------      ----------
        Total current liabilities                  2,614,382       2,758,221

   Notes payable - cash surrender value of
     life insurance                                    -             652,424
   Note payable after one year                         -               6,644
                                                  ----------      ----------
        Total liabilities                          2,614,382       3,417,289
                                                  ----------      ----------

   Stockholders' equity:
     Preferred stock, $.10 par value, 500,000
        shares authorized, none issued                 -               -
     Common stock, $.10 par value, 4,000,000
        shares authorized, 3,436,790 and
        3,351,306 shares issued in 1996 and
        1995, respectively                           343,679         335,130
     Additional paid-in capital                    2,345,715       1,972,264
     Retained earnings                            11,246,929       8,851,799
     Less treasury stock at cost, 465,836
        shares in 1996 and 1995                   (1,680,067)     (1,680,067)
                                                  ----------      ----------
        Total stockholders' equity                12,256,256       9,479,126
                                                  ----------      ----------

   Commitments and contingent liabilities
     (Note 13)                                         -               -
                                                  ----------      ----------

        Total liabilities and
          stockholders' equity                  $ 14,870,638     $12,896,415
                                                  ==========      ==========


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Income
   For the years ended November 2, 1996, November 4, 1995 and
   October 29, 1994

                                      1996           1995           1994
   Net sales                      $35,738,608    $29,119,703    $21,209,805
   Net sales - related parties        716,587      1,686,132      1,872,586
                                   ----------     ----------     ----------
        Total net sales            36,455,195     30,805,835     23,082,391

   Less cost of goods sold        (27,159,157)   (23,584,591)   (17,997,513)
                                   ----------     ----------     ----------
        Gross profit                9,296,038      7,221,244      5,084,878

   Selling, general and
     administrative expenses       (5,456,774)    (4,348,797)    (3,295,053)
   Interest expense on floor
     plan financing                     -           (162,752)      (204,697)
                                   ----------     ----------     ----------
        Operating income            3,839,264      2,709,695      1,585,128
   Other income (expense):
     Life insurance proceeds            -          1,000,000          -
     Gain on sale of idle facility      -              -            231,327
     Gain on related party
        installment sale                -            348,884        162,530
     Interest income                   19,544         33,842         81,308
     Interest expense                 (62,849)       (72,172)       (53,567)
     Miscellaneous income
        (expense)                      90,171         29,189        (47,550)
                                   ----------     ----------     ----------
                                       46,866      1,339,743        374,048
                                   ----------     ----------     ----------
   Income before provision for
     income taxes and cumulative
     effect                         3,886,130      4,049,438      1,959,176

   Less provision for income taxes (1,491,000)    (1,092,000)      (770,000)
                                   ----------     ----------     ----------
   Income before cumulative effect  2,395,130      2,957,438      1,189,176
   Cumulative effect of change to
     FAS 109                            -              -            580,000
                                   ----------     ----------     ----------
        Net income                 $2,395,130     $2,957,438    $ 1,769,176
                                   ==========     ==========     ==========
   Weighted average shares
     outstanding                    2,961,970      2,882,990      2,896,879

   Earnings per share
     Income before cumulative
        effect                     $      .81     $     1.03    $       .41
     Cumulative effect                  -             -                 .20
                                   ----------     ----------     ----------
        Net income                 $      .81     $     1.03    $       .61
                                   ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Changes in Stockholders' Equity
   For the years ended November 2, 1996, November 4, 1995 and
   October 29, 1994

                                                Additional
                                   Common         Paid-in      Retained        Treasury
                                   Stock          Capital      Earnings          Stock         Total

   Balance at October 30, 1993   $   172,473   $  1,934,921    $ 4,125,185    $(1,412,880)   $ 4,819,699

     Treasury stock purchased
      (12,000 shares)                                                            (108,000)      (108,000)

     Net income                                                  1,769,176                     1,769,176
                                  ----------     ----------     ----------     ----------     ----------
   Balance at October 29, 1994       172,473      1,934,921      5,894,361     (1,520,880)     6,480,875

     Common stock issued for
      acquisition of retail
      centers (23,529 shares)          2,353        197,647                                      200,000

     Treasury stock purchased
       (19,600 shares)                                                           (159,187)      (159,187)

     Stock split,
      three-for-two, effective
      December 22, 1995               64,122        (64,122)                        -              -

     Stock split,
      three-for-two, effective
      July 26, 1996                   96,182        (96,182)                        -              -

     Net income                                                  2,957,438                     2,957,438
                                  ----------     ----------     ----------     ----------     ----------
   Balance at November 4, 1995       335,130      1,972,264      8,851,799     (1,680,067)     9,479,126

     Common stock issued for
      acquisition of retail
      centers (18,000 shares)          1,800        250,200                                      252,000

     Stock options exercised
      (5,000 shares at $5.00 per
      share and 15,000 shares at
      $7.00 per share)                 2,000        128,000                                      130,000

     Stock split,
      three-for-two, effective
      December 22, 1995                1,900         (1,900)                                        -

     Stock split,
      three-for-two, effective
      July 26, 1996                    2,849         (2,849)                                        -

     Net income                                                  2,395,130                     2,395,130
                                  ----------     ----------     ----------     ----------     ----------
   Balance at November 2, 1996   $   343,679   $  2,345,715    $11,246,929    $(1,680,067)   $12,256,256
                                  ==========     ==========     ==========     ==========     ==========


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Cash Flows
   For the years ended November 2, 1996, November 4, 1995 and
   October 29, 1994

                                           1996         1995         1994

   Cash flows from operating
    activities:
     Net income                       $ 2,395,130  $ 2,957,438  $ 1,769,176

     Adjustments to reconcile net
      income to net cash flows
      provided by (used in)
      operating activities:
       Depreciation and amortization      144,519      114,861      104,569
       Gain on sale of idle facility        -            -         (231,327)
       Gain on related party
        installment sale                    -         (348,884)    (162,530)
       Deferred income taxes                7,300      945,730     (945,730)
       Deferred income taxes -
        noncurrent                        (12,895)    (847,005)     445,730
       (Increase) decrease in:
         Accounts receivable - trade      (77,935)    (165,737)    (115,282)
         Accounts receivable - trade,
          from related parties            605,658     (164,026)     136,453
         Inventories                     (939,776)  (2,145,476)    (565,142)
         Other current assets             (25,654)      74,593     (271,808)
       Increase (decrease) in:
         Accounts payable                 (85,655)     360,649      214,364
         Accrued expenses                (173,762)     227,834       28,150
         Other current liabilities        115,578      108,320     (619,385)
                                       ----------   ----------   ----------
           Net cash flows provided
            by (used in) operating
            activities                  1,952,508    1,118,297     (212,762)
                                       ----------   ----------   ----------
   Cash flows from investing
    activities:
     Purchase of investments                -            -       (3,000,000)
     Maturity of investments                -            -        3,040,000
     Purchase of plant and equipment     (239,039)    (163,204)     (96,446)
     Proceeds from sale of property
      and equipment                         -            -          323,670
     Issuance of notes receivable         (25,778)       -          (47,500)
     Collections of notes receivable       25,668       17,605       14,649
     Collections of note receivable
      from related party installment
      sale                                  -          297,584      120,558
     Issuance of note receivable
      from related party                    -            -         (862,500)
     Collections of notes receivables
      from related parties                  -            -          965,500
     Increase in receivables from
      Officers for life insurance
      premiums                            (19,975)     (19,975)     (19,975)
     Increase in cash surrender
      value of life insurance             (47,564)     (97,062)     (87,447)

         Net cash flows (used in)
          provided by investing
          activities                     (306,688)      34,948      350,509
                                       ----------   ----------    ---------

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Cash Flows
   For the years ended November 2, 1996, November 4, 1995 and
   October 29, 1994

                                           1996         1995         1994
   Cash flows from financing
    activities:
     Decrease in floor plan
      financing                       $     -      $(1,553,602) $(1,185,847)
     Principal payments on note
      payable to stockholders               -         (266,666)     (43,334)
     Additions to notes payable -
      cash surrender value of
      life insurance                       24,929       31,459       30,917
     Principal payments on notes
      payable                            (683,997)     (15,919)     (14,051)
     Additions to notes payable             -            -            8,000
     Proceeds from exercise of
      stock options                       130,000        -            -
     Purchase of treasury stock             -         (159,187)    (108,000)
                                       ----------   ----------   ----------
       Net cash flows used in
        financing activities             (529,068)  (1,963,915)  (1,312,315)
                                       ----------   ----------   ----------
   Increase (decrease) in cash and
    cash equivalents                    1,116,752     (810,670)  (1,174,568)

   Cash and cash equivalents at
    beginning of year                     932,432    1,743,102    2,917,670
                                       ----------   ----------   ----------
   Cash and cash equivalents at
    end of year                       $ 2,049,184  $   932,432  $ 1,743,102
                                       ==========   ==========   ==========
   Supplemental disclosure of
    cash flow information

     Interest paid                    $    50,839  $   183,624  $   224,682
                                       ==========   ==========   ==========
     Income taxes paid                $ 1,200,000  $   920,000  $ 1,426,000
                                       ==========   ==========   ==========

   Nobility Homes, Inc.

   Notes to Consolidated Financial Statements
   November 2, 1996 and November 4, 1995


   1.  Reporting Entity and Significant Accounting Policies

       Operations

       The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiary, Prestige Insurance Services, Inc., an independent insurance agency (collectively the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships including their own retail sales centers and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates fifteen Florida retail sales centers in Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland (2), Lake City, Auburndale, Jacksonville, Brooksville, Inverness, Tavares and Perry.

       All intercompany accounts and transactions of Nobility and its wholly-owned subsidiary have been eliminated in consolidation.

       Fiscal Year

       The Company's fiscal year ends on the first Saturday on or after October 31. Prior to 1995, the Company's fiscal year ended on the Saturday closest to October 31. The years ended November 2, 1996 and November 4, 1995 consisted of a fifty-three week period and the year ended October 29, 1994 consisted of a fifty-two week period.

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

       Other Assets

       Other assets includes Receivables from Officers for Life Insurance Premiums, Cash Surrender Value of Life Insurance (see Note 4) and Goodwill. Goodwill represents costs in excess of the fair value of net assets of businesses acquired and is amortized using the straight-line method over 15 years. The Company periodically reviews goodwill to assess recoverability. An impairment would be recognized if a permanent diminution in value were to occur.

       Revenue Recognition

       The Company recognizes revenue on the sale of a manufactured home when title transfers to an unrelated third party.

       Gain on Related Party Installment Sale

       Gain on related party installment sale represents gain associated with the sale of the Company's limited partnership interest in a manufactured housing community. The final amount recognized upon collection of the related note receivable appears in the fiscal 1995 consolidated financial statements.

       Other Current Liabilities

       Other current liabilities primarily includes customer deposits of approximately $451,000 and $312,000 and deferred gross profit on related party sales of approximately $58,000 and $125,000, as of November 2, 1996 and November 4, 1995, respectively. Gross profit on sales of manufactured homes to certain related parties is deferred until these manufactured homes are sold to unrelated third parties, at which point the gross profit is recognized as earnings in the accompanying consolidated financial statements.

       Warranty Costs

       Estimated costs related to product warranties are accrued as the manufactured homes are sold and are included in accrued expenses in the accompanying consolidated financial statements.

       Income Taxes

       The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109) during the first quarter of fiscal 1994. Under provisions of FAS 109, the Company elected not to restate prior years' consolidated financial statements. The $580,000 cumulative effect of initial adoption on prior years' retained earnings has been included in the 1994 consolidated financial statements as the cumulative effect of a change in accounting principle.

       FAS 109 requires the recognition of deferred taxes for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Temporary differences that give rise to the Company's deferred tax assets and liabilities relate primarily to the allowance for doubtful accounts.

       Treasury Stock

       Treasury stock is recorded at its cost to the Company and is presented as a reduction to stockholders' equity in the accompanying consolidated financial statements.

       Earnings Per Share

       Earnings per share information was retroactively restated to give effect to the stock splits as discussed in Note 14. Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period.

       Concentration of Credit Risk

       The Company's customers are concentrated in the State of Florida. No single customer accounted for over 10% of the Company's sales.

       Fair Value of Financial Instruments

       The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of those instruments. The fair value of the revolving line of credit, revolving credit agreement and floor plan financing is assumed to approximate the recorded value because there have not been any significant changes in market conditions or specific circumstances since the instruments were originally recorded.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Long-Lived Assets

       In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121). FAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

       FAS 121 is effective for fiscal years beginning after December 15, 1995. Management believes there will be no impact on the Company's consolidated financial statements if FAS 121 were adopted currently.

       Reclassifications

       Certain amounts in the prior year consolidated financial statements have been reclassified to conform to current year presentation.


   2.  Acquisitions

       On November 22, 1995, the Company acquired three manufactured home retail sales centers in Florida in an asset acquisition by issuing 18,000 shares of common stock valued at $252,000. On May 8, 1995, the Company acquired two manufactured home retail sales centers in Florida in an asset acquisition by issuing 23,529 shares of common stock valued at $200,000. Both transactions were accounted for using the purchase method of accounting. The purchased assets were recorded at the estimated fair value at the date of acquisition. Approximately $74,000 and $147,000 of goodwill was recorded for each acquisition, respectively, which is being amortized on a straight-line basis over 15 years. The results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition.


   3.  Related Party Transactions

       Affiliated Entities

       The President, Chairman of the Board of Directors and 49% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities in Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interest in each of these limited partnerships. The TLT Communities purchased manufactured homes exclusively from the Company during fiscal 1996, 1995 and 1994.

       Terms of Sales to Related Parties

       The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 15 and 180 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. As discussed in
       Note 1, the Company defers gross profits on sales to TLT Communities, a related party, until such time as the manufactured homes are sold to a retail buyer.

       Accounting Services

       The Company provides certain accounting services for TLT, Inc. and the TLT Communities at no charge in return for exclusive sales rights at these communities.

       Volume Rebate Program

       The Company has a volume rebate program for all dealers which pays rebates based upon sales volume. Volume rebates are recorded as a reduction of sales in the accompanying financial statements. Volume rebates for the TLT Communities amounted to $28,000 in 1996, $91,000 in 1995 and $97,000 in 1994.

       Net Sales and Deferred Gross Profit

       The following summarizes the portion of the Company's net sales and deferred gross profit for the years ended November 2, 1996, November 4, 1995 and October 29, 1994 resulting from related party transactions:

                                    1996                 1995                   1994
                                Net     Deferred     Net      Deferred     Net        Deferred
                               Sales     Profit     Sales      Profit     Sales        Profit

     TLT, Inc. and TLT
      Communities            $716,587   $58,000  $1,280,109   $124,695  $1,395,207     $84,633


       Notes Receivable from Related Parties

       Beginning in 1990, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. As of November 2, 1996 and November 4, 1995, advances amounted to $1,919,000. These advances are non-interest bearing and have been fully reserved since 1991. No additional amounts have been advanced for working capital needs since 1993.

       Receivable from Officers for Life Insurance Premiums

       The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 at November 2, 1996 and November 4, 1995. Commencing in fiscal year 1996, the Company paid premiums for the Executive Vice President on a split-dollar life insurance policy with a face value of $1,200,000 at November 2, 1996. These policies insure the President and the Executive Vice President and name their respective families as beneficiary. The cumulative premiums advanced under this arrangement amounted to $498,560 at November 2, 1996 and $478,585 at November 4, 1995. The advances are non-interest bearing. Net cash surrender value at November 2, 1996 of approximately $591,700 and approximately $563,000 at November 4, 1995 was pledged to the Company as security for advances under this arrangement.


   4.  Other Assets

       Other assets at November 2, 1996 and November 4, 1995 are comprised of the following:

                                                    1996           1995
       Goodwill                                 $206,779       $147,356
       Receivables from Officers for
        life insurance premiums                  498,560        478,585
       Cash surrender value of
        life insurance                           914,707        867,143
                                               ---------      ---------
                                              $1,620,046     $1,493,084
                                               =========      =========

   5.  Inventories

       Inventories at November 2, 1996 and November 4, 1995 are summarized as follows:

                                                    1996           1995

       Raw materials                            $554,255       $530,061
       Work-in-process                            95,279         73,068
       Finished homes                          6,302,097      5,366,658
       Pre-owned manufactured homes              311,133        292,374
       Model home furniture                      558,144        523,998
                                               ---------      ---------
                                              $7,820,908     $6,786,159
                                               =========      =========

       The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

   6.  Property, Plant and Equipment

       Property, plant and equipment along with their estimated useful lives and related accumulated depreciation as of November 2, 1996 and November 4, 1995 is summarized as follows:

                                          Range
                                         of Lives
                                         in Years       1996         1995

        Land                                -        $   286,639  $   286,639
        Land and leasehold improvements   10-20          214,133      186,751
        Buildings and improvements        15-40        1,221,332    1,054,374
        Machinery and equipment            3-10          477,870      533,997
        Furniture and fixtures             3-10          243,325      201,637
                                                      ----------   ----------
                                                       2,443,299    2,263,398
        Less accumulated depreciation                 (1,276,870)  (1,269,022)
                                                      ----------   ----------
                                                     $ 1,166,429  $   994,376
                                                      ==========   ==========

       Depreciation expense totaled $129,700, $114,900 and $104,600 for fiscal 1996, 1995 and 1994, respectively.


   7.  Income Taxes

       The provision for income taxes for the years ended November 2, 1996, November 4, 1995 and October 29, 1994 consists of the following:

                                        1996             1995         1994
        Current tax expense:

          Federal                  $  1,282,000   $    843,000    $   592,000
          State                         215,000        150,000         98,000
                                    -----------     ----------     ----------
                                      1,497,000        993,000        690,000
        Deferred tax expense:

          Federal                        (6,000)        99,000         80,000
                                    -----------     ----------     ----------
          Provision for income
           taxes                   $  1,491,000   $  1,092,000    $   770,000
                                    ===========     ==========     ==========

        The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 2, 1996, November 4, 1995 and October 29, 1994.

                                           1996           1995           1994

        Provision - federal
         statutory tax rate        $  1,331,000   $  1,328,000    $   666,000
        Increase (decrease)
         resulting from:
          State taxes, net of
           federal tax benefit          131,000         99,000         71,000
          Permanent differences:
           Proceeds from officers
            life insurance                -           (340,000)         -
           Other                         29,000          5,000         33,000
                                    -----------   ------------     ----------
          Provision for income
           taxes                   $  1,491,000   $  1,092,000    $   770,000
                                    ===========   ============     ==========

        The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and deferred tax liabilities are as follows (these numbers are shown net of tax):

                                                         1996          1995
        Gross deferred tax assets:
          Allowance for doubtful accounts        $    722,000   $   740,000
          Deferred gross profit on related
           party sales                                 22,000        47,000
          Accrued expenses                             83,900        66,200
          Reserve for warranty expense                 39,500        39,500
                                                   ----------    ----------
             Total deferred tax assets                867,400       892,700
                                                   ----------    ----------
          Gross deferred tax liabilities:
           Depreciation                               (14,800)      (44,000)
           Accrued expenses                             -            (1,695)
                                                   ----------    ----------
             Total deferred tax liabilities           (14,800)      (45,695)
                                                   ----------    ----------
             Net deferred tax asset              $    852,600   $   847,005
                                                   ==========    ==========

        The Company believes that, based upon the lengthy and consistent history of profitable operations, it is probable that the net deferred tax assets of $852,600 at November 2, 1996 will be realized on future tax returns, primarily from the generation of future taxable income.

   8.  Life Insurance Policies

        The Company owns certain life insurance policies with a total face value of approximately $960,000 at November 2, 1996 and November 4, 1995. These policies insure the President of the Company and name the Company as beneficiary. The accompanying consolidated financial statements include the cash surrender value of these policies as a noncurrent other asset in the amount of $914,707, and $867,143 as of November 2, 1996 and November 4, 1995, respectively.

        The Company had loans outstanding against the cash surrender value of these policies totaling $652,000 as of November 4, 1995. In July 1996, the Company paid in full loans outstanding against the cash surrender value of the life insurance policies.

        The Company received $1,000,000 from the proceeds of a life insurance policy on the former President of Prestige who died during fiscal 1995. This amount has been included as a component of other income in the accompanying consolidated statement of income.


   9.  Financing Agreements

        Revolving Line of Credit

        On July 17, 1996, the Company entered into a revolving line of credit agreement ("line of credit") with a bank which provides for borrowings up to $1,500,000. The line of credit is payable on demand and provides for monthly interest on the outstanding balance at the 30-day LIBOR rate plus 2.25% (7.75% at November 2, 1996).
        The line of credit is due on demand and includes certain restrictive covenants relating to tangible net worth, minimum levels of working capital and acquiring new debt.

        Revolving Credit Agreement

        The Company also maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings up to $2,500,000. The Agreement expires on demand and provides for interest at the annual LIBOR rate plus 2.5% (8.21% at November 2, 1996) on the outstanding balance.

        As of November 4, 1995, borrowings outstanding under the Agreement totaled $919,000. This amount has been netted against cash and cash equivalents in the consolidated balance sheet due to the legal right of offset established by a Cash Management Agreement with the bank. The outstanding advance was repaid on the first business day of fiscal year 1996. Interest expense under the Agreement was approximately $26,000 and $19,800 for 1996 and 1995, respectively.

        There are no commitment fees or compensating balance arrangements associated with the line of credit or the Agreement. At November 2, 1996 there were no borrowings outstanding under either credit facility.

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

        Amounts outstanding under these arrangements totaled $1,553,600 at October 29, 1994. There were no amounts outstanding at November 2, 1996 or November 4, 1995. The Company incurred interest expense under these arrangements of approximately $163,000 and $205,000 in 1995 and 1994, respectively.


   10. Stockholders' Equity

        Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock.

        On December 18, 1995, an investor relations consultant exercised certain stock options granted in February 1993 to purchase 20,000 shares of common stock. The shares were purchased at an exercise price of $5.00 per share for 5,000 shares and $7.00 per share for the remaining 15,000 shares.


   11. Advertising

        Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to $568,300, $422,400 and $340,800 for fiscal 1996, 1995 and 1994, respectively.


   12. Significant Fourth Quarter Adjustment

        The Company recorded an adjustment in the fourth quarter of 1995 to defer gross profit on certain intercompany and related party sales, primarily due to additional inventory at new retail sales centers. The adjustment amounted to approximately $322,000 and represented a charge to the earnings of the Company. This adjustment impacts all quarters previously presented by the Company for fiscal 1995.


   13. Commitments and Contingent Liabilities

        Leases - Operating

        The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through September 1999. The Company also leases certain equipment under operating leases. Total lease expense amounted to approximately $413,000, $360,000 and $241,000 in fiscal 1996, 1995 and 1994, respectively.

        Future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year at November 2, 1996 are as follows:

           Year

           1997                    $    140,540
           1998                          97,282
           1999                          50,510
                                      ---------
             Total                 $    288,332
                                      =========

        Repurchase Agreements

        The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $1,270,000, $781,000 and $273,000 at November 2, 1996,
        November 4, 1995 and October 29, 1994, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in 1996, 1995 or 1994.


        Other Contingent Liabilities

        Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, any related liabilities that might arise would not have a material adverse effect on the Company's financial position or results of operations.


   14. Stock Splits

        On November 7, 1995 and July 9, 1996, the Company declared a three-for-two stock split in the form of a stock dividend, payable on January 31, 1996 and August 16, 1996 to stockholders of record as of December 22, 1995 and July 26, 1996, respectively. Fiscal 1995 stockholders' equity has been restated to give retroactive recognition to the stock splits in prior periods by reclassifying from additional paid-in-capital to common stock the par value of the 1,650,530 shares arising from the split. In addition, all references in the financial statements to per share amounts of the Company's common stock have been restated.