Form 10-K, Exhibit 13
period 1997-11-01
NOBILITY HOMES INC
filed 1998-01-29
CIK 72205

EXHIBIT 13






   Nobility Homes, Inc.
   Consolidated Financial Statements
   November 1, 1997 and
   November 2, 1996

               Report of Independent Certified Public Accountants


   To the Board of Directors and
   Stockholders of Nobility Homes, Inc.


   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiaries at November 1, 1997 and November 2, 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 1, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


   Price Waterhouse LLP
   Orlando, Florida
   December 17, 1997

   Nobility Homes, Inc.
   Consolidated Balance Sheets
   November 1, 1997 and November 2, 1996
   __________________________________________________________________________

                                                            1997            1996

                         Assets
   Current assets:
    Cash and cash equivalents                           $  6,293,924    $  2,049,184
    Accounts receivable                                      386,019         642,626
    Accounts receivable - trade, from related parties              -         350,379
    Inventories                                            8,041,471       7,820,908
    Deferred income taxes - current                          150,100         145,400
    Prepaid expenses and other current assets                113,857         368,466
                                                          ----------      ----------
      Total current assets                                14,985,371      11,376,963

   Property, plant and equipment, net                      1,285,112       1,166,429
   Investment in joint venture                               263,024               -
   Deferred income taxes - noncurrent                        697,100         707,200
   Other assets                                            1,710,023       1,620,046
                                                          ----------      ----------
     Total assets                                       $ 18,940,630    $ 14,870,638
                                                          ==========      ==========

          Liabilities and Stockholders' Equity
   Current liabilities:
    Accounts payable                                    $  1,592,980    $  1,368,168
    Accrued compensation                                     606,651         302,365
    Accrued expenses and other current liabilities         1,044,186         899,743
    Income taxes payable                                     402,979          44,106
                                                          ----------      ----------
      Total current liabilities                            3,646,796       2,614,382
                                                          ----------      ----------

   Stockholder's equity:
    Preferred stock, $.10 par value, 500,000 shares
      authorized, none issued                                      -               -
    Common stock, $.10 par value, 10,000,000 and
      4,000,000 shares authorized, respectively, and
      3,436,790 shares issued in 1997 and 1996               343,679         343,679
    Additional paid-in capital                             2,345,715       2,345,715
    Retained earnings                                     14,284,507      11,246,929
    Less treasury stock at cost, 465,836
      shares in 1997 and 1996                             (1,680,067)     (1,680,067)
                                                          ----------      ----------
      Total stockholders' equity                          15,293,834      12,256,256
                                                          ----------      ----------

   Commitments and contingent liabilities (Note 13)                -               -
                                                          ----------      ----------
      Total liabilities and stockholders' equity        $ 18,940,630    $ 14,870,638
                                                          ==========      ==========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.
   Consolidated Statements of Income
   For the year ended November 1, 1997, November 2, 1996 and November 4, 1995
   __________________________________________________________________________

                                              1997             1996            1995

   Net sales                            $  41,296,594    $  35,738,608    $  29,119,703
   Net sales - related parties                399,853          716,587        1,686,132
                                          -----------      -----------      -----------
     Total net sales                       41,696,447       36,455,195       30,805,835
   Less cost of goods sold                (30,926,601)     (27,159,157)     (23,584,591)
                                          -----------      -----------      -----------
     Gross profit                          10,769,846        9,296,038        7,221,244

   Selling, general and administrative
     expenses                              (6,010,933)      (5,456,774)      (4,348,797)
   Interest expense on floor plan
     financing                                      -                -         (162,752)
                                          -----------      -----------      -----------
     Operating income                       4,758,913        3,839,264        2,709,695
                                          -----------      -----------      -----------

   Other income (expense):
    Life insurance proceeds                         -                -        1,000,000
    Gain on related party installment
     sale                                           -                -          348,884
    Interest income                           118,336           19,544           33,842
    Interest expense                                -          (62,849)         (72,172)
    Miscellaneous income                       87,329           90,171           29,189
                                          -----------      -----------      -----------
                                              205,665           46,866        1,339,743
                                          -----------      -----------      -----------
   Income before provision for
     income taxes                           4,964,578        3,886,130        4,049,438

   Less provision for income taxes         (1,927,000)      (1,491,000)      (1,092,000)
                                          -----------      -----------      -----------

     Net income                         $   3,037,578    $   2,395,130    $   2,957,438
                                          ===========      ===========      ===========

   Weighted average share outstanding       2,970,954        2,961,970        2,882,990
   Earnings per share                   $        1.02    $         .81    $        1.03
                                          ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.
   Consolidated Statements of Changes in Stockholders' Equity
   For the years ended November 1, 1997, November 2, 1996 and November 4,
   1995
   __________________________________________________________________________

                                                   Additional
                                       Common        Paid-in          Retained        Treasury
                                       Stock         Capital          Earnings          Stock             Total

   Balance at October 29, 1994       $  172,473    $  1,934,921    $   5,894,361    $  (1,520,880)    $   6,480,875

    Common stock issued for
     acquisition of retail
     centers (23,529 shares)              2,353         197,647                -                -           200,000

    Treasury stock purchased
     (19,600 shares)                       -                  -                -         (159,187)         (159,187)

    Stock split, three-for-two,
     effective December 22, 1995         64,122         (64,122)               -                -                 -

    Stock split, three-for-two,
     effective July 26, 1996             96,182         (96,182)               -                -                 -

    Net income                                -               -        2,957,438                -         2,957,438
                                        -------       ---------       ----------       ----------        ----------
   Balance at November 4, 1995          335,130       1,972,264        8,851,799       (1,680,067)        9,479,126

    Common stock issued for
     acquisition of retail
     center (18,000 shares)               1,800         250,200                -                -           252,000

    Stock options exercised
     (5,000 shares at $5.00
     per share and 15,000
     shares at $7.00 per share)           2,000         128,000                -                -           130,000

    Stock split, three-for-two,
     effective December 22, 1995          1,900          (1,900)               -                -                 -

    Stock split, three-for-two,
     effective July 26, 1996              2,849          (2,849)               -                -                 -

    Net income                                -               -        2,395,130                -         2,395,130
                                        -------       ---------       -----------      ----------        ----------
   Balance at November 2, 1996          343,679       2,345,715       11,246,929       (1,680,067)       12,256,256

    Net income                                -               -        3,037,578                -         3,037,578
                                        -------       ---------       ----------       ----------        ----------
   Balance at November 1, 1997        $ 343,679     $ 2,345,715     $ 14,284,507     $ (1,680,067)     $ 15,293,834
                                        =======       =========       ==========       ==========        ==========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.
   Consolidated Statements of Cash Flows
   For the years ended November 1, 1997, November 2, 1996 and
     November 4, 1995
    __________________________________________________________________________

                                                       1997            1996            1995

   Cash flows from operating activities:
    Net income                                    $  3,037,578    $  2,395,130    $   2,957,438
    Adjustments to reconcile net income
     to net cash flows provided by
     operating activities:
      Depreciation and amortization                    174,375         144,519          114,861
      Gain on related party installment sale                 -               -         (348,884)
      Deferred income taxes                             (4,700)          7,300          945,730
      Deferred income taxes - noncurrent                10,100         (12,895)        (847,005)
      Undistributed earnings in joint venture          (13,024)              -                -
      (Increase) decrease in:
       Accounts receivable                             256,607         (77,935)        (165,737)
       Accounts receivable - trade, from
        related parties                                350,379         605,658         (164,026)
       Inventories                                    (213,671)       (939,776)      (2,145,476)
       Prepaid expenses and other current
        assets                                         260,859         (25,654)          74,593
      Increase (decrease) in:
       Accounts payable                                224,812         (85,655)         360,649
       Accrued compensation                            304,286        (173,762)         227,834
       Accrued expenses and other current
        liabilities                                    144,443          71,472          108,320
       Income taxes payable                            358,873          44,106                -
                                                     ---------       ---------       ----------
        Net cash flows provided by operating
         activities                                  4,890,917       1,952,508        1,118,297
                                                     ---------       ---------       ----------

   Cash flows from investing activities:
    Purchase of plant and equipment, net              (241,758)       (239,039)        (163,204)
    Acquisition of retail center                       (85,000)              -                -
    Investment in joint venture                       (250,000)              -                -
    Issuance of notes receivable                             -         (25,778)               -
    Collections of notes receivable                          -          25,668           17,605
    Collections of note receivable from
     related party installment sale                          -               -          297,584
    Increase in receivable from Officer for
     life insurance premiums                           (19,975)        (19,975)         (19,975)
    Increase in cash surrender value of
     life insurance                                    (49,444)        (47,564)         (97,062)
                                                     ---------       ---------       ----------
        Net cash flows (used in) provided
         by investing activities                      (646,177)       (306,688)          34,948
                                                     ---------       ---------       ----------

   Cash flows from financing activities:
    Decrease in floor plan financing                         -               -       (1,553,602)
    Principal payments on note payable
     to stockholders                                         -               -         (266,666)
    Additions to notes payable - cash
     surrender value of life insurance                       -          24,929           31,459
    Principal payments on notes payable                      -        (683,997)         (15,919)
    Proceeds from exercise of stock options                  -         130,000                -
    Purchase of treasury stock                               -               -         (159,187)
                                                     ---------       ---------       ----------
      Net cash flows used in financing
       activities                                            -        (529,068)      (1,963,915)
                                                     ---------       ---------       ----------

   Increase (decrease) in cash and cash
    equivalents                                      4,244,740       1,116,752         (810,670)
   Cash and cash equivalents at
    beginning of year                                2,049,184         932,432        1,743,102
                                                     ---------       ---------       ----------
   Cash and cash equivalents at end of year        $ 6,293,924     $ 2,049,184    $     932,432
                                                     =========       =========       ==========

   Supplemental disclosure of cash flow
    information:
      Interest paid                                $         -     $    50,839    $     183,624
                                                     =========       =========       ==========
      Income taxes paid                            $ 1,612,500     $ 1,200,000    $     920,000
                                                     =========       =========       ==========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.
   Notes to Consolidated Financial Statements
   November 1, 1997 and November 2, 1996
   __________________________________________________________________________

   1.   Reporting Entity and Significant Accounting Policies

        OPERATIONS
        The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiary, Prestige Insurance Services, Inc., an independent insurance agency (collectively the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships, including their own retail sales centers, and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida.
        Prestige currently operates fifteen Florida retail sales centers in Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland (2), Lake City, Auburndale, Jacksonville (2), Brooksville, Inverness and Tavares.

        All intercompany accounts and transactions of Nobility and its wholly-owned subsidiary have been eliminated in consolidation.

        FISCAL YEAR
        The Company's fiscal year ends on the first Saturday on or after October 31. Prior to 1995, the Company's fiscal year ended on the Saturday closest to October 31. The year ended November 1, 1997 consisted of a fifty-two week period and the years ended November 2, 1996 and November 4, 1995 consisted of a fifty-three week period.

        CASH AND CASH EQUIVALENTS
        The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents in the accompanying consolidated financial statements represent bank deposits and a certificate of deposit.

        INVENTORIES
        Inventories are carried at the lower of cost or market. Cost of finished home inventories is determined on the specific identification method. Other inventory costs are determined on a first-in, first-out basis.

        PROPERTY, PLANT AND EQUIPMENT
        Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Routine maintenance and repairs are charged to expense when incurred. Major replacements and improvements are capitalized. Gains or losses are credited or charged to earnings upon disposition.

        INVESTMENT IN JOINT VENTURE
        During fiscal 1997, the Company contributed $250,000 for a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for under the equity method of accounting.

        OTHER ASSETS
        Other assets includes Cash Surrender Value of Life Insurance, Receivable from Officer for Life Insurance Premiums and Goodwill (see
        Note 4).

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

        ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
        Accrued expenses and other current liabilities primarily includes customer deposits of approximately $510,000 and $451,000, other accrued expenses of approximately $515,000 and $390,000 and deferred gross profit on related party sales of approximately $19,000 and $58,000, as of November 1, 1997 and November 2, 1996, respectively.

        WARRANTY COSTS
        Estimated costs related to product warranties are accrued as the manufactured homes are sold and are included in accrued expenses in the accompanying consolidated financial statements.

        ADVERTISING
        Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $710,100, $568,300 and $422,400 for fiscal 1997, 1996 and 1995, respectively.

        INCOME TAXES
        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ("SFAS 109"), which utilizes an asset and liability approach. SFAS 109 requires the recognition of deferred taxes for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

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

        IMPAIRMENT OF LONG-LIVED ASSETS
        The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121, which was effective in fiscal 1997, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. There was no significant impact on the Company's consolidated financial statements as a result of adopting this new standard. In the event that facts and circumstances indicate that the carrying value of a long-lived assets, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write down to market value or discounted cash flow is required.

   2.   Acquisitions

        On March 28, 1997, the Company acquired a manufactured home retail sales center in Florida in an asset acquisition for $85,000. This transaction was accounted for using the purchase method of accounting. The purchased assets were recorded at the estimated fair value at the date of acquisition. Approximately $37,000 of goodwill was recorded for the acquisition, which is being amortized on a straight-line basis over 15 years. The results of operations of the acquired business has been included in the consolidated financial statements from the date of acquisition.

   3.   Related Party Transactions

        RECEIVABLE FROM OFFICER FOR LIFE INSURANCE PREMIUMS
        The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000. Commencing in fiscal year 1996, the Company paid premiums for the Executive Vice President on a split-dollar life insurance policy with a total value of $1,200,000. These policies insure the President and the Executive Vice President and name their respective families as beneficiary.
        The cumulative premiums advanced under these arrangements amounted to $518,535 and $498,560 at November 1, 1997 and November 2, 1996,
        respectively. The advances are non-interest bearing. Net cash surrender value of approximately $668,500 and $591,700 at November 1, 1997 and November 2, 1996, respectively, was pledged to the Company as security for advances under this arrangement.

        AFFILIATED ENTITIES
        The President, Chairman of the Board of Directors and 49% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities in Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interest in each of these limited partnerships. The TLT Communities purchased manufactured homes exclusively from the Company during fiscal 1997, 1996 and 1995.

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

        The following summarizes the portion of the Company's net sales and deferred gross profit for the years ended November 1, 1997, November 2, 1996 and November 4, 1995 resulting from related party transactions:

                                       1997                       1996                          1995
                                  Net        Deferred        Net        Deferred          Net         Deferred
                                 Sales        Profit        Sales        Profit          Sales         Profit

       TLT, Inc. and TLT
        Communities           $  399,853    $  19,279    $  716,587    $  58,000    $  1,280,109    $  124,695
                                 =======       ======       =======       ======       =========       =======

        Beginning in 1990, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. As of November 1, 1997 and November 2, 1996, advances amounted to $1,919,000. These advances are non-interest bearing and have been fully reserved since 1991. No additional amounts have been advanced for working capital needs since 1993.

        The Company provides certain accounting services for TLT, Inc. and the TLT Communities at no charge in return for exclusive sales rights at these communities.

        The Company has a volume rebate program for all dealers which pays rebates based upon sales volume. Volume rebates are recorded as a reduction of sales in the accompanying financial statements. Volume rebates for the TLT Communities amounted to approximately $8,000 in 1997, $28,000 in 1996 and $91,000 in 1995.

   4.   Other Assets

        Other assets at November 1, 1997 and November 2, 1996 are comprised of the following:

                                                           1997           1996

        Cash surrender value of life insurance       $    964,151    $    914,707
        Receivable from Officer for life
         insurance premiums                               518,535         498,560
        Goodwill                                          227,337         206,779
                                                        ---------       ---------
                                                     $  1,710,023    $  1,620,046
                                                        =========       =========

        The Company owns certain life insurance policies with a total face value of approximately $960,000. These policies insure the President of the Company and name the Company as beneficiary. The accompanying consolidated financial statements include the cash surrender value of these policies as a noncurrent other asset in the amount of $964,151, and $914,707 as of November 1, 1997 and November 2, 1996, respectively.

        The Company received $1,000,000 from the proceeds of a life insurance policy on the former President of Prestige who died during fiscal 1995. This amount has been included as a component of other income in the accompanying consolidated statement of income.

        Goodwill represents costs in excess of the fair value of net assets of businesses acquired and is amortized using the straight-line method over 15 years. The Company periodically reviews goodwill to assess recoverability. An impairment would be recognized if a permanent decline in value were to occur.

   5.   Inventories

        Inventories at November 1, 1997 and November 2, 1996 are summarized as follows:

                                                       1997             1996

        Raw materials                             $    540,279    $    554,255
        Work-in-process                                 75,022          95,279
        Finished homes                               6,501,759       6,302,097
        Pre-owned manufactured homes                   340,751         311,133
        Model home furniture                           583,660         558,144
                                                     ---------       ---------
                                                  $  8,041,471    $  7,820,908
                                                     =========       =========

        The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

   6.   Property, Plant and Equipment

        Property, plant and equipment along with their estimated useful lives and related accumulated depreciation as of November 1, 1997 and November 2, 1996 are summarized are follows:

                                             Range
                                            of Lives
                                            in Years            1997              1996

        Land                                   -         $     286,639    $     286,639
        Land and leasehold improvements      10-20             269,291          214,133
        Buildings and improvements           15-40           1,331,988        1,221,332
        Machinery and equipment               3-10             492,331          477,870
        Furniture and fixtures                3-10             267,564          243,325
                                                            ----------       ----------
                                                             2,647,813        2,443,299
        Less accumulated depreciation                       (1,362,701)      (1,276,870)
                                                            ----------       ----------
                                                         $   1,285,112    $   1,166,429
                                                            ==========       ==========

        Depreciation expense totaled approximately $158,200, $129,700 and $114,900 for fiscal 1997, 1996 and 1995, respectively.

   7.   Income Taxes

        The provision for income taxes for the years ended November 1, 1997, November 2, 1996 and November 4, 1995 consists of the following:

                                                 1997           1996             1995

        Current tax expense:
         Federal                           $  1,669,600    $  1,282,000    $    843,000
         State                                  252,000         215,000         150,000
                                              ---------       ---------       ---------
                                              1,921,600       1,497,000         993,000

        Deferred tax expense                      5,400          (6,000)         99,000
                                              ---------       ---------       ---------
         Provision for income taxes        $  1,927,000    $  1,491,000    $  1,092,000
                                              =========       =========       =========

        The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 1, 1997, November 2, 1996 and November 4, 1995.

                                                         1997           1996             1995

        Provision - federal statutory tax rate      $  1,688,000    $  1,331,000    $  1,328,000
        Increase (decrease) resulting from:
         State taxes, net of federal tax
          benefit                                        167,000         131,000          99,000
         Permanent differences:
          Proceeds from officers life
           insurance                                           -               -        (340,000)
          Other                                           72,000          29,000           5,000
                                                       ---------       ---------       ---------
         Provision for income taxes                 $  1,927,000    $  1,491,000    $  1,092,000
                                                       =========       =========       =========

        The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and deferred tax liabilities are as follows (these numbers are shown net of tax):

                                                                1997           1996

        Gross deferred tax assets:
         Allowance for doubtful accounts                     $  722,000    $  722,000
         Deferred gross profit on related party sales             7,400        22,000
         Accrued expenses                                        80,200        83,900
         Reserve for warranty expense                            62,500        39,500
                                                                -------       -------
            Total deferred tax assets                           872,100       867,400
                                                                -------       -------

        Gross deferred tax liabilities:
         Depreciation                                           (24,900)      (14,800)
                                                                -------       -------
            Total deferred tax liabilities                      (24,900)      (14,800)
                                                                -------       -------
            Net deferred tax asset                          $   847,200   $   852,600
                                                                =======       =======

        The Company believes that, based upon the lengthy and consistent history of profitable operations, it is probable that the net deferred tax assets of $847,200 at November 1, 1997 will be realized on future tax returns, primarily from the generation of future taxable income.

   8.   Financing Agreements

        REVOLVING LINE OF CREDIT
        On July 17, 1996, the Company entered into a revolving line of credit agreement ("line of credit") with a bank which provides for borrowings up to $1,500,000. The line of credit is payable on demand and provides for monthly interest on the outstanding balance at the 30-day LIBOR rate plus 2.25% (7.94% at November 1, 1997). The line of credit is due on demand and includes certain restrictive covenants relating to tangible net worth, minimum levels of working capital and acquiring new debt.

        REVOLVING CREDIT AGREEMENT
        The Company also maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings up to $2,500,000. The Agreement expires on demand and provides for interest at the bank prime rate less 0.5% (8.0% at November 1, 1997) on the outstanding balance.

        The outstanding balance, if any, has been netted against cash and cash equivalents in the consolidated balance sheet due to the legal right of offset established by a Cash Management Agreement with the bank. The outstanding advance was repaid on the first business day of fiscal year 1996. Interest expense under the Agreement was approximately $0, $26,000 and $19,800 for 1997, 1996 and 1995,
        respectively.

        There are no commitment fees or compensating balance arrangements associated with the line of credit or the Agreement. At November 1, 1997 there were no borrowings outstanding under either credit facility.

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

        There were no amounts outstanding at November 1, 1997 or November 2, 1996. The Company incurred interest expense under these arrangements of approximately $0 in 1997 and 1996, respectively, and $163,000 in 1995.

   9.   Stockholders' Equity

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

   10.  Stock Option Plan

        In September 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), approved by the Shareholders on February 28, 1997, which authorizes the issuance of options to purchase common stock. The Plan provides for the granting of options for the purchase of up to 300,000 shares of common stock to key employees and non-employee directors at a price not less than 100% of the fair market value of the underlying shares at the date of grant. The options granted in fiscal 1996 are exercisable after one or more years and expire no later than ten years from the date of grant or upon termination of employment, retirement or death. The options granted in fiscal 1997 are exercisable after one or more years and expire no later than six years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 175,000 and 200,000 at November 1, 1997 and November 2, 1996, respectively. Options were held by 30 persons at November 1, 1997.

        Information with respect to options granted at November 1, 1997 is as follows:

                                                            Stock          Weighted                       Weighted
                                                            Option         Average         Stock          Average
                                            Number of       Price          Exercise       Options         Exercise
                                            Shares          Range           Price        Exercisable       Price

        Shares under option:
         Outstanding at November 4, 1995          -    $            -     $       -             -         $     -
           Granted                          100,000             13.25         13.25
           Exercised                              -                 -             -
           Canceled                               -                 -             -
                                            -------      ------------        ------      ---------         ------
         Outstanding at November 2, 1996    100,000             13.25         13.25              -              -
                                            -------      ------------        ------      ---------         ------
           Granted                           25,000             12.75         12.75
           Exercised                              -                               -
           Canceled                               -                               -
                                            -------      ------------        ------      ----------        ------
         Outstanding at November 1, 1997    125,000    $ 12.75-$13.25     $   13.15         20,000      $   13.25
                                            =======      ============        ======      ==========        ======

        The following table summarizes information about the Plan's stock options at November 1, 1997:

                                              Options Outstanding                Options Exercisable

                                                    Weighted
                                                    Average       Weighted                  Weighted
                                                    Remaining     Average                   Average
                                      Shares       Contractual    Exercise     Shares       Exercise
        Range of exercise prices    Outstanding    Life (years)     Price    Outstanding     Price

              $12.75                  25,000           5.8         $12.75           -              -
              $13.25                 100,000           8.8         $13.25      20,000         $13.25
                                     -------
                                     125,000
                                     =======

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed by SFAS 123, the Company's net income and earnings per share would have been as follows:

                                                     1997             1996

              Net income:
                As reported                      $  3,037,578    $  2,395,130
                Pro forma                        $  2,937,508    $  2,395,130

              Earnings per share:
                As reported                      $       1.02    $        .81
                Pro forma                        $        .99    $        .81


        The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0% for both periods; risk-free interest rates of 6.41%-6.60% for options granted during the year ended November 2, 1996 and 6.13%-6.25% for options granted during the year ended November 1, 1997; a weighted average expected option term of 3-5 years for both periods; and a volatility factor of 46% for both periods.

   11.  Employee Benefit Plan

        The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. Ten percent of employee contributions are matched at a 60% rate by the Company. The Company contribution charged to operations was approximately $17,900 in fiscal 1997 and $0 in fiscal 1996 and 1995, respectively.

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

   13.  Commitments and Contingent Liabilities

        LEASES - OPERATING
        The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through September 1999. The Company also leases certain equipment under operating leases. Total lease expense amounted to approximately $414,100, $413,000 and $360,000 in fiscal 1997, 1996 and 1995, respectively.

        REPURCHASE AGREEMENTS
        The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $2,097,000, $1,270,000 and $781,000 at November 1, 1997, November 2,
        1996 and November 4, 1995, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in 1997, 1996 or 1995.

        OTHER CONTINGENT LIABILITIES
        Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, any related liabilities that might arise would not have a material adverse effect on the Company's financial position or results of operations.

   14.  Stock Splits

        On November 7, 1995 and July 9, 1996, the Company declared a three-for-two stock split in the form of a stock dividend, payable on January 31, 1996 and August 16, 1996 to stockholders of record as of December 22, 1995 and July 26, 1996, respectively. Fiscal 1995 stockholders' equity has been restated to give retroactive recognition to the stock splits in prior periods by reclassifying from additional paid-in-capital to common stock the par value of the 1,650,530 shares arising from the splits. In addition, all references in the financial statements to per share amounts of the Company's common stock have been restated.

   15.  Subsequent Event

        THREE-FOR-TWO STOCK SPLIT (UNAUDITED)
        On January 6, 1998, the Company declared a three-for-two stock split in the form of a stock dividend, payable on February 20, 1998 to shareholders of record as of January 30, 1998. The information is labeled unaudited because this transaction has not been consummated, and the number of shares which will be issued cannot be verified. Accordingly, no adjustments have been made to the consolidated financial statements. The pro forma effect on weighted average shares outstanding, earnings per share and the consolidated balance sheets is as follows:

                                                                    Unaudited
                                                              1997             1996

          Weighted average shares outstanding               2,970,954        2,961,970
          Shares issued for stock split                     1,485,477        1,485,477
                                                           ----------       ----------
          Weighted average shares outstanding,
            as restated                                     4,456,431        4,447,447
                                                           ==========       ==========

          Earnings per share, as restated               $         .68    $         .54
                                                           ==========       ==========

          Pro forma stockholders' equity
            Common stock                                $     492,227    $     492,227
            Additional paid-in-capital                      2,197,167        2,197,167
            Retained earnings                              14,284,507       11,246,929
            Treasury stock                                 (1,680,067)      (1,680,067)
                                                           ----------       ----------
            Total stockholders' equity                  $  15,293,834    $  12,256,256
                                                           ==========       ==========