Form 10-K, Exhibit 13
period 1998-10-31
NOBILITY HOMES INC
filed 1999-01-29
CIK 72205

Nobility Homes, Inc.
Consolidated Financial Statements
October 31, 1998 and
November 1, 1997

               Report of Independent Certified Public Accountants


To the Board of Directors and
Stockholders of Nobility Homes, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiaries (the "Company") at October 31, 1998 and November 1, 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP


Orlando, Florida
December 14, 1998

Nobility Homes, Inc.
Consolidated Balance Sheets
October 31, 1998 and November 1, 1997
------------------------------------------------------------


                                                                1998                1997
Assets
Current assets:
    Cash and cash equivalents                               $5,891,994          $6,293,924
    Accounts receivable                                        535,615             386,019
    Inventories                                             10,391,340           8,041,471
    Deferred income taxes - current                            127,000             150,100
    Prepaid expenses and other current assets                  324,928             113,857
                                                          ------------       -------------
        Total current assets                                17,270,877          14,985,371

Property, plant and equipment, net                           2,037,140           1,285,112
Investment in joint venture - Nobility 21                      428,938             263,024
Deferred income taxes - noncurrent                             720,200             697,100
Other assets                                                 2,346,051           1,710,023
                                                          -------------      -------------
      Total assets                                         $22,803,206         $18,940,630
                                                          =============      =============

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                        $1,836,608          $1,592,980
    Accrued expenses and other current liabilities           1,367,916           1,044,186
    Accrued compensation                                       583,889             606,651
    Income taxes payable                                       341,050             402,979
                                                        ---------------  ------------------
        Total current liabilities                            4,129,463           3,646,796
                                                        ---------------  ------------------

Commitments and contingent liabilities (Note 13)

Stockholders' equity:
    Preferred stock, $.10 par value, 500,000
      shares authorized, none issued                                 -                   -
    Common stock, $.10 par value, 10,000,000
      and 4,000,000 shares authorized, respectively,
       and 4,922,087 shares issued in 1998 and 1997            492,209             492,209
    Additional paid-in capital                               2,197,185           2,197,185
    Retained earnings                                       18,225,666          14,284,507
    Less treasury stock at cost, 501,836 and 465,836
      shares, respectively, in 1998 and 1997                (2,241,317)         (1,680,067)
                                                        ---------------  ------------------
        Total stockholders' equity                          18,673,743          15,293,834
                                                        ---------------  ------------------
        Total liabilities and stockholders' equity         $22,803,206         $18,940,630
                                                        ===============  ==================


   The accompanying notes are an integral part of these financial statements.

Nobility Homes, Inc.

Consolidated Statements of Income
For the Years Ended October 31, 1998, November 1, 1997
and November 2, 1996
------------------------------------------------------------

                                                1998            1997              1996
Net sales                                      $ 44,633,842     $ 41,296,594     $35,738,608
Net sales - related parties                         196,533          399,853         716,587
                                               -------------  ---------------   -------------

      Total net sales                            44,830,375       41,696,447      36,455,195
Cost of goods sold                              (32,747,216)     (30,926,601)    (27,159,157)
                                               -------------  ---------------   -------------

      Gross profit                               12,083,159       10,769,846       9,296,038

Selling, general and administrative expenses     (6,238,730)      (6,010,933)     (5,456,774)
                                               -------------  ---------------   -------------

      Operating income                            5,844,429        4,758,913       3,839,264
                                               -------------  ---------------   -------------

Other income (expense):
    Interest income                                 291,593          118,336          19,544
    Interest expense                                      -                -         (62,849)
    Undistributed earnings in joint
      venture - Nobility 21                         165,914           13,024               -
    Miscellaneous income                             80,223           74,305          90,171
                                               -------------  ---------------   -------------

                                                    537,730          205,665          46,866
                                               -------------  ---------------   -------------

Income before provision for income taxes          6,382,159        4,964,578       3,886,130

Provision for income taxes                       (2,441,000)      (1,927,000)     (1,491,000)
                                               -------------  ---------------   -------------

      Net income                                $ 3,941,159      $ 3,037,578      $2,395,130
                                               =============  ===============   =============

Average shares outstanding
    Basic                                         4,451,742        4,456,251       4,451,102
    Diluted                                       4,533,298        4,467,357       4,451,102

Earnings per share
    Basic                                          $    .89        $     .69        $    .54
    Diluted                                        $    .87        $     .68        $    .54

The accompanying notes are an integral part of these financial statements.

Nobility Homes, Inc.

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended October 31, 1998, November 1, 1997
and November 2, 1996
------------------------------------------------------------

                                                     Additional
                                        Common         Paid-in         Retained         Treasury
                                        Stock          Capital         Earnings           Stock            Total
Balance at November 4, 1995             $ 335,130     $ 1,972,264      $ 8,851,799     $ (1,680,067)      $ 9,479,126

    Common stock issued for
      acquisition of retail
      center (18,000 shares)                1,800         250,200                -                -           252,000

    Stock options exercised
      (5,000 shares at $5.00
      per share and 15,000
      shares at $7.00 per share)            2,000         128,000                -                -           130,000

    Stock split, three-for-two,
      effective December 22, 1995           1,900          (1,900)               -                -                 -

    Stock split, three-for-two,
      effective July 26, 1996               2,849          (2,849)               -                -                 -

    Stock split, three-for-two,
      effective January 6, 1998           148,530        (148,530)               -                -                 -

    Net income                                  -               -        2,395,130                -         2,395,130
                                    -------------  --------------  ---------------   --------------   ---------------

Balance at November 2, 1996               492,209       2,197,185       11,246,929       (1,680,067)       12,256,256

    Net income                                  -               -        3,037,578                -         3,037,578
                                    -------------  --------------  ---------------   --------------   ---------------

Balance at November 1, 1997               492,209       2,197,185       14,284,507       (1,680,067)       15,293,834

    Purchase of treasury stock                  -               -                -         (561,250)         (561,250)

    Net income                                  -               -        3,941,159                -         3,941,159
                                    -------------  --------------  ---------------   --------------   ---------------

Balance at October 31, 1998             $ 492,209     $ 2,197,185     $ 18,225,666     $ (2,241,317)     $ 18,673,743
                                     =============  =============  ===============   ===============  ===============

   The accompanying notes are an integral part of these financial statements.

Nobility Homes, Inc.

Consolidated Statements of Cash Flows
For the Years Ended October 31, 1998, November 1, 1997
and November 2, 1996
------------------------------------------------------------

                                                          1998           1997          1996
Cash flows from operating activities:
    Net income                                           $ 3,941,159    $ 3,037,578   $ 2,395,130
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                        216,836        174,375       144,519
        Deferred income taxes                                      -          5,400        (5,595)
        Undistributed earnings in joint venture
           - Nobility 21                                    (165,914)       (13,024)            -
        (Increase) decrease in:
           Accounts receivable - trade                      (149,596)       256,607       (77,935)
           Accounts receivable - related parties                   -        350,379       605,658
           Inventories                                    (2,198,238)      (213,671)     (939,776)
           Prepaid expenses and other current assets        (183,521)       260,859       (25,654)
        Increase (decrease) in:
           Accounts payable                                  243,628        224,812       (85,655)
           Accrued expenses and other current liabilities    323,730        144,443        71,472
           Accrued compensation                              (22,762)       304,286      (173,762)
           Income taxes payable                              (61,929)       358,873        44,106
                                                        ------------  -------------  ------------

    Net cash provided by operating activities              1,943,393      4,890,917     1,952,508
                                                        ------------  -------------  ------------

Cash flows from investing activities:
    Purchase of property, plant and equipment, net          (796,534)      (241,758)     (239,039)
    Acquisition of retail centers                           (800,000)       (85,000)            -
    Investment in joint venture - Nobility 21                      -       (250,000)            -
    Increase in cash surrender value of life insurance      (149,000)       (49,444)      (47,564)
    Increase in receivable from officers for life
      insurance premiums                                     (38,539)       (19,975)      (19,975)
    Issuance of notes receivable                                   -              -       (25,778)
    Collections of notes receivable                                -              -        25,668
                                                        ------------  -------------  ------------

    Net cash used in investing activities                 (1,784,073)      (646,177)     (306,688)
                                                        ------------  -------------  ------------

Cash flows from financing activities:
    Additions to notes payable - cash surrender value
      of life insurance                                            -              -        24,929
    Principal payments on notes payable                            -              -      (683,997)
    Proceeds from exercise of stock options                        -              -       130,000
    Purchase of treasury stock                              (561,250)             -             -
                                                        ------------  -------------  ------------

    Net cash used in financing activities                   (561,250)             -      (529,068)
                                                        ------------  -------------  ------------

(Decrease) increase in cash and cash equivalents            (401,930)     4,244,740     1,116,752

Cash and cash equivalents at beginning of year             6,293,924      2,049,184       932,432
                                                        ------------  -------------  ------------

Cash and cash equivalents at end of year                 $ 5,891,994    $ 6,293,924   $ 2,049,184
                                                        ------------  -------------  ------------

Supplemental disclosure of cash flow information

    Interest paid                                            $     -        $     -     $  50,839
                                                        ------------  -------------  ------------

    Income taxes paid                                    $ 2,521,000    $ 1,612,500   $ 1,200,000
                                                        ------------  -------------  ------------



   The accompanying notes are an integral part of these financial statements.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------------


1.   Reporting Entity and Significant Accounting Policies

     Operations
     The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiary, Prestige Insurance Services, Inc., an independent insurance agency (collectively the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships, including its own retail sales centers, and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates twenty-two Florida retail sales centers in Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland (2), Lake City, Auburndale, Jacksonville (2), Hudson, Inverness, Chipley, Fort Walton, Milton, Pace, Tavares, Panama City (2), and Yulee.

     All intercompany accounts and transactions of Nobility and its wholly-owned subsidiary have been eliminated in consolidation.

     Fiscal Year
     The  Company's  fiscal year ends on the first  Saturday on or after October
     31. The years ended October 31, 1998 and November 1, 1997 consisted of a fifty-two week period and the year ended November 2, 1996 consisted of a fifty-three week period.

     Revenue Recognition
     The Company recognizes revenue on the sale of a manufactured home when title transfers to an unrelated third party. Gross profit on sales of manufactured homes to certain related parties is deferred until the manufactured homes are sold to unrelated third parties, at which time the gross profit is recognized as earnings in the accompanying consolidated financial statements.

     Cash and Cash Equivalents
     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of October 31, 1998 and November 1, 1997, approximately $2,405,000 and $144,000, respectively, of the cash and cash equivalents were held in the form of certificates of deposit and short-term bonds.

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

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------------

     when incurred. Major replacements and improvements are capitalized. Gains or losses are credited or charged to earnings upon disposition.

     Investment in Joint Venture - Nobility 21
     During fiscal 1997, the Company contributed $250,000 for a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for under the equity method of accounting.

     Warranty Costs
     Estimated   costs  related  to  product   warranties  are  accrued  as  the
     manufactured homes are sold and are included in accrued expenses in the accompanying consolidated financial statements.

     Advertising
     Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $530,000, $710,000 and $568,000 for fiscal years 1998, 1997 and 1996, respectively.

     Income Taxes
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
     109), which utilizes an asset and liability approach. SFAS 109 requires the recognition of deferred taxes for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     Earnings Per Share
     The Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128) for fiscal year ended 1998. Accordingly, these financial statements include the presentation of both basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive potential common shares. The weighted-average number of shares used in calculating basic earnings per share were 4,451,742, 4,456,251, and 4,451,102 for fiscal years 1998, 1997 and 1996, respectively. In calculating diluted earnings per share, these amounts were adjusted to include dilutive potential common shares of 81,556, 11,106, and 0 for fiscal years 1998, 1997, and 1996, respectively. Earnings per share data for prior periods was restated to give effect to the Company's adoption of SFAS 128 and the stock splits as discussed in Note 14.

     Concentration of Credit Risk
     The Company's customers are concentrated in the State of Florida. No single customer accounted for over 10% of the Company's sales.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------------


     Fair Value of Financial Instruments
     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of those instruments. The fair value of the revolving line of credit and revolving credit agreement is assumed to approximate the recorded value because there have not been any significant changes in market conditions or specific circumstances since the instruments were originally recorded.

     Impairment of Long-Lived Assets
     Under the provisions of Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, the Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amounts of the assets against their estimated undiscounted future cash flows. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

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

     New Accounting Standards
     Comprehensive Income
     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130) in June 1997. SFAS 130, which is effective for the Company beginning in fiscal year 1999, established standards for reporting and display of comprehensive income and its components in the financial statements. The adoption of SFAS 130 will not have a significant impact on the Company's financial reporting.

     Segment Reporting
     In June 1997, the FASB adopted Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131, which is effective in fiscal year 1999, mandates the management approach to identifying business segments. Under the management approach, segments are defined as the organizational units that have been established for internal performance evaluation purposes. The Company is in the process of determining its preferred format. The adoption of SFAS 131 will not have a significant impact on the Company's financial reporting.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------------

2.   Acquisitions

     On August 11, 1998, the Company acquired six manufactured home retail sales centers located in the panhandle of Florida in an asset acquisition. This transaction was accounted for using the purchase method of accounting; accordingly, the purchased assets have been recorded at their estimated fair market value at the date of acquisition which resulted in approximately $487,000 of goodwill, which is being amortized on a straight-line basis over 15 years.

     On March 28, 1997, the Company acquired a manufactured home retail sales center in Florida in an asset acquisition. This transaction was accounted for using the purchase method of accounting. The purchased assets were recorded at the estimated fair value at the date of acquisition. Approximately $37,000 of goodwill was recorded for the acquisition, which is being amortized on a straight-line basis over 15 years.

     The results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition.


3.   Related Party Transactions

     Receivable  from  Officers for Life  Insurance  Premiums
     The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 and pays premiums for the Executive Vice President on a split-dollar life insurance policy with a face value of $1,200,000. These policies insure the President and the Executive Vice President and name their respective families as beneficiary. The cumulative premiums advanced under these arrangements amounted to approximately $557,000 and $519,000 at October 31, 1998 and November 1, 1997, respectively. The advances are non-interest bearing. Net cash surrender value of approximately $773,000 and $669,000 at October 31, 1998 and November 1, 1997, respectively, was pledged to the Company as security for advances under this arrangement.

     Affiliated Entities
     The President, Chairman of the Board of Directors and 49% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities in Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interest in each of these limited partnerships. The TLT Communities purchased manufactured homes exclusively from the Company during fiscal years 1998, 1997 and 1996.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997

------------------------------------------------------------

     The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 15 and 180 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company defers the gross profit on sales to TLT Communities, a related party, until such time as the manufactured homes are sold to an unrelated retail buyer.

     The following summarizes the portion of the Company's net sales and deferred gross profit for the years ended October 31, 1998, November 1, 1997 and November 2, 1996 resulting from related party transactions:

                                     1998                         1997                          1996
                              Net          Deferred         Net         Deferred          Net         Deferred
                             Sales          Profit         Sales         Profit          Sales         Profit
TLT, Inc. and TLT
    Communities               $196,533          $   -      $399,853       $ 19,279       $716,587       $ 58,000
                          -------------  -------------  ------------   ------------   ------------  -------------



     Beginning in 1990, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. At October 31, 1998 the advances totaled approximately $1,919,000. These advances are non-interest bearing and have been fully reserved since 1991. No additional amounts have been advanced for working capital needs since 1993.

     The Company provides certain accounting services for TLT, Inc. and the TLT Communities at no charge in return for exclusive sales rights at these communities.

     The Company has a volume rebate program for all dealers which pays rebates based upon sales volume. Volume rebates are recorded as a reduction of sales in the accompanying financial statements. Volume rebates for the TLT Communities amounted to approximately $2,000, $8,000 and $28,000 in fiscal years 1998, 1997 and 1996, respectively.


4.   Inventories

     Inventories at October 31, 1998 and November 1, 1997 are summarized as follows:


                                            1998               1997

      Raw materials                      $ 587,057         $ 540,279
      Work-in-process                      101,268            75,022
      Finished homes                     8,525,402         6,501,759
      Pre-owned manufactured homes         621,017           340,751
      Model home furniture                 556,596           583,660
                                   ----------------  ----------------
                                       $10,391,340        $8,041,471
                                   ----------------  ----------------

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
-----------------------------------------------------------------

     The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.


5.   Property, Plant and Equipment

     Property, plant and equipment along with their estimated useful lives and related accumulated depreciation as of October 31, 1998 and November 1, 1997 are summarized as follows:

                                           Range
                                          of Lives
                                          in Years        1998            1997

      Land                                     -      $ 579,994       $ 286,639
      Land and leasehold improvements      10-20        410,798         269,291
      Buildings and improvements           15-40      1,518,168       1,331,988
      Machinery and equipment               3-10        678,277         492,331
      Furniture and fixtures                3-10        389,285         267,564
                                                    ------------  --------------
                                                      3,576,522       2,647,813
        Less accumulated depreciation                (1,539,382)     (1,362,701)
                                                    ------------  --------------
                                                     $2,037,140      $1,285,112
                                                    ------------  --------------


     Depreciation expense totaled approximately $177,000, $158,000 and $130,000 for fiscal years 1998, 1997 and 1996, respectively.


6.   Other Assets

     Other assets at October 31, 1998 and November 1, 1997 are comprised of the following:

                                                    1998              1997

     Cash surrender value of life insurance     $1,113,151         $ 964,151
     Receivable from officers for life
       insurance premiums                          557,074           518,535
     Goodwill                                      675,826           227,337
                                               -----------   ---------------
                                                $2,346,051        $1,710,023
                                               -----------   ---------------

     The Company owns certain life insurance policies with a total face value of approximately $1,000,000. These policies insure the President of the Company and name the Company as beneficiary. The cash surrender value of the life insurance policies totaled approximately $1,113,000 at October 31, 1998.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997

----------------------------------------------------

     Goodwill represents costs in excess of the fair value of net assets of businesses acquired and is amortized using the straight-line method over 15 years. Amortization of goodwill totaled approximately $40,000, $16,000 and $15,000 for fiscal years 1998, 1997 and 1996, respectively. The Company periodically reviews goodwill to assess recoverability. An impairment would be recognized if a permanent decline in value were to occur.


7.   Accrued Expenses and Other Current Liabilities

     Accrued expenses and other current liabilities at October 31, 1998 and November 1, 1997 are comprised of the following:


                                     1998            1997

      Customer deposits           $ 585,105      $ 509,988
      Accrued sales taxes           263,178        186,940
      Other accrued expenses        519,633        347,258
                               -------------   ------------

                                 $1,367,916     $1,044,186
                               -------------   ------------



8.   Income Taxes

     The provision for income taxes for the years ended October 31, 1998, November 1, 1997 and November 2, 1996 consists of the following:

                                           1998            1997           1996

     Current tax expense:
       Federal                         $2,094,000     $1,669,600     $1,282,000
       State                              347,000        252,000        215,000
                                      ------------   ------------   ------------
                                        2,441,000      1,921,600      1,497,000

     Deferred tax expense (benefit)             -          5,400         (6,000)
                                      ------------   ------------   ------------

       Provision for income taxes      $2,441,000     $1,927,000     $1,491,000
                                      ------------   ------------   ------------

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997

----------------------------------------------------

     The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended October 31, 1998, November 1, 1997 and November 2, 1996.

                                                 1998         1997         1996

    Provision - federal statutory tax rate $2,234,000 $1,688,000 $1,331,000 Increase (decrease) resulting from:
      State taxes, net of federal tax benefit 220,000 167,000 131,000 Permanent differences:
         Other                                  (13,000)     72,000       29,000
                                             ----------  ---------   -----------
      Provision for income taxes             $2,441,000  $1,927,000   $1,491,000
                                             ----------  ---------   -----------


     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and deferred tax liabilities are as follows (the amounts are shown net of tax):

                                                            1998         1997

     Gross deferred tax assets:
       Allowance for doubtful accounts                  $ 722,000    $ 722,000
       Deferred gross profit on related party sales             -        7,400
       Accrued expenses                                    80,200       80,200
       Reserve for warranty expense                        46,800       62,500
                                                       -----------  ----------
          Total deferred tax assets                       849,000      872,100
                                                       -----------  ----------
     Gross deferred tax liabilities:
       Depreciation                                        (1,800)     (24,900)
                                                       -----------  ----------
          Net deferred tax asset                        $ 847,200    $ 847,200
                                                       -----------  ----------


     The Company believes that, based upon the lengthy and consistent history of profitable operations, it is probable that the net deferred tax assets of $847,200 at October 31, 1998 will be realized on future tax returns, primarily from the generation of future taxable income.


9.   Financing Agreements

     Revolving  Line of Credit
     On July 17, 1996, the Company entered into a revolving line of credit agreement ("line of credit") with a bank which provides for borrowings up to $1,500,000. The line of credit is payable on demand and provides for monthly interest on the outstanding balance at the 30-day LIBOR rate plus 2.25% (7.489% at October 31, 1998). The line of credit is due on demand and includes certain restrictive covenants relating to tangible net worth, minimum

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------

     levels  of  working  capital  and  acquiring  new  debt.

     Revolving  Credit Agreement
     The Company also maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings up to $4,000,000. The Agreement expires on demand and provides for interest at the bank prime rate less 0.5% (7.25% at October 31, 1998) on the outstanding balance.

     The outstanding balance, if any, has been netted against cash and cash equivalents in the consolidated balance sheet due to the legal right of offset established by a cash management agreement with the bank. The outstanding advance was repaid on the first business day of fiscal year 1996.

     There are no commitment fees or compensating balance arrangements associated with the line of credit or the Agreement. At October 31, 1998 and November 1, 1997, there were no borrowings outstanding under either credit facility.


10.  Stockholders' Equity

     Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock.

     Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 36,000 shares of its common stock during fiscal year 1998. These shares were acquired for general corporate needs.

     On December 18, 1995, an investor relations consultant exercised certain stock options granted in February 1993 to purchase 20,000 shares of common stock. The shares were purchased at an exercise price of $5.00 per share for 5,000 shares and $7.00 per share for the remaining 15,000 shares.


11.  Stock Option Plan

     In September 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), approved by the Shareholders on February 28, 1997, which authorizes the issuance of options to purchase common stock. The Plan provides for the granting of options for the purchase of up to 450,000 shares of common stock to key employees and non-employee directors at a price not less than 100% of the fair market value of the underlying shares at the date of grant. The options granted in fiscal year 1996 are exercisable after one or more years and expire no later than ten years from the date of grant or upon termination of employment, retirement or death. The options granted in fiscal year 1997 are exercisable after one or more

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------

years and expire no later than six years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 262,500 at October 31, 1998 and November 1, 1997 and 300,000 at November 2, 1996. Options were held by 31 persons at October 31, 1998.

In August 1998, the Company granted 40,000 options to an employee. These options are exercisable in July 2000 and expire in September 2000.

Information with respect to options granted at October 31, 1998 is as follows:

                                                              Stock         Weighted                 Weighted
                                                              Option        Average      Stock        Average
                                             Number of        Price         Exercise    Options      Exercise
                                               Shares         Range          Price     Exercisable     Price
                                            ------------  --------------   ----------  -----------   ----------


      Shares under option:
        Outstanding at November 4, 1995                -  $            -      $     -            -       $     -

           Granted                               150,000            8.83         8.83            -             -
           Exercised                                   -               -            -            -             -
           Canceled                                    -               -            -            -             -
                                            ------------  --------------   ----------   ----------   -----------
        Outstanding at November 2, 1996          150,000  $         8.83      $  8.83            -       $     -
                                            ------------  --------------   ----------   ----------   -----------

           Granted                                37,500            8.50         8.50            -             -
           Exercised                                   -               -            -            -             -
           Canceled                                    -               -            -            -             -
                                            ------------  --------------   ----------   ----------   -----------
        Outstanding at November 1, 1997          187,500  $  8.50 - 8.83      $  8.77       30,000       $  8.83
                                            ------------  --------------   ----------   ----------   -----------

           Granted                                40,000           21.13        21.13            -             -
           Exercised                                   -               -            -            -             -
           Canceled                                    -               -            -            -             -
                                            ------------  --------------   ----------   ----------   -----------

        Outstanding at October 31, 1998          227,500  $ 8.50 - 21.13      $ 10.94       63,750       $  8.81
                                            ------------  --------------   ----------   ----------   -----------



     The following table summarizes information about the Plan's stock options at October 31, 1998:

Nobility Homes, Inc.

Notes to consolidated Financial Statements
October 31, 1998 and November 1, 1997
--------------------------------------------------------


                                      Options Outstanding                   Options Exercisable
                          --------------------------------------------- -----------------------------

                                            Weighted
                                             Average        Weighted                      Weighted
                                            Remaining        Average                       Average
                             Shares        Contractual      Exercise        Shares        Exercise
Range of exercise prices   Outstanding    Life (years)        Price      Outstanding        Price
------------------------  --------------  --------------   ------------ ---------------  ------------

        $8.50                    37,500        4.8             $  8.50        3,750        $  8.50
        $8.83                   150,000        7.8             $  8.83       60,000        $  8.83
        $21.13                   40,000        1.8             $ 21.13            -        $     -
                          --------------
                                227,500
                          --------------

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed by SFAS 123, the Company's net income and earnings per share would have been as follows:


                              1998              1997              1996

 Net income:
   As reported             $3,941,159        $3,037,578        $2,395,130
   Pro forma               $3,853,660        $2,937,508        $2,395,130

 Earnings per share:
   As reported                $   .89           $   .69           $   .54
   Pro forma                  $   .85           $   .66           $   .54



The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0% for all periods; risk-free interest rates of 4.68% - 4.74%, 6.41% -6.60% and 6.13% - 6.25% for fiscal years 1998, 1997 and 1996 respectively; a weighted average expected option term of 2-4 years for all periods; and a volatility factor of 45% for fiscal year 1998 and 46% for fiscal years 1997 and 1996.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
-------------------------------------------------------


12.  Employee Benefit Plan

     The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 10% of an employee's contribution up to a maximum of .6% of an employee's compensation. The Company's contribution charged to operations was approximately $28,000, $18,000 and $0 in fiscal years 1998, 1997 and 1996, respectively.


13.  Commitments and Contingent Liabilities

     Leases - Operating
     The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2002. The Company also leases certain equipment under operating leases. Total lease expense amounted to approximately $493,000, $414,000 and $413,000 in fiscal years 1998, 1997 and 1996, respectively.

     Future minimum payments by year and in the aggregate, under the aforementioned leases and other noncancelable operating leases with initial or remaining terms in excess of one year, as of October 31, 1998 are as follows:

     Fiscal Year Ending

     1999                                $ 138,000
     2000                                   99,000
     2001                                   48,000
     2002                                   48,000
     2003                                    2,000


Repurchase  Agreements
The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $575,000, $2,097,000 and $1,270,000 at October 31, 1998, November
1, 1997 and November 2, 1996, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 1998, 1997 or 1996.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
-------------------------------------------------------

     Other Contingent Liabilities
     Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.


14.  Stock Splits

     On January 6, 1998, July 9, 1996 and November 7, 1995, the Company declared a three-for-two stock split in the form of a stock dividend, payable on February 20, 1998, August 16, 1996 and January 31, 1996 to stockholders of record as of January 30, 1998, July 26, 1996 and December 22, 1995, respectively. Fiscal year 1996 stockholders' equity has been restated to give retroactive recognition to the stock splits in prior periods by reclassifying from additional paid-in-capital to common stock the par value of the 1,799,060 shares arising from the splits. In addition, all references in the financial statements to per share amounts of the Company's common stock have been restated.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
October 31, 1998 and November 1, 1997
------------------------------------------------------------

15.  Quarterly Financial Summary (Unaudited)

     Following is a summary of the unaudited interim results of operations for each quarter in the years ended October 31, 1998 and November 1, 1997.

                                          First           Second           Third            Fourth
Year ended October 31, 1998
    Net sales ..................     $ 10,606,965     $ 11,324,503     $ 11,497,122     $ 11,401,785
    Cost of goods sold .........        7,895,612        8,284,991        8,276,954        8,289,659
    Net income .................          800,315        1,008,345        1,032,802        1,099,697
    Earnings per share
      Basic ....................              .18              .23              .23              .25
      Diluted ..................              .18              .22              .23              .24
    Composite stock price range:
      High .....................          $ 19.25          $ 16.63          $ 21.00          $ 15.25
      Low ......................          $ 18.63          $ 16.00          $ 19.50          $ 14.50
      Close ....................          $ 18.75          $ 16.38          $ 19.50          $ 15.00

Year ended November 1, 1997
    Net sales ..................      $ 9,045,992     $  9,604,700     $ 10,616,287     $ 12,429,468
    Cost of goods sold .........        6,826,587        7,108,823        7,779,104        9,212,087
    Net income .................          541,214          704,985          780,601        1,010,778
    Earnings per share
      Basic ....................              .12              .16              .18              .23
      Diluted ..................              .12              .16              .18              .23
    Composite stock price range:
      High .....................         $  14.50         $  11.25          $ 12.88         $  12.38
      Low ......................         $  14.00         $  10.50          $ 12.25         $  12.25
      Close ....................         $  14.00         $  11.25          $ 12.88         $  12.38


     The Company historically records the increase in cash surrender value related to its life insurance policies on the Company's president during the fourth quarter. Accordingly, the Company recorded credits of $149,000, $49,000 and $48,000 in fiscal years 1998, 1997 and 1996, respectively, to insurance expense in the fourth quarter of the respective years.


16.  Subsequent Event (Unaudited)

     On December 16, 1998, the Company declared a 10% stock dividend on its outstanding common stock, payable on February 19, 1999 to shareholders of record as of January 15, 1999. The information is labeled unaudited because this transaction has not been consummated, and the number of shares which will be issued cannot be verified.

Notes to Consolidated Financial Statements
October 31, 1998 and november 1, 1997

     Accordingly, no adjustments have been made to the consolidated financial statements. The pro forma effect on weighted average shares outstanding and earnings per share is as follows:


                                                  Unaudited

                                         1998        1997          1996

  Weighted average shares outstanding
   (diluted)                             4,533,298   4,467,357     4,451,102
  Shares issued for stock dividend         442,025     442,025       442,025
                                           -------     -------       -------
  Weighted average shares outstanding,
    as restated                          4,975,323   4,909,382     4,893,127
                                         ---------   ---------     ---------



    Earnings per share, as restated       $    .79     $   .62       $   .49
                                          --------     -------       -------