Form 10-K, Exhibit 13
period 2000-11-04
NOBILITY HOMES INC
filed 2001-02-02
CIK 72205

Exhibit 13

Nobility Homes, Inc.

Consolidated Financial Statements
November 4, 2000 and
November 6, 1999

               Report of Independent Certified Public Accountants



To the Board of Directors and
Stockholders of Nobility Homes, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiaries (the "Company") at November 4, 2000 and November 6, 1999, and the results of their operations and their cash flows for each of the three years in the period ended November 4, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP



December 15, 2000

Nobility Homes, Inc.

Consolidated Balance Sheets
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------


                                                                                       2000                1999

Assets
Current assets:
    Cash and cash equivalents                                                       $ 9,828,122         $ 7,973,241
    Accounts receivable                                                                 491,285             167,764
    Inventories                                                                       7,037,495           9,149,924
    Deferred income taxes                                                               405,800             751,400
    Prepaid expenses and other current assets                                           167,063             310,642
                                                                              ------------------  ------------------
        Total current assets                                                         17,929,765          18,352,971

Property, plant and equipment, net                                                    2,580,176           1,987,047
Investment in joint venture - Majestic 21                                               624,641             431,433
Deferred income taxes                                                                   452,900              93,900
Other assets                                                                          2,256,001           2,256,984
                                                                              ------------------  ------------------
        Total assets                                                                $23,843,483         $23,122,335
                                                                              ==================  ==================

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                                                $ 1,025,464         $ 1,183,765
    Accrued expenses and other current liabilities                                    1,241,617             974,286
    Accrued compensation                                                                523,881             428,343
    Income taxes payable                                                                 27,550              99,150
                                                                              ------------------  ------------------
        Total current liabilities                                                     2,818,512           2,685,544
                                                                              ------------------  ------------------

Commitments and contingent liabilities (Note 14)

Stockholders' equity:
    Preferred stock, $.10 par value, 500,000 shares authorized;
      none issued                                                                             -                   -
    Common stock, $.10 par value, 10,000,000 shares authorized;
      5,364,907 shares issued in 2000 and 1999                                          536,491             536,491
    Additional paid-in capital                                                        8,629,144           8,629,144
    Retained earnings                                                                16,809,068          14,540,965
    Less treasury stock at cost, 942,969 and 633,069 shares,
      respectively, in 2000 and 1999                                                 (4,949,732)         (3,269,809)
                                                                              ------------------  ------------------
        Total stockholders' equity                                                   21,024,971          20,436,791
                                                                              ------------------  ------------------
        Total liabilities and stockholders' equity                                  $23,843,483         $23,122,335
                                                                              ==================  ==================


        The accompanying notes are an integral part of these
                       consolidated financial statements.

Nobility Homes, Inc.

Consolidated Statements of Income
For the Years Ended November 4, 2000, November 6, 1999 and October 31, 1998
--------------------------------------------------------------------------------


                                                                 2000                1999                1998

Net sales                                                     $29,540,189         $40,267,679         $44,634,753
Net sales - related parties                                        25,245              85,575             195,622
                                                         -----------------   -----------------   -----------------

      Total net sales                                          29,565,434          40,353,254          44,830,375

Cost of goods sold                                            (21,978,563)        (29,808,581)        (32,747,216)
                                                         -----------------   -----------------   -----------------

      Gross profit                                              7,586,871          10,544,673          12,083,159

Selling, general and administrative expenses                   (5,624,358)         (7,004,398)         (6,238,730)

Impairment adjustment of goodwill (Note 2)                        (89,000)           (154,000)                  -
                                                         -----------------   -----------------   -----------------

      Operating income                                          1,873,513           3,386,275           5,844,429
                                                         -----------------   -----------------   -----------------

Other income:
    Interest income                                               355,845             208,834             291,593
    Undistributed earnings in joint
      venture - Majestic 21                                       380,208             388,495             165,914
    Gain on recovery of TLT, Inc. note
      receivable (Note 3)                                         766,100             400,000                   -
    Miscellaneous income                                          147,437              82,936              80,223
                                                         -----------------   -----------------   -----------------

                                                                1,649,590           1,080,265             537,730
                                                         -----------------   -----------------   -----------------

Income before provision for income taxes                        3,523,103           4,466,540           6,382,159

Provision for income taxes                                     (1,255,000)         (1,675,000)         (2,441,000)
                                                         -----------------   -----------------   -----------------

      Net income                                              $ 2,268,103         $ 2,791,540         $ 3,941,159
                                                         =================   =================   =================

Average shares outstanding
    Basic                                                       4,610,220           4,819,823           4,894,542
    Diluted                                                     4,610,220           4,839,659           4,988,506

Earnings per share
    Basic                                                     $       .49         $       .58         $       .81
    Diluted                                                   $       .49         $       .58         $       .79

        The accompanying notes are an integral part of these
                       consolidated financial statements.

Nobility Homes, Inc.

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended November 4, 2000, November 6, 1999 and October 31, 1998
--------------------------------------------------------------------------------


                                                        Additional
                                          Common          Paid-in          Retained        Treasury
                                          Stock           Capital          Earnings          Stock            Total

Balance at November 1, 1997             $   492,209      $ 2,197,185      $14,284,507     $(1,680,067)     $15,293,834

    Purchase of treasury stock                    -                -                -        (561,250)        (561,250)

    Net income                                    -                -        3,941,159               -        3,941,159
                                    ----------------   --------------  ---------------  --------------   --------------

Balance at October 31, 1998                 492,209        2,197,185       18,225,666      (2,241,317)      18,673,743

    10% stock dividend                       44,282        6,431,959       (6,476,241)              -                -

    Purchase of treasury stock                    -                -                -      (1,028,492)      (1,028,492)

    Net income                                    -                -        2,791,540               -        2,791,540
                                    ----------------   --------------  ---------------  --------------   --------------

Balance at November 6, 1999                 536,491        8,629,144       14,540,965      (3,269,809)      20,436,791

    Purchase of treasury stock                    -                -                -      (1,679,923)      (1,679,923)

    Net income                                    -                -        2,268,103               -        2,268,103
                                    ----------------   --------------  ---------------  --------------   --------------

Balance at November 4, 2000             $   536,491      $ 8,629,144      $16,809,068     $(4,949,732)     $21,024,971
                                    ================   ==============  ===============  ==============   ==============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

Nobility Homes, Inc.

Consolidated Statements of Cash Flows
For the Years Ended November 4, 2000, November 6, 1999 and October 31, 1998
--------------------------------------------------------------------------------


                                                                          2000            1999             1998

Cash flows from operating activities:
    Net income                                                        $ 2,268,103     $ 2,791,540      $ 3,941,159
    Adjustments to reconcile net income to net cash
        provided by operating activities:
      Depreciation and amortization                                       216,765         276,986          216,836
      Impairment adjustment of goodwill                                    89,000         154,000                -
      Gain on recovery of TLT, Inc. note receivable                      (766,100)       (400,000)               -
      Deferred income taxes                                               (13,400)          1,900                -
      Undistributed earnings in joint venture - Majestic 21              (380,208)       (388,495)        (165,914)
      Distributions from joint venture - Majestic 21                      187,000         386,000                -
      Increase in cash surrender value of life insurance                  (99,996)        (92,689)        (149,000)
      Decrease (increase) in:
        Accounts receivable - trade                                      (323,521)        367,851         (149,596)
        Inventories                                                     2,112,429       1,241,416       (2,198,238)
        Prepaid expenses and other current assets                         143,579          14,286         (183,521)
      (Decrease) increase in:
        Accounts payable                                                 (158,301)       (652,843)         243,628
        Accrued expenses and other current liabilities                    267,331        (393,630)         323,730
        Accrued compensation                                               95,538        (155,546)         (22,762)
        Income taxes payable                                              (71,600)       (241,900)         (61,929)
                                                                   ---------------  --------------   --------------

    Net cash provided by operating activities                           3,566,619       2,908,876        1,794,393
                                                                   ---------------  --------------   --------------

Cash flows from investing activities:
    Purchase of property, plant and equipment                            (777,940)       (179,162)        (796,534)
    Acquisition of retail centers                                               -               -         (800,000)
    Collection of TLT, Inc. note receivable                               766,100         400,000                -
    Increase in receivable from officers for life
      insurance premiums                                                  (19,975)        (19,975)         (38,539)
                                                                   ---------------  --------------   --------------

    Net cash used in investing activities                                 (31,815)        200,863       (1,635,073)
                                                                   ---------------  --------------   --------------

Cash flows from financing activities:
    Purchase of treasury stock                                         (1,679,923)     (1,028,492)        (561,250)
                                                                   ---------------  --------------   --------------

    Net cash used in financing activities                              (1,679,923)     (1,028,492)        (561,250)
                                                                   ---------------  --------------   --------------

Increase (decrease) in cash and cash equivalents                        1,854,881       2,081,247         (401,930)

Cash and cash equivalents at beginning of year                          7,973,241       5,891,994        6,293,924
                                                                   ---------------  --------------   --------------

Cash and cash equivalents at end of year                              $ 9,828,122     $ 7,973,241      $ 5,891,994
                                                                   ===============  ==============   ==============

Supplemental disclosure of cash flow information

    Interest paid                                                     $         -     $         -      $         -
                                                                   ---------------  --------------   --------------

    Income taxes paid                                                 $ 1,340,000     $ 1,915,000      $ 2,521,000
                                                                   ===============  ==============   ==============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

1.   Reporting Entity and Significant Accounting Policies

     Description of Business and Principles of Consolidation

     The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiaries, Mountain Financial, an independent insurance agency and mortgage broker, and Majestic Homes, Inc., (collectively the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships, including its own retail sales centers, and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates seventeen Florida retail sales centers: Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland, Lake City, Auburndale, Jacksonville, Hudson, Inverness, Fort Walton, Pace, Tavares, Panama City, and Yulee.

     All intercompany accounts and transactions have been eliminated in consolidation.

     Fiscal Year

     The Company's fiscal year ends on the first Saturday on or after October
     31. The year ended November 4, 2000 consisted of a fifty-two week period, the year ended November 6, 1999 consisted of a fifty-three week period and the year ended October 31, 1998 consisted of a fifty-two week period.

     Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of November 4, 2000 and November 6, 1999, approximately $7,909,000 and $4,581,000, respectively, of the cash and cash equivalents were held in the form of certificates of deposit and governmental securities. All of the governmental securities are held by one trustee bank, are backed by letters of credit provided by the issuers and are due on demand at the original purchase price paid by the Company.

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

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     Investment in Joint Venture - Majestic 21

     The Company owns a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for using the equity method of accounting.

     Impairment of Long-Lived Assets

     In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

     Warranty Costs

     Estimated costs related to product warranties are accrued as the manufactured homes are sold and are included in accrued expenses in the accompanying consolidated financial statements.

     Fair Value of Financial Instruments

     The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The fair value of the revolving credit agreement is assumed to approximate the recorded value because there have not been any significant changes in market conditions or specific circumstances since the instruments were originally recorded.

     Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in assessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. The Company will be adopting SFAS 133 during the first quarter of fiscal 2001. Adoption of SFAS 133 is not expected to have a material effect on the Company, inasmuch as the Company has historically not invested in derivatives or participated in hedging activities.

     Stock-Based Compensation

     The Company accounts for compensation cost related to employee stock options and other forms of employee stock-based compensation plans in accordance with the requirements of APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     option exercise price. In October 1995, the Financial Accounting
     Standards Board (the "FASB") issued SFAS No. 123, Accounting for Stock-Based Compensation ("FAS 123"). FAS 123 established a fair value based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. FAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. Accordingly, the Company has adopted the provisions for the pro forma disclosure requirements of FAS 123.

     Revenue Recognition

     The Company recognizes revenue on the sale of a manufactured home when title transfers to an unrelated third party.

     Advertising

     Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $545,000, $650,000 and $530,000 for fiscal years 2000, 1999 and 1998, respectively.

     Income Taxes

     Income taxes are provided using the liability method in accordance with SFAS 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and taxes bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Earnings Per Share

     These financial statements include "basic" and "diluted" earnings per share information for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive common shares. The weighted-average number of shares used in calculating basic earnings per share were 4,610,220, 4,819,823 and 4,894,542 for fiscal years 2000, 1999 and 1998, respectively. In calculating diluted earnings per share, these amounts were adjusted to include dilutive common shares of 0, 19,836 and 93,964 for fiscal years 2000, 1999 and 1998, respectively. The Company's dilutive common shares consist of stock options. Earnings per share information for prior periods was restated to give effect to the Company's stock split and stock dividend as discussed in Note 13.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

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

     Since the acquisition, the Florida manufactured housing industry growth trend has been slower than originally expected. Consequently, of the six retail centers acquired, the Company closed one in fiscal 2000 and two in fiscal 1999. The Company recorded an impairment loss of approximately $89,000 and $154,000 in fiscal 2000 and 1999, respectively.

     The results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition.

3.   Related Party Transactions

     Receivable from Officers for Life Insurance Premiums

     The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 and pays premiums for the Executive Vice President on a split-dollar life insurance policy with a face value of $1,200,000. These policies insure the President and the Executive Vice President and name their respective families as beneficiaries. The cumulative premiums advanced under these arrangements amounted to approximately $597,000 and $577,000 at November 4, 2000 and November 6, 1999, respectively. The advances are non-interest bearing. Net cash surrender value of approximately $930,000 and $848,000 at November 4, 2000 and November 6, 1999, respectively, was pledged to the Company as collateral for advances under this arrangement.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     Affiliated Entities

     TLT, Inc.
     The President, Chairman of the Board of Directors and 46% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities in Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interest in each of these limited partnerships. The TLT Communities have purchased manufactured homes exclusively from the Company since 1990.

     The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 15 and 180 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company's net sales to TLT, Inc. and TLT Communities were $25,244, $85,575 and $195,622 in fiscal 2000, 1999 and 1998, respectively.

     Beginning in 1990 and continuing into 1993, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. These advances are non-interest bearing and were fully reserved in fiscal 1991. TLT paid approximately $766,000 and $400,000 to the Company to reduce these outstanding advances in fiscal 2000 and 1999, respectively. The amounts collected have been recorded as a gain on recovery of the fully reserved TLT, Inc. note receivable in the accompanying consolidated financial statements. The balance of the reserved advances at November 4, 2000 was approximately $753,000.

     The Company provides certain accounting services for TLT, Inc. and the TLT Communities at no charge in return for exclusive sales rights at these communities.

     The Company has a rebate program for all dealers which pays rebates based upon sales volume to the dealers. Volume rebates are recorded as a reduction of sales in the accompanying financial statements. Volume rebates for the TLT Communities amounted to approximately $0 in fiscal years 2000 and 1999 and $2,000 in fiscal 1998.

     Investment in Joint Venture - Majestic 21
     During fiscal 1997, the Company contributed $250,000 for a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for under the equity method of accounting.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     The following is summarized financial information of the Company's joint venture:

                                                2000                 1999                1998

      Total Assets                           $ 1,132,878          $  869,116         $ 7,746,253
      Total Liabilities                      $     7,695          $    6,250         $ 6,888,378
      Total Equity                           $ 1,126,283          $  862,866         $   857,875
      Net Income                             $   653,415          $  776,990         $   231,827

     Distributions received from the joint venture amounted to $187,000, $386,000 and $0 in 2000, 1999 and 1998, respectively.

4.   Inventories

     Inventories at November 4, 2000 and November 6, 1999 are summarized as follows:

                                                    2000               1999

     Raw materials                            $    478,039       $    571,151
     Work-in-process                               122,377            114,733
     Finished homes                              5,734,138          7,425,884
     Pre-owned manufactured homes                  320,895            496,593
     Model home furniture                          382,046            541,563
                                          -----------------  -----------------

                                              $  7,037,495       $  9,149,924
                                          =================  =================


     The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

5.   Property, Plant and Equipment

     Property, plant and equipment, along with their estimated useful lives and related accumulated depreciation, as of November 4, 2000 and November 6, 1999 are summarized as follows:

                                                Range
                                               of Lives
                                               in Years            2000              1999

     Land                                         -            $ 1,235,247      $   595,009
     Land and leasehold improvements            10-20              446,751          425,137
     Buildings and improvements                 15-40            1,617,575        1,555,988
     Machinery and equipment                     3-10              671,812          728,812
     Furniture and fixtures                      3-10              453,397          420,741
                                                                ------------     ------------
                                                                 4,424,782        3,725,687
     Less accumulated depreciation                              (1,844,606)      (1,738,640)
                                                                ------------     -------------

                                                               $ 2,580,176      $ 1,987,047
                                                                ============     =============

     Depreciation expense totaled approximately $185,000, $229,000 and $177,000 for fiscal years 2000, 1999 and 1998, respectively.

6.   Other Assets

     Other assets at November 4, 2000 and November 6, 1999 are comprised of the following:

                                                                                    2000               1999

     Cash surrender value of life insurance (Note 3)                            $ 1,305,836        $  1,205,841
     Receivable from officers for life insurance premiums (Note 3)                  597,024             577,049
     Goodwill, net (Note 2)                                                         353,141             474,094
                                                                              -----------------  ------------------

                                                                                $  2,256,001       $  2,256,984
                                                                              -----------------  ------------------


     Amortization of goodwill totaled approximately $32,000, $47,000 and $40,000 for fiscal years 2000, 1999 and 1998, respectively.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

7.   Accrued Expenses and Other Current Liabilities

     Accrued expenses and other current liabilities at November 4, 2000 and November 6, 1999 are comprised of the following:

                                                   2000               1999

     Customer deposits                        $  632,619           $ 353,475
     Accrued sales taxes                         195,655             233,597
     Accrued warranty expense                    165,000             165,000
     Other accrued expenses                      248,343             222,214
                                        -----------------     ------------------

                                              $1,241,617           $ 974,286
                                        =================     ==================

8.   Income Taxes

     The provision for income taxes for the years ended November 4, 2000, November 6, 1999 and October 31, 1998 consists of the following:

                                                              2000              1999              1998

         Current tax expense:
           Federal                                         $   1,111,000     $   1,445,700     $   2,094,000
           State                                                 130,600           227,400           347,000
                                                         ----------------  ----------------  ----------------
                                                               1,241,600         1,673,100         2,441,000

         Deferred tax expense                                     13,400             1,900                 -
                                                         ----------------  ----------------  ----------------

           Provision for income taxes                      $   1,255,000     $   1,675,000     $   2,441,000
                                                         ================  ================  ================

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 4, 2000, November 6, 1999 and October 31, 1998.

                                                                    2000              1999              1998

     Provision - federal statutory tax rate                      $  1,198,000       $  1,519,000      $  2,234,000
     Increase (decrease) resulting from:
         State taxes, net of federal tax benefit                      127,100            162,000           220,000
         Permanent differences:
           Tax exempt interest                                        (74,000)                 -                 -
           Other                                                        3,900             (6,000)          (13,000)
                                                               ---------------   ----------------  ----------------

    Provision for income taxes                                   $  1,255,000       $  1,675,000      $  2,441,000
                                                               ===============   ================  ================

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the related deferred tax assets and deferred tax liabilities are as follows:

                                                                   2000               1999

     Gross deferred tax assets:
         Allowance for doubtful accounts                      $     283,200       $     571,500
         Inventories                                                 60,500             117,800
         Other assets                                               491,900             127,300
         Reserve for warranty expense                                62,100              62,100
                                                           -----------------  ------------------
           Total deferred tax assets                                897,700             878,700
                                                           -----------------  ------------------

     Gross deferred tax liabilities:
         Depreciation                                               (39,000)            (33,400)
                                                           -----------------  ------------------

           Net deferred tax asset                             $     858,700       $     845,300
                                                           =================  ==================


     The Company believes that it is more likely than not that the net deferred tax assets of $858,700 at November 4, 2000 will be realized on future tax returns, primarily from the generation of future taxable income.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

9.   Financing Agreements

     Revolving Credit Agreement

     The Company maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings of up to $4,000,000. The Agreement expires on March 1, 2001 and provides for interest at the bank prime rate less 0.5% (7.75% at November 4, 2000) on the outstanding balance. The line of credit is uncollateralized, due on demand and includes certain restrictive covenants relating to tangible net worth and acquiring new debt. There are no commitment fees or compensating balance arrangements associated with the Agreement. At November 4, 2000 and November 6, 1999, there were no borrowings outstanding under credit facility.

10.  Stockholders' Equity

     Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock.

     Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 309,900 and 131,233 shares of its common stock during fiscal years 2000 and 1999, respectively. These shares were acquired for general corporate purposes.

11.  Stock Option Plan

     During fiscal 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), which authorizes the issuance of options to purchase common stock. The Plan provides for the issuance of options to purchase up to 450,000 shares of common stock to employees and directors. Options granted are exercisable after one or more years and expire no later than six to ten years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 245,660 at November 4, 2000 and November 6, 2000 and 262,500 at October 31, 1998. Options were held by 30 persons at November 4, 2000.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     Information with respect to options granted at November 4, 2000 is as follows:

                                                             Stock        Weighted                   Weighted
                                                             Option        Average       Stock       Average
                                            Number of        Price        Exercise      Options      Exercise
                                             Shares          Range          Price      Exercisable    Price
                                           ------------  --------------- ------------  ------------------------

       Outstanding at November 1, 1997         206,250    $  7.73 - 8.03      $ 7.97       33,000       $ 8.03
                                           ------------  --------------- ------------  -----------  -----------

          Granted                               44,000            19.20        19.20            -            -
          Exercised                                  -                -            -            -            -
          Canceled                                   -                -            -            -            -
                                           ------------  --------------- ------------  -----------  -----------
       Outstanding at October 31, 1998         250,250    $ 7.73 - 19.20      $ 9.95       70,125       $ 8.01
                                           ------------  --------------- ------------  -----------  -----------

          Granted                               13,090            12.81        12.81            -            -
          Exercised                                  -                -            -            -            -
          Canceled                             (44,000)           19.20        19.20            -            -
                                           ------------  --------------- ------------  -----------  -----------
       Outstanding at November 6, 1999         219,340    $ 7.73 - 12.81      $ 8.26      109,313       $ 8.00
                                           ------------  --------------- ------------  -----------  -----------

          Granted                                    -                -            -            -            -
          Exercised                                  -                -            -            -            -
          Canceled                                   -                -            -            -            -
                                           ------------  --------------- ------------  -----------  -----------
       Outstanding at November 4, 2000         219,340    $ 7.73 - 12.81     $  8.26      151,872      $  8.03
                                           ============  =============== ============  ===========  ===========


     The following table summarizes information about the Plan's stock options at November 4, 2000:

                                    Options Outstanding                   Options Exercisable
                        --------------------------------------------  -----------------------------

                                          Weighted
                                           Average        Weighted                      Weighted
                                          Remaining       Average                        Average
                           Shares        Contractual      Exercise        Shares        Exercise
    Exercise prices      Outstanding    Life (years)       Price       Outstanding        Price
    -----------------   --------------  --------------   -----------  ---------------  ------------

      $      7.73           41,250          2.8            $  7.73         18,563       $   7.73
      $      8.03          165,000          5.8            $  8.03        132,000       $   8.03
      $     12.81           13,090          3.8            $ 12.81         81,309       $  12.81
                        --------------
                           219,340
                        ==============

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

     The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates, as prescribed by FAS 123, the Company's net income and earnings per share would have been as follows:

                                          2000               1999                1998

     Net income:
         As reported                  $  2,268,103       $  2,791,540        $  3,941,159
         Pro forma                    $  2,224,205       $  2,653,378        $  3,850,663

     Earnings per share:
         As reported                  $        .49       $        .58        $        .81
         Pro forma                    $        .48       $        .55        $        .79


     The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable periods: dividend yield of 0% for all periods; risk-free interest rates ranging from 4.56% - 6.60% for all periods; a weighted average expected option term of 2-4 years for all periods; and a volatility factor of approximately 45% for all periods.

12.  Employee Benefit Plan

     The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 10% of an employee's contribution up to a maximum of 6% of an employee's compensation. The Company's contribution charged to operations was approximately $15,000, $6,000 and $28,000 in fiscal years 2000, 1999 and 1998, respectively.

13.  Stock Split and Stock Dividend

     On January 6, 1998, the Company declared a three-for-two stock split in the form of a stock dividend, payable on February 20, 1998 to stockholders of record as of January 30, 1998. Stockholders' equity has been restated to give retroactive recognition to the stock split in prior periods by reclassifying from additional paid-in-capital to common stock the par value of the 148,540 shares arising from the split.

     On December 16, 1998, the Company declared a 10% stock dividend on its outstanding common stock, payable on February 19, 1999 to shareholders of record as of January 15, 1999. As a result of the stock dividend, 442,820 shares were issued during fiscal 1999. All references in the financial statements to share and per share amounts of the Company's common stock have been restated.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

14.  Commitments and Contingent Liabilities

     Operating Leases

     The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2002. The Company also leases certain equipment under operating leases. These leases have varying renewal options. Total lease expense amounted to approximately $663,000, $651,000 and $493,000 in fiscal years 2000, 1999 and 1998, respectively.

     Future minimum payments by year and in the aggregate, under the aforementioned leases and other noncancelable operating leases with initial or remaining terms in excess of one year, as of November 4, 2000 are as follows:

     Fiscal Year Ending

     2001                                          $ 228,000
     2002                                             15,000
     2003                                              2,000

     Repurchase Agreements

     The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $354,000 and $588,000 at November 4, 2000 and November 6, 1999, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 2000, 1999 or 1998.

     Other Contingent Liabilities

     Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------


15.  Quarterly Financial Summary (Unaudited)

     Following is a summary of the unaudited interim results of operations for each quarter in the years ended November 4, 2000 and November 6, 1999.

                                                    First              Second             Third            Fourth

     Year ended November 4, 2000
         Net sales                              $   6,155,268       $  6,989,326      $  7,638,698      $  8,781,897
         Cost of goods sold                         4,671,316          5,120,341         5,727,020         6,459,886
         Net income                                   398,909            512,125           605,326           751,743
         Earnings per share
           Basic                                          .08                .11               .13               .17
           Diluted                                        .08                .11               .13               .17

     Year ended November 6, 1999
         Net sales                              $  10,106,902       $ 10,925,834      $  9,424,872      $  9,895,646
         Cost of goods sold                         7,312,538          7,837,079         7,133,791         7,525,173
         Net income                                   718,245            896,217           451,507           725,571
         Earnings per share
           Basic                                          .15                .18               .09               .15
           Diluted                                        .15                .18               .09               .15

     The Company historically records the increase in cash surrender value related to its life insurance policies on the Company's president and executive vice-president during the fourth quarter. Accordingly, the Company recorded credits of $100,000, $93,000 and $149,000 in fiscal years 2000, 1999 and 1998, respectively, to insurance expense in the fourth quarter of the respective years.