Form 10-K405, Exhibit 13
period 2001-11-03
NOBILITY HOMES INC
filed 2002-02-01
CIK 72205

Nobility Homes, Inc.

Consolidated Financial Statements
November 3, 2001 and
November 4, 2000

               Report of Independent Certified Public Accountants


To the Board of Directors and
Stockholders of Nobility Homes, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiaries (the "Company") at November 3, 2001 and November 4, 2000, and the results of their operations and their cash flows for each of the three years in the period ended November 3, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




December 30, 2001

Nobility Homes, Inc.

Consolidated Balance Sheets
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

                                                                                      2001                2000

Assets
Current assets:
    Cash and cash equivalents                                                      $ 11,005,012          $9,828,122
    Accounts receivable                                                                 374,145             491,285
    Inventories                                                                       7,606,911           7,037,495
    Deferred income taxes                                                               708,600             405,800
    Prepaid expenses and other current assets                                           261,937             167,063
                                                                              ------------------  ------------------
        Total current assets                                                         19,956,605          17,929,765

Property, plant and equipment, net                                                    2,625,597           2,580,176
Investment in joint venture - Majestic 21                                               802,175             624,641
Deferred income taxes                                                                    33,600             452,900
Other assets                                                                          2,323,134           2,256,001
                                                                              ------------------  ------------------
        Total assets                                                               $ 25,741,111         $23,843,483
                                                                              ==================  ==================

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                                                $ 1,114,244          $1,025,464
    Accrued expenses and other current liabilities                                    2,166,706           1,241,617
    Accrued compensation                                                                410,906             523,881
    Income taxes payable                                                                325,553              27,550
                                                                              ------------------  ------------------
        Total current liabilities                                                     4,017,409           2,818,512
                                                                              ------------------  ------------------

Commitments and contingent liabilities

Stockholders' equity:
    Preferred stock, $.10 par value, 500,000 shares authorized;
      none issued                                                                             -                   -
    Common stock, $.10 par value, 10,000,000 shares authorized;
      5,364,907 shares issued in 2001 and 2000                                          536,491             536,491
    Additional paid-in capital                                                        8,629,144           8,629,144
    Retained earnings                                                                19,286,981          16,809,068
    Less treasury stock at cost, 1,220,469 and 942,969 shares,
      respectively, in 2001 and 2000                                                 (6,728,914)         (4,949,732)
                                                                              ------------------  ------------------
        Total stockholders' equity                                                   21,723,702          21,024,971
                                                                              ------------------  ------------------
        Total liabilities and stockholders' equity                                 $ 25,741,111         $23,843,483
                                                                              ==================  ==================


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

Nobility Homes, Inc.

Consolidated Statements of Income
For the Years Ended November 3, 2001, November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

                                                                2001                2000                1999

Net sales                                                     $30,278,768         $29,540,189         $40,267,679
Net sales - related parties                                         8,895              25,245              85,575
                                                         -----------------   -----------------   -----------------

      Total net sales                                          30,287,663          29,565,434          40,353,254

Cost of goods sold                                            (21,851,960)        (21,978,563)        (29,808,581)
                                                         -----------------   -----------------   -----------------

      Gross profit                                              8,435,703           7,586,871          10,544,673

Selling, general and administrative expenses                   (5,435,803)         (5,624,358)         (7,004,398)

Impairment adjustment of goodwill (Note 2)                              -             (89,000)           (154,000)
                                                         -----------------   -----------------   -----------------

      Operating income                                          2,999,900           1,873,513           3,386,275
                                                         -----------------   -----------------   -----------------

Other income:
    Interest income                                               365,029             355,845             208,834
    Undistributed earnings in joint
      venture - Majestic 21                                       285,534             380,208             388,495
    Gain on recovery of TLT, Inc. note
      receivable (Note 3)                                         200,000             766,100             400,000
    Miscellaneous income                                           62,889             147,437              82,936
                                                         -----------------   -----------------   -----------------

                                                                  913,452           1,649,590           1,080,265
                                                         -----------------   -----------------   -----------------

Income before provision for income taxes                        3,913,352           3,523,103           4,466,540

Provision for income taxes                                     (1,358,000)         (1,255,000)         (1,675,000)
                                                         -----------------   -----------------   -----------------

Income before cumulative effect adjustment                      2,555,352           2,268,103           2,791,540
Cumulative effect adjustment, net of tax                          (77,439)                  -                   -
                                                         -----------------   -----------------   -----------------

      Net income                                              $ 2,477,913         $ 2,268,103         $ 2,791,540
                                                         =================   =================   =================

Average shares outstanding
    Basic                                                       4,200,863           4,610,220           4,819,823
    Diluted                                                     4,286,778           4,610,220           4,839,659

Earnings per share
    Basic                                                     $       .59         $       .49         $       .58
    Diluted                                                   $       .58         $       .49         $       .58



                   The accompanying notes are an integral part
                  of these consolidated financial statements.

Nobility Homes, Inc.

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended November 3, 2001, November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

                                         Additional
                                           Common           Paid-in         Retained        Treasury
                                           Stock            Capital         Earnings          Stock            Total

Balance at October 31, 1998             $   492,209      $ 2,197,185      $18,225,666     $(2,241,317)     $18,673,743

    10% stock dividend                       44,282        6,431,959       (6,476,241)              -                -

    Purchase of treasury stock                    -                                 -      (1,028,492)      (1,028,492)

    Net income                                    -                -        2,791,540               -        2,791,540
                                    ----------------   --------------  ---------------  --------------   --------------

Balance at November 6, 1999                 536,491        8,629,144       14,540,965      (3,269,809)      20,436,791

    Purchase of treasury stock                    -                                 -      (1,679,923)      (1,679,923)

    Net income                                    -                         2,268,103               -        2,268,103
                                    ----------------   --------------  ---------------  --------------   --------------

Balance at November 4, 2000                 536,491        8,629,144       16,809,068      (4,949,732)      21,024,971

    Purchase of treasury stock                    -                                 -      (1,779,182)      (1,779,182)

    Net income                                    -                         2,477,913               -        2,477,913
                                    ----------------   --------------  ---------------  --------------   --------------

Balance at November 3, 2001             $   536,491      $ 8,629,144      $19,286,981     $(6,728,914)     $21,723,702
                                    ================   ==============  ===============  ==============   ==============



                   The accompanying notes are an integral part
                  of these consolidated financial statements.

Nobility Homes, Inc.

Consolidated Statements of Cash Flows
For the Years Ended November 3, 2001, November 4, 2000 and November 6, 1999
--------------------------------------------------------------------------------

                                                                           2001           2000             1999
Cash flows from operating activities:
    Net income                                                         $ 2,477,913     $ 2,268,103      $ 2,791,540
    Adjustments to reconcile net income to net cash
        provided by operating activities:
      Cumulative effect of accounting change                                77,439               -                -
      Depreciation and amortization                                        200,458         216,765          276,986
      Impairment adjustment of goodwill                                          -          89,000          154,000
      Gain on recovery of TLT, Inc. note receivable                       (200,000)       (766,100)        (400,000)
      Deferred income taxes                                                116,500         (13,400)           1,900
      Undistributed earnings in joint venture - Majestic 21               (285,534)       (380,208)        (388,495)
      Distributions from joint venture - Majestic 21                       108,000         187,000          386,000
      Increase in cash surrender value of life insurance                   (92,328)        (99,996)         (92,689)
      Decrease (increase) in:
        Accounts receivable - trade                                       (344,075)       (323,521)         367,851
        Inventories                                                          4,285       2,112,429        1,241,416
        Prepaid expenses and other current assets                          (94,874)        143,579           14,286
      (Decrease) increase in:
        Accounts payable                                                    88,780        (158,301)        (652,843)
        Accrued expenses and other current liabilities                     735,164         267,331         (393,630)
        Accrued compensation                                              (112,975)         95,538         (155,546)
        Income taxes payable                                               298,003         (71,600)        (241,900)
                                                                   ----------------  --------------   --------------
    Net cash provided by operating activities                            2,976,756       3,566,619        2,908,876
                                                                   ----------------  --------------   --------------

Cash flows from investing activities:
    Purchase of property, plant and equipment                             (220,684)       (777,940)        (179,162)
    Collection of TLT, Inc. note receivable                                200,000         766,100          400,000
    Increase in receivable from officers for life
      insurance premiums                                                         -         (19,975)         (19,975)
                                                                   ----------------  --------------   --------------
    Net cash provided by (used in) investing activities                    (20,684)        (31,815)         200,863
                                                                   ----------------  --------------   --------------

Cash flows from financing activities:
    Purchase of treasury stock                                          (1,779,182)     (1,679,923)      (1,028,492)
                                                                   ----------------  --------------   --------------
    Net cash used in financing activities                               (1,779,182)     (1,679,923)      (1,028,492)
                                                                   ----------------  --------------   --------------

Net increase in cash and cash equivalents                                1,176,890       1,854,881        2,081,247

Cash and cash equivalents at beginning of year                           9,828,122       7,973,241        5,891,994
                                                                   ----------------  --------------   --------------

Cash and cash equivalents at end of year                               $11,005,012     $ 9,828,122      $ 7,973,241
                                                                   ================  ==============   ==============

Supplemental disclosure of cash flow information

    Interest paid                                                      $         -     $         -      $         -
                                                                   ================  ==============   ==============
    Income taxes paid                                                  $   884,000     $ 1,340,000      $ 1,915,000
                                                                   ================  ==============   ==============


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

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

     Fiscal Year

     The Company's fiscal year ends on the first Saturday on or after October
     31. The year ended November 3, 2001 consisted of a fifty-two week period, the year ended November 4, 2000 consisted of a fifty-two week period and the year ended November 6, 1999 consisted of a fifty-three week period.

     Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of November 3, 2001 and November 4, 2000, approximately $9,005,000 and $7,909,000, respectively, of the cash and cash equivalents were held in the form of certificates of deposit and governmental securities. All of the governmental securities are held by one trustee bank, are backed by letters of credit provided by the issuers and are due on demand at the original purchase price paid by the Company.

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

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     Investment in Joint Venture - Majestic 21

     The Company owns a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for using the equity method of accounting (Note 3).

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

     Derivative Instruments and Hedging Activities

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in assessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. The Company adopted SFAS 133 during fiscal 2000, which did not have a material effect on the Company, inasmuch as the Company has historically not invested in derivatives or participated in hedging activities.

     Stock-Based Compensation

     The Company accounts for compensation cost related to employee stock options and other forms of employee stock-based compensation plans in accordance with the requirements of APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS No. 123, Accounting for Stock-Based Compensation ("FAS

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     123"). FAS 123 established a fair value based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. FAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. Accordingly, the Company has adopted the provisions for the pro forma disclosure requirements of FAS 123.

     Revenue Recognition

     Effective November 5, 2000, the Company adopted the Securities Exchange Commission (SEC) Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") and recorded a charge of approximately $77,000, or 2 cents per diluted share, as a cumulative effect of an accounting change as of that date. The pro forma effects of this accounting change for the prior periods have not been presented as information related to the installation and set up of homes was not previously maintained in the Company's accounting systems, and thus the amounts are not readily determinable. The Company has restated quarterly amounts previously reported for 2001 in Note 15.

     Historically, the Company recognized revenue for retail cash sales when the cash payment was received, construction of the home was complete, title had passed to the retail home buyer and funds had been deposited into the Company's accounts. In the case of credit sales which represent the majority of retail sales, revenue was recognized when a down payment was received and the home buyer entered into an installment sales contract, construction of the home was complete, title had passed to the retail home buyer, and funds had been received from the finance company and deposited into the Company's accounts. As a result of adopting the provisions of SAB 101 during 2001, the Company now recognizes retail sales based upon occurrence of all of the above conditions plus delivery and set up of the home at the retail home buyer's site, and completion of any other significant obligations. Approximately 50% of these installment sales contracts, which are normally payable over 84 to 360 months, are financed by Majestic 21, the Company's joint venture financing partnership (Note 3).

     Historically, for wholesale home sales to independent retailers, the Company recognized revenue based upon shipment of the home since risk of loss passed to the independent retailer at that time. As a result of adopting the provisions of SAB 101 during 2001, the Company now recognizes wholesale home sales to independent retailers upon receiving wholesale floor plan financing or establishing retailer credit approval for terms, shipping of the home, and transferring title and risk of loss to the independent retailer. For wholesale shipments to independent retailers, the Company has no obligation to set up the home or to complete any other significant obligations.

     Through its wholly-owned subsidiary, Mountain Financial, Inc., an independent insurance agency and mortgage broker, the Company offers credit life and homeowners insurance, service warranty products, and brokering of mortgage loans to the retail home buyer.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     The Company has a rebate program for all dealers which pays rebates based upon sales volume to the dealers. Volume rebates are recorded as a reduction of sales in the accompanying financial statements.

     Advertising

     Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $508,000, $545,000 and $650,000 for fiscal years 2001, 2000 and 1999, respectively.

     Income Taxes

     Deferred tax assets and liabilities are determined based on differences between financial reporting and taxes bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Earnings Per Share

     These financial statements include "basic" and "diluted" earnings per share information for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive common shares. Diluted earnings per share calculations include dilutive common share stock options of 85,915, 0 and 19,836 for fiscal years 2001, 2000 and 1999, respectively.

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

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     approximately $487,000 of goodwill, which is being amortized on a straight-line basis over 15 years.

     Since the acquisition, the Florida manufactured housing industry growth trend has been slower than originally expected. Consequently, of the six retail centers acquired, the Company closed one in fiscal 2000 and two in fiscal 1999. As a result, the Company recorded an impairment loss of approximately $0, $89,000 and $154,000 in fiscal 2001, 2000 and 1999, respectively.

     The results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition.

3.   Related Party Transactions

     Receivable from Officers for Life Insurance Premiums

     The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 and pays premiums for the Executive Vice President on a split-dollar life insurance policy with a face value of $1,200,000. These policies insure the President and the Executive Vice President and name their respective families as beneficiaries. The cumulative premiums advanced under these arrangements amounted to approximately $597,000 at November 3, 2001 and November 4, 2000. The advances are non-interest bearing. Net cash surrender value of approximately $997,000 and $930,000 at November 3, 2001 and November 4, 2000, respectively, was pledged to the Company as collateral for advances under this arrangement.

     Affiliated Entities

     TLT, Inc.
     The President, Chairman of the Board of Directors and 53% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities in Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interests in each of these limited partnerships of 23% to 100%. The TLT Communities have purchased manufactured homes exclusively from the Company since 1990.

     The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 7 and 140 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company's net sales to TLT, Inc. and TLT Communities were $8,895, $25,244 and $85,575 in fiscal 2001, 2000 and 1999, respectively.

     Beginning in 1990 and continuing into 1993, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     these communities. These advances are non-interest bearing and were fully reserved in fiscal 1991. TLT paid approximately $200,000, $766,000 and $400,000 to the Company to reduce these outstanding advances in fiscal 2001, 2000 and 1999, respectively. The amounts collected have been recorded as a gain on recovery of the fully reserved TLT, Inc. note receivable in the accompanying consolidated financial statements. The balance of the reserved advances at November 3, 2001 was approximately $553,000.

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

     The following is summarized financial information of the Company's joint venture:

                                 2001              2000                1999

     Total Assets            $ 5,692,176       $ 1,132,878          $  869,116
     Total Liabilities       $ 4,211,826       $     7,695          $    6,250
     Total Equity            $ 1,480,350       $ 1,126,283          $  862,866
     Net Income              $   571,068       $   653,415          $  776,990


     Distributions received from the joint venture amounted to $108,000, $187,000 and $386,000 in 2001, 2000 and 1999, respectively.

4.   Inventories

     Inventories at November 3, 2001 and November 4, 2000 are summarized as follows:

                                                   2001               2000

     Raw materials                            $  483,945         $  478,039
     Work-in-process                             115,240            122,377
     Finished homes                            6,586,909          5,734,138
     Pre-owned manufactured homes                242,485            320,895
     Model home furniture                        178,332            382,046
                                            ----------------   -----------------

                                              $ 7,606,911        $ 7,037,495
                                            ================   =================

     The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

5.   Property, Plant and Equipment

     Property, plant and equipment, along with their estimated useful lives and related accumulated depreciation, as of November 3, 2001 and November 4, 2000 are summarized as follows:

                                                     Range
                                                    of Lives
                                                    in Years          2001              2000

     Land                                               -        $ 1,235,247         $  1,235,247
     Land and leasehold improvements                 10-20            464,825             446,751
     Buildings and improvements                      15-40          1,726,633           1,617,575
     Machinery and equipment                          3-10           691,788              671,812
     Furniture and fixtures                           3-10           491,470              453,397
                                                                ------------------   ---------------
                                                                    4,609,963           4,424,782
     Less accumulated depreciation                                 (1,984,366)         (1,844,606)
                                                                ------------------   ---------------

                                                                 $ 2,625,597         $  2,580,176
                                                                ==================   ===============

     Depreciation expense totaled approximately $174,000, $185,000 and $229,000 for fiscal years 2001, 2000 and 1999, respectively.

6.   Other Assets

     Other assets at November 3, 2001 and November 4, 2000 are comprised of the following:

                                                                                    2001               2000

     Cash surrender value of life insurance                                    $   1,398,164      $    1,305,836
     Receivable from officers for life insurance premiums (Note 3)                   597,024             597,024
     Goodwill, net (Note 2)                                                          327,946             353,141
                                                                               --------------     ---------------

                                                                               $   2,323,134      $    2,256,001
                                                                               ==============     ===============

     Amortization of goodwill totaled approximately $25,000, $32,000 and $47,000 for fiscal years 2001, 2000 and 1999, respectively.

7.   Accrued Expenses and Other Current Liabilities

     Accrued expenses and other current liabilities at November 3, 2001 and November 4, 2000 are comprised of the following:

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

                                            2001               2000

Customer deposits                       $ 1,603,316         $  632,619
Accrued sales taxes                          16,540            195,655
Accrued warranty expense                    165,000            165,000
Other accrued expenses                      381,850            248,343
                                   -----------------  -----------------

                                        $ 2,166,706        $ 1,241,617
                                   =================  =================


8.   Income Taxes

     The provision for income taxes for the years ended November 3, 2001, November 4, 2000 and November 6, 1999 consists of the following:

                                                               2001              2000              1999
     Current tax expense:
         Federal                                           $  1,103,800       $  1,111,000     $   1,445,700
         State                                                  137,700            130,600           227,400
                                                         ---------------   ----------------  ----------------
                                                              1,241,500          1,241,600         1,673,100

      Deferred tax expense                                      116,500             13,400             1,900
                                                         ---------------   ----------------  ----------------

         Provision for income taxes                        $  1,358,000       $  1,255,000     $   1,675,000
                                                         ===============   ================  ================

     The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 3, 2001, November 4, 2000 and November 6, 1999.

                                                                    2001              2000               1999

     Provision - federal statutory tax rate                    $  1,330,500      $  1,198,000      $  1,519,000
     Increase (decrease) resulting from:
         State taxes, net of federal tax benefit                    142,100           127,100           162,000
         Permanent differences:
           Tax exempt interest                                      (92,400)          (74,000)                -
           Other                                                    (22,200)            3,900            (6,000)
                                                            ----------------  ----------------   ---------------

         Provision for income taxes                            $  1,358,000      $  1,255,000      $  1,675,000
                                                            ================  ================   ===============

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the related deferred tax assets and deferred tax liabilities are as follows:

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

                                                                2001               2000
     Gross deferred tax assets:
         Allowance for doubtful accounts              $        208,000     $      283,200
         Inventories                                            62,000             60,500
         Customer deposits                                     139,400                  -
         Other assets                                          310,600            491,900
         Reserve for warranty expense                           62,100             62,100
                                                      -----------------    ---------------
           Total deferred tax assets                           782,100            897,700

     Gross deferred tax liabilities:
         Depreciation                                          (39,900)           (39,000)
                                                      -----------------    ---------------
           Net deferred tax asset                     $        742,200     $      858,700
                                                      =================    ===============


     The Company believes that it is more likely than not that the net deferred tax assets of $742,200 at November 3, 2001 will be realized on future tax returns, primarily from the generation of future taxable income.

9.   Financing Agreements

     Revolving Credit Agreement

     The Company maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings of up to $4,000,000. The Agreement provides for interest at the bank prime rate less 0.5% (4.0% at November 3, 2001) on the outstanding balance. The line of credit is uncollateralized, due on demand and includes certain restrictive covenants relating to tangible net worth and acquiring new debt. There are no commitment fees or compensating balance arrangements associated with the Agreement. At November 3, 2001 and November 4, 2000, there were no borrowings outstanding under credit facility.

10.  Stockholders' Equity

     Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock.

     Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 277,500 and 309,900 shares of its common stock during fiscal years 2001 and 2000, respectively. These shares were acquired for general corporate purposes.

11.  Stock Option Plan

     During fiscal 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), which authorizes the issuance of options to purchase common stock. The Plan provides for the issuance of options to purchase up to 495,000 shares of common stock to employees and directors. Options granted are exercisable after one or more years and expire

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     no later than six to ten years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 264,810 and 275,660 at November 3, 2001 and November 4, 2000. Options were held by 33 persons at November 3, 2001.

     Information with respect to options granted at November 3, 2001 is as follows:

                                                              Stock         Weighted                  Weighted
                                                              Option        Average       Stock       Average
                                             Number of        Price         Exercise      Options     Exercise
                                              Shares          Range          Price      Exercisable    Price
                                            ------------  --------------  ------------  ----------- ------------

     Outstanding at October 31, 1998          250,250     $ 7.73 - 19.20  $    9.95        70,125   $     8.01
                                                          --------------  ------------  ----------- ------------

         Granted                               13,090           12.81         12.81             -            -
         Exercised                                  -               -             -             -            -
         Canceled                             (44,000)          19.20         19.20             -            -
                                          ------------    --------------  ------------  ----------- ------------
     Outstanding at November 6, 1999          219,340     $ 7.73 - 12.81  $    8.26       109,313   $     8.00
                                                          --------------  ------------  ----------- ------------

         Granted                                    -               -             -             -            -
         Exercised                                  -               -             -             -            -
         Canceled                                   -               -             -             -            -
                                          ------------    --------------  ------------  ----------- ------------
     Outstanding at November 4, 2000          219,340     $ 7.73 - 12.81  $    8.26       151,872   $     8.03
                                                          --------------  ------------  ----------- ------------

         Granted                               12,350     $ 5.50 - 6.00        5.86             -            -
         Exercised                                  -               -             -             -            -
         Canceled                              (1,500)           6.00          6.00             -            -
                                          ------------    --------------  ------------  ----------- ------------
     Outstanding at November 3, 2001          230,190     $ 5.50 - 12.81  $    8.12       151,872   $     8.03
                                          ============    ==============  ============  =========== ============

     The following table summarizes information about the Plan's stock options at November 3, 2001:

                                      Options Outstanding                    Options Exercisable
                          ---------------------------------------------  -----------------------------

                                                 Weighted
                                                  Average       Weighted                       Weighted
                                                 Remaining       Average                        Average
                                  Shares        Contractual     Exercise        Shares         Exercise
           Exercise prices      Outstanding     Life (years)       Price       Outstanding        Price
          -------------------  ---------------  --------------  ------------  --------------   ------------

            $      7.73           41,250            1.8         $    7.73         28,875        $   7.73
            $      8.03          165,000            4.8         $    8.03        165,000        $   8.03
            $     12.81           13,090            3.1         $   12.81          3,273        $  12.81
            $ 5.50 - 6.00         10,850            5.1         $    5.84           -           $   5.84
                               ---------------
                                 230,190
                               ===============

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

     The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates, as prescribed by FAS 123, the Company's net income and earnings per share would have been as follows:

                                            2001                2000               1999

     Net income:
         As reported                     $2,477,913          $2,268,103         $2,791,540
         Pro forma                       $2,428,760          $2,224,205         $2,653,378

     Earnings per share:
         As reported                     $      .59          $      .49         $      .58
         Pro forma                       $      .58          $      .48         $      .55

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

12.  Employee Benefit Plan

     The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 10% of an employee's contribution up to a maximum of 6% of an employee's compensation. The Company's contribution charged to operations was approximately $18,000, $15,000 and $6,000 in fiscal years 2001, 2000 and 1999, respectively.

13.  Stock Split and Stock Dividend

     On December 16, 1998, the Company declared a 10% stock dividend on its outstanding common stock, payable on February 19, 1999 to shareholders of record as of January 15, 1999. As a result of the stock dividend, 442,820 shares were issued during fiscal 1999.
     All references in the financial statements to share and per share amounts of the Company's common stock have been restated.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

14.  Commitments and Contingent Liabilities

     Operating Leases

     The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2002. The Company also leases certain equipment under operating leases. These leases have varying renewal options. Total rent expense amounted to approximately $582,000, $663,000 and $651,000 in fiscal years 2001, 2000 and 1999, respectively.

     Future minimum payments by year and in the aggregate, under the aforementioned leases and other noncancelable operating leases with initial or remaining terms in excess of one year, as of November 3, 2001 are as follows:

     Fiscal Year Ending                                  2001

     2002                                             $ 228,000
     2003                                                47,000
     2004                                                 2,000

     Repurchase Agreements

     The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $879,000 and $354,000 at November 3, 2001 and November 4, 2000, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 2001 or 2000.

     Other Contingent Liabilities

     Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------

15.  Quarterly Financial Summary (Unaudited)

     Following is a summary of the unaudited interim results of operations for each quarter in the years ended November 3, 2001 and November 4, 2000.

                                                   First          Second          Third           Fourth
     Year ended November 3, 2001
         Net sales
           As originally reported                 $5,785,562     $ 7,247,101     $ 8,827,065     $         -
           As restated for the first three
             quarters and as reported for
             the fourth quarter                    5,305,224       7,359,186       8,737,364       8,885,889
         Cost of goods sold
           As originally reported                  4,197,099       5,179,257       6,451,892               -
           As restated for the first three
             quarters and as reported for
             the fourth quarter                    3,827,012       5,254,121       6,406,189       6,364,638
         Net income
           As originally reported                    381,375         578,953         700,552               -
           As restated for the first three
             quarters and as reported for
             the fourth quarter                      207,390         617,244         651,396       1,001,649
     Earnings per share
         Basic
           As originally reported                        .09             .14             .17               -
           As restated for the first three
             quarters and as reported for
             the fourth quarter                          .04             .14             .16             .26
         Diluted
           As originally reported                        .09             .14             .17               -
           As restated for the first three
             quarters and as reported for
             the fourth quarter                          .04             .14             .16             .25

     Year ended November 4, 2000
         Net sales                                $6,155,268     $ 6,989,326     $ 7,638,698     $ 8,781,897
         Cost of goods sold                        4,671,316       5,120,341       5,727,020       6,459,886
         Net income                                  398,909         512,125         605,326         751,743
         Earnings per share
           Basic                                         .08             .11             .13             .17
           Diluted                                       .08             .11             .13             .17

     The sum of quarterly earnings per share amounts does not necessarily equal earnings per share for the year.

Nobility Homes, Inc.

Notes to Consolidated Financial Statements
November 3, 2001 and November 4, 2000
--------------------------------------------------------------------------------


     The Company historically records the increase in cash surrender value related to its life insurance policies on the Company's president and executive vice-president during the fourth quarter. Accordingly, the Company recorded credits of approximately $92,000, $100,000 and $93,000 in fiscal years 2001, 2000 and 1999, respectively, to insurance expense in the fourth quarter of the respective years.