Form 10-K, Exhibit 13
period 2002-11-02
NOBILITY HOMES INC
filed 2003-02-03
CIK 72205

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP

--------------------------------------------------------------------------------

                                                PricewaterhouseCoopers LLP 101
                                                East Kennedy Boulevard Suite
                                                1500 Tampa, FL 33602-5147
                                                Telephone (813) 229-0221
                                                Facsimile (813) 229-3646

               Report of Independent Certified Public Accountants

To the Board of Directors and
Stockholders of Nobility Homes, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiaries (the "Company") at November 2, 2002 and November 3, 2001, and the results of their operations and their cash flows for each of the three years in the period ended November 2, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

December 13, 2002

                           CONSOLIDATED BALANCE SHEETS
                      November 2, 2002 and November 3, 2001

                                                   2002          2001
Assets
Current assets:
     Cash and cash equivalents                  $12,481,711   $11,005,012
     Accounts receivable                          1,074,481       374,145
     Inventories                                  6,589,076     7,606,911
     Deferred income taxes                          608,700       708,600
     Prepaid expenses and other current assets      368,129       261,937
                                               -------------- --------------
          Total current assets                   21,122,097    19,956,605

Property, plant and equipment, net                2,948,096     2,625,597
Investment in joint venture - Majestic 21         1,020,056       802,175
Deferred income taxes                                22,700        33,600
Other assets                                      2,383,425     2,323,134
                                               -------------- --------------
          Total assets                          $27,496,374   $25,741,111
                                               ============== ==============


   The accompanying notes are an integral part of these financial statements.


                                                                       2002               2001

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                 $  1,178,395     $   1,114,244
  Accrued expenses and other current liabilities                      1,834,965         2,166,706
  Accrued compensation                                                  704,122           410,906
  Income taxes payable                                                        -           325,553
                                                                   -------------     ------------
       Total current liabilities                                      3,717,482         4,017,409
                                                                   -------------     ------------

Commitments and contingent liabilities

Stockholders' equity:
  Preferred stock, $.10 par value, 500,000 shares authorized;
    none issued                                                               -                 -
  Common stock, $.10 par value, 10,000,000 shares authorized;
    5,364,907 shares issued as of December 31, 2002 and 2001            536,491           536,491
Additional paid-in capital                                            8,629,144         8,629,144
Retained earnings                                                    22,421,883        19,286,981
Less treasury stock at cost, 1,347,694 and 1,220,469 shares,
  respectively, in 2002 and 2001                                     (7,808,626)       (6,728,914)
                                                                    ------------     ------------
       Total stockholders' equity                                    23,778,892        21,723,702
                                                                    ------------     ------------
       Total liabilities and stockholders' equity                  $ 27,496,374     $  25,741,111
                                                                   =============    =============

   The accompanying notes are an integral part of these financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
  For the years ended November 2, 2002, November 3, 2001 and November 4, 2000

                                                                       2002                   2001                  2000

Net sales                                                       $ 37,872,138          $ 30,278,768          $ 29,540,189
Net sales - related parties                                           44,325                 8,895                25,245
                                                                -------------         ------------            ----------

         Total net sales                                          37,916,463            30,287,663            29,565,434

Cost of goods sold                                               (28,114,834)          (21,851,960)          (21,978,563)
                                                                -------------         ------------            ----------

         Gross profit                                              9,801,629             8,435,703             7,586,871

Selling, general and administrative expenses                      (5,871,930)           (5,435,803)           (5,624,358)

Impairment adjustment of goodwill (Note 2)                                 -                     -               (89,000)
                                                                -------------         ------------            ----------

         Operating income                                          3,929,699             2,999,900             1,873,513
                                                                -------------         ------------            ----------

Other income:
  Interest income                                                    196,026               365,029               355,845
  Undistributed earnings in joint
    venture - Majestic 21                                            291,081               285,534               380,208
  Gain on recovery of TLT, Inc. note
    receivable (Note 3)                                              320,764               200,000               766,100
  Miscellaneous income                                                72,332                62,889               147,437
                                                                -------------         ------------            ----------
                                                                      880,203              913,452             1,649,590
                                                                -------------         ------------            ----------
Income before provision for income taxes                            4,809,902            3,913,352             3,523,103

Provision for income taxes                                         (1,675,000)          (1,358,000)           (1,255,000)
                                                                -------------         ------------            ----------
Income before cumulative effect adjustment                          3,134,902            2,555,352             2,268,103
Cumulative effect adjustment, net of tax                                    -              (77,439)                    -
                                                                -------------         ------------            ----------
         Net income                                               $ 3,134,902          $ 2,477,913           $ 2,268,103
                                                                =============         ============           ===========

Average shares outstanding
  Basic                                                             4,107,748            4,200,863             4,610,220
  Dilute                                                            4,130,464            4,286,778             4,610,220

Earnings per share
Basic                                                                   $ .76                $ .59                 $ .49
Diluted                                                                 $ .76                $ .58                 $ .49


   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY
  For the years ended November 2, 2002, November 3, 2001 and November 4, 2000


                                                                      Additional
                                        Common           Common         Paid-in         Retained         Treasury
                                     Stock Shares         Stock         Capital         Earnings          Stock           Total

Balance at November 6, 1999            4,731,838      $  536,491     $ 8,629,144     $   14,540,965  $   (3,269,809)  $ 20,436,791


  Purchase of treasury stock            (309,900)              -                 -                -      (1,679,923)    (1,679,923)

  Net income                                   -               -                 -        2,268,103               -      2,268,103
                                   ---------------- ---------------- --------------  --------------- ---------------- --------------

Balance at November 4, 2000            4,421,938         536,491       8,629,144         16,809,068      (4,949,732)    21,024,971

  Purchase of treasury stock            (277,500)              -                                  -      (1,779,182)     1,779,182)

  Net income                                   -               -                          2,477,913               -      2,477,913
                                   ---------------- ---------------- --------------  --------------- ---------------- --------------

Balance at November 3, 2001            4,144,438         536,491         8,629,144       19,286,981      (6,728,914)    21,723,702

  Purchase of treasury stock            (127,225)                                                        (1,079,712)    (1,079,712)

  Net income                                                                              3,134,902                      3,134,902
                                   ---------------- ---------------- --------------  --------------- ---------------- --------------

Balance at November 2, 2002            4,017,213      $  536,491     $ 8,629,144     $   22,421,883  $   (7,808,626)  $ 23,778,892
                                   ================== ============== ==============  =============== ================ ==============

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended November 2, 2002, November 3, 2001 and November 4, 2000


                                                               2002             2001            2000
Cash flows from operating activities:
  Net income                                              $ 3,134,902       $ 2,477,913     $ 2,268,103
  Adjustments to reconcile net income to net cash
         provided by operating activities:
    Cumulative effect of accounting change                          -            77,439               -
    Depreciation and amortization                             236,176           200,458         216,765
    Impairment adjustment of goodwill                               -                 -          89,000
    Gain on recovery of TLT, Inc. note receivable            (320,764)         (200,000)       (766,100)
    Deferred income taxes                                     110,800           116,500         (13,400)
    Undistributed earnings in joint venture - Majestic 21    (291,081)         (285,534)       (380,208)
    Distributions from joint venture - Majestic 21             73,200           108,000         187,000
    Increase in cash surrender value of life insurance        (89,529)          (92,328)        (99,996)
    Decrease (increase) in:
         Accounts receivable - trade                         (700,336)         (344,075)       (323,521)
         Inventories                                        1,017,835             4,285       2,112,429
         Prepaid expenses and other current assets           (106,192)          (94,874)        143,579
    (Decrease) increase in:
         Accounts payable                                      64,151            88,780        (158,301)
         Accrued expenses and other current liabilities      (331,741)          735,164         267,331
         Accrued compensation                                 293,216          (112,975)         95,538
         Income taxes payable                                (325,553)          298,003         (71,600)
                                                        --------------     --------------- -------------
  Net cash provided by operating activities                 2,765,084         2,976,756       3,566,619
                                                        --------------     --------------- -------------
Cash flows from investing activities:
  Purchase of property, plant and equipment                  (529,437)         (220,684)       (777,940)
  Collection of TLT, Inc. note receivable                     320,764           200,000         766,100
  Increase in receivable from officers for life
    insurance premiums                                              -                 -         (19,975)
                                                        --------------     --------------- -------------
Net cash provided by (used in) investing activities          (208,673)          (20,684)        (31,815)
                                                        --------------     --------------- -------------

Cash flows from financing activities:
  Purchase of treasury stock                               (1,079,712)       (1,779,182)     (1,679,923)
                                                        --------------     --------------- -------------

Net increase in cash and cash equivalents                   1,476,699         1,176,890       1,854,881

Cash and cash equivalents at beginning of year             11,005,012         9,828,122       7,973,241
                                                        --------------     --------------- -------------

Cash and cash equivalents at end of year                  $12,481,711       $11,005,012     $ 9,828,122
                                                        ==============     =============== =============

Supplemental disclosure of cash flow information
  Interest paid                                           $         -       $         -     $
                                                        ==============     =============== =============
  Income taxes paid                                       $ 2,227,000       $   884,000     $ 1,340,000
                                                        --------------     --------------- -------------


   The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements
November 2, 2002 and November 3, 2001

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

Fiscal Year

The Company's fiscal year ends on the first Saturday on or after October 31. The years ended November 2, 2002, November 3, 2001 and November 4, 2000 consisted of fifty-two week periods.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of November 2, 2002 and November 3, 2001, approximately $10,139,000 and $9,005,000, respectively, of the cash and cash equivalents were held in the form of certificates of deposit and governmental securities. All of the governmental securities are held by one trustee bank, are backed by letters of credit provided by the issuers and are due on demand at the original purchase price paid by the Company.

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

Investment in Joint Venture -- Majestic 21

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

Warranty Costs

The company provides for a warranty as the manufactured homes are sold. Amounts related to these warranties are immaterial for all periods presented.

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

Derivative Instruments and Hedging Activities

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in assessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. The Company adopted SFAS 133 during fiscal 2000, which did not have a material effect on the Company, as the Company has historically not invested in derivatives or participated in hedging activities.

Stock-Based Compensation

The Company accounts for compensation cost related to employee stock options and other forms of employee stock-based compensation plans in accordance with the requirements of APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS No. 123, Accounting for Stock-Based Compensation ("FAS 123"). FAS 123 established a fair value based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. FAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. Accordingly, the Company follows the provisions for the pro forma disclosure requirements of FAS 123.

Revenue Recognition

Effective November 5, 2000, the Company adopted the Securities Exchange Commission (SEC) Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") and recorded a charge of approximately $77,000, or 2 cents per diluted share, as a cumulative effect of an accounting change as of that date. The pro forma effects of this accounting change for the prior periods have not been presented because information related to the installation and set up of homes was not previously maintained in the Company's accounting systems, and thus the amounts are not readily determinable. The Company has restated quarterly amounts previously reported for 2001 in Note 14.

Historically, the Company recognized revenue for retail cash sales when the cash payment was received, construction of the home was complete, title had passed to the retail home buyer and funds had been deposited into the Company's accounts. In the case of credit sales which represent the majority of retail sales, revenue was recognized when a down payment was received and the home buyer entered into an installment sales contract, construction of the home was complete, title had passed to the retail home buyer, and funds had been received from the finance company and deposited into the Company's accounts. As a result of adopting the provisions of SAB 101 during 2001, the Company now recognizes retail sales based upon occurrence of all of the above conditions plus delivery and set up of the home at the retail home buyer's site, and completion of any other significant obligations. Approximately 42% of these installment sales contracts, which are normally payable over 84 to 360 months, are financed by Majestic 21, the Company's joint venture financing partnership (Note 3).

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

Rebate Program

The Company has a rebate program for all dealers which pays rebates based upon sales volume to the dealers. Volume rebates are recorded as a reduction of sales in the accompanying financial statements.

Advertising

Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $472,000, $508,000 and $545,000 for fiscal years 2002, 2001 and 2000, respectively.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and taxes bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Share

These financial statements include "basic" and "diluted" earnings per share information for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares out-standing. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive common shares. Diluted earnings per share calculations include dilutive common share stock options of 22,716, 85,915 and 0 for fiscal years 2002, 2001 and 2000, respectively. Stock option to purchase 113,251, 142,340, and 188,282 shares of common stock for the fiscal years 2002, 2001 and 2000, respectively, were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

Concentration of Credit Risk

The Company's customers are concentrated in the State of Florida. One customer, a multi-park owner, accounted for over 11% of the Company's sales during the fiscal year ended 2002. The Company had an approximate $835,000 receivable balance with this customer at November 2, 2002. There were no other customers that accounted for over 10% of the company's sales during fiscal 2002.

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

Shipping and Handling Costs

Net sales include the revenue related to shipping and handling charges billed to customers. The related costs associated with shipping and handling are included as a component of cost of goods sold.

Recently Issued Financial Accounting Standards

In June 2001, the FASB issued Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting) and supercedes APB 17, Intangible Assets. Under FAS 142, goodwill and indefinite lived intangible assets will no longer be amortized and will be tested for impairment at least annually at a reporting unit level. Additionally, the amortization period of intangible assets with finite lives is no longer limited to forty years. FAS 142 is effective for fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recognized in an entity's statement of financial position at the date, regardless of when those assets were initially recognized. The Company will adopt FAS 142 in its fiscal year 2003. Adoption of FAS 142 effective November 3, 2002 is estimated to result in the elimination of approximately $29,000 of annual amortization. The Company is in the process of per-forming the initial impairment testing of goodwill and has not yet quantified whether an initial impairment charge will result upon adoption of FAS 142.

In August 2001, the FASB issued Statement No. 144 (FAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 supersedes FAS 121 and applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a

Business. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and generally, its provisions are to be applied prospectively. The Company anticipates adopting FAS 144 in its fiscal year 2003, although it does not believe it will have a material impact on the Company's reported results of operations, financial position or cash flows.

In December 2002, the FASB issued Statement No. 148 (FAS 148), Accounting for Stock-Based Compensation-Transition and Disclosure. FAS 148 amends FAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. FAS 148 shall be effective for financial statements for fiscal years ending after December 15, 2002. The Company will adopt this Statement in its fiscal year 2003 and expects no significant impact from this adoption.

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

Since the acquisition, the Florida manufactured housing industry growth trend has been slower than originally expected. Consequently, of the six retail centers acquired, the Company closed one in fiscal 2000 and two in fiscal 1999. As a result, the Company recorded an impairment loss of approximately $89,000 in fiscal 2000.

The results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition.

3.  Related Party Transactions

Receivable from Officers for Life Insurance Premiums

The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 and pays premiums for the Executive Vice President on a split-dollar life insurance policy with a face value of $1,200,000. These policies insure the President and the Executive Vice President and name their respective families as beneficiaries. The cumulative premiums advanced under these arrangements amounted to approximately $597,000 at November 2, 2002 and November 3, 2001. The advances are non-interest bearing. Net cash surrender value of approximately $1,062,000 and $997,000 at November 2, 2002 and November 3, 2001, respectively, was pledged to the Company as collateral for advances under this arrangement.

Affiliated Entities

TLT, Inc.
The President, Chairman of the Board of Directors and 54% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities in Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interests in each of these limited partner-ships. The TLT Communities have purchased manufactured homes exclusively from the Company since 1990.

The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 7 and 140 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company's net sales to TLT, Inc. and TLT Communities were $44,325, $8,895 and $25,244 in fiscal 2002, 2001 and 2000, respectively.

Beginning in 1990 and continuing into 1993, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. These advances are non-interest bearing and were fully reserved in fiscal 1991. TLT paid approximately $321,000, $200,000 and $766,000 to the Company to reduce these outstanding advances in fiscal 2002, 2001 and 2000, respectively. The amounts collected have been recorded as a gain on recovery of the fully reserved TLT, Inc. note receivable in the accompanying consolidated financial statements. The balance of the reserved advances at November 3, 2002 was approximately $232,000.

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

Investment  in Joint  Venture - Majestic  21
During fiscal 1997, the Company contributed $250,000 for a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for under the equity method of accounting. The following is summarized financial information of the Company's joint venture:

                            2002                 2001                   2000

Total Assets          $    1,916,112       $    5,692,176         $    1,132,878
Total Liabilities     $            -       $    4,211,826         $        7,695
Total Equity          $    1,916,112       $    1,480,350         $    1,126,283
Net Income            $      582,162       $      571,068         $      653,415

Distributions received from the joint venture amounted to $73,000, $108,000 and $187,000 in 2002, 2001 and 2000, respectively.

4.  Inventories

Inventories at November 2, 2002 and November 3, 2001 are summarized as follows:

                                                2002                    2001

Raw materials                            $      555,231          $      483,945
Work-in-process                                 113,375                 115,240
Finished homes                                5,525,607               6,586,909
Pre-owned manufactured homes                    320,564                 242,485
Model home furniture                             74,299                 178,332
                                         --------------          --------------
                                         $    6,589,076          $    7,606,911
                                         ==============          ==============

The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

5.  Property, Plant and Equipment

Property, plant and equipment, along with their estimated useful lives and related accumulated depreciation, as of November 2, 2002 and November 3, 2001 are summarized as follows:

                                  Range
                                 of Lives
                                 in Years              2002             2001

Land                                   -          $ 1,235,247     $   1,235,247
Land and leasehold improvements    10-20              503,867           464,825
Buildings and improvements         15-40            2,031,038         1,726,633
Machinery and equipment             3-10              730,335           691,788
Furniture and fixtures              3-10              541,159           491,470
                                              ----------------  ---------------
                                                    5,041,646         4,609,963
Less accumulated depreciation                      (2,093,550)       (1,984,366)
                                              ----------------  ---------------
                                                  $ 2,948,096     $   2,625,597
                                              ================  ================

Depreciation expense totaled approximately $207,000, $174,000 and $185,000 for fiscal years 2002, 2001 and 2000 respectively.

6.  Other Assets

Other assets at November 2, 2002 and November 3, 2001 are comprised of the following:

                                                         2002            2001

Cash surrender value of life insurance           $     1,487,693  $    1,398,164
Receivable from officers for life
    insurance premiums (Note 3)                          597,024         597,024
Goodwill, net (Note 2)                                   298,708         327,946
                                                 ---------------  --------------
                                                 $     2,383,425  $    2,323,134
                                                 ===============  ==============

Amortization of goodwill totaled approximately $29,000, $25,000 and $32,000 for fiscal years 2002, 2001 and 2000, respectively.

7.  Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at November 2, 2002 and November 3, 2001 are comprised of the following:

                                                         2002            2001

Customer deposits                                $     1,117,265  $    1,603,316
Accrued sales taxes                                      119,674          16,540
Accrued warranty expense                                 165,000         165,000
Other accrued expenses                                   433,026         381,850
                                                  ---------------  -------------

                                                 $     1,834,965  $    2,166,706
                                                  ===============  =============

8.  INCOME TAXES

The provision for income taxes for the years ended November 2, 2002, November 3, 2001 and November 4, 2000 consists of the following:

                                                     2002                2001               2000
Current tax expense:
   Federal                                    $      1,414,000    $     1,103,800   $       1,111,000
   State                                               150,200            137,700             130,600
                                               ----------------    ---------------   -----------------
                                                     1,564,200          1,241,500           1,241,600

Deferred tax expense                                   110,800            116,500              13,400
                                               ----------------    ---------------   -----------------

Provision for income taxes                    $      1,675,000    $     1,358,000   $       1,255,000
                                               ================    ===============   =================

The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 2, 2002, November 3, 2001 and November 4, 2000.

                                                   2002                2001               2000

Provision - federal statutory tax rate        $    1,620,000      $    1,330,500     $   1,198,000
Increase (decrease) resulting from:
   State taxes, net of federal tax benefit           173,000             142,100           127,100
   Permanent differences:
        Tax exempt interest                         (60,500)            (92,400)          (74,000)
        Other                                       (57,500)            (22,200)             3,900
                                               --------------      --------------     -------------

Provision for income taxes                    $    1,675,000      $    1,358,000     $   1,255,000
                                               ==============      ==============    ==============

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the related deferred tax assets and deferred tax liabilities are as follows:

                                                             2002             2001
Gross deferred tax assets:
   Allowance for doubtful accounts                      $     87,300    $     208,000
   Inventories                                                79,400           62,000
   Other assets                                              447,000          450,000
   Accrued expenses                                           62,100           62,100
                                                         ------------    -------------
       Total deferred tax assets                             675,800          782,100

Gross deferred tax liabilities:
   Depreciation                                             (44,400)         (39,900)
                                                         ------------    -------------
       Net deferred tax asset                           $    631,400    $     742,200
                                                         ============    =============


The Company believes that it is more likely than not that the net deferred tax assets of $631,400 at November 2, 2002 will be realized on future tax returns, primarily from the generation of future taxable income.

9.  Financing Agreements

Revolving Credit Agreement

The Company maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings of up to $4,000,000. The Agreement provides for interest at the bank prime rate less 0.5% (4.75% at November 2, 2002) on the outstanding balance. The line of credit is uncollateralized, due on demand and includes certain restrictive covenants relating to tangible net worth and acquiring new debt. There are no commitment fees or compensating balance arrangements associated with the Agreement. At November 2, 2002 and November 3, 2001, there were no borrowings outstanding under the credit facility.

10.  Stockholders' Equity

Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock.

Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 127,225, 277,500 and 309,900 shares of its common stock during fiscal years 2002, 2001 and 2000, respectively. These shares were acquired for general corporate purposes.

11.  Stock Option Plan

During fiscal 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), which authorizes the issuance of options to purchase common stock. The Plan provides for the issuance of options to purchase up to 495,000 shares of common stock to employees and directors. Options granted are exercisable after one or more years and expire no later than six to ten years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 279,840 and 264,810 at November 2, 2002 and November 3, 2001. Options were held by 22 persons at November 2, 2002.

Information with respect to options granted at November 2, 2002 is as follows:

                                                                               Stock               Weighted
                                                                               Option               Average
                                                          Number of            Price               Exercise
                                                           Shares              Range                 Price
                                                       --------------   -------------------    --------------------

Outstanding at November 6, 1999                              219,340        $ 7.73 - 12.81     $              8.26
                                                       --------------   -------------------    --------------------

   Granted                                                         -                     -                       -
   Exercised                                                       -                     -                       -
   Canceled                                                        -                     -                       -
                                                       --------------   -------------------    --------------------
Outstanding at November 4, 2000                              219,340          7.73 - 12.81                    8.26

   Granted                                                    12,350           5.50 - 6.00                    5.86
   Exercised                                                       -                     -                       -
   Canceled                                                   (1,500)                 6.00                    6.00
                                                       --------------   -------------------      ------------------
Outstanding at November 3, 2001                              230,190          5.50 - 12.81                    8.12

   Granted                                                     8,950                  8.30                    8.30
   Exercised                                                       -                     -                       -
   Canceled                                                  (23,980)         7.73 - 12.81                    8.62
                                                       --------------   -------------------      ------------------
Outstanding at November 2, 2002                              215,160        $ 5.50 - 12.81     $              8.10
                                                       ==============   ===================    ====================

The following table summarizes information about the Plan's stock options at November 2, 2002:

                                    Options Outstanding                             Options Exercisable
                   ------------------------------------------------------  --------------------------------------
                                           Weighted
                                            Average           Weighted                                Weighted
                                           Remaining          Average                                 Average
        Exercise            Shares         Contractual         Exercise           Shares               Exercise
         Prices           Outstanding      Life (years)         Price           Outstanding             Price
--------------------------------------------------------  ---------------  ------------------     ---------------
    $   5.50 - 6.00            10,850          4           $    5.84               1,085            $   5.84
    $          7.73            21,450          1                7.73              21,450                7.73
    $          8.03           165,000          4                8.03             165,000                8.03
    $          8.30             8,950          5                8.30                   -                8.30
    $         12.81             8,910          2               12.81               4,010               12.81
                              215,160          4           $    8.10             191,545            $   8.08

The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates, as prescribed by FAS 123, the Company's net income and earnings per share would have been as follows:

                                              2002               2001                2000
Net income:
   As reported                          $     3,134,902      $   2,477,913       $   2,268,103
   Pro forma                            $     3,107,370      $   2,428,760       $   2,224,205

Earnings per share:
   As reported                          $           .76      $         .59       $         .49
   Pro forma                            $           .76      $         .58       $         .48

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

12.  Employee Benefit Plan

The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 10% of an employee's contribution up to a maximum of 6% of an employee's compensation. The Company's contribution charged to operations was approximately $6,000, $18,000 and $15,000 in fiscal years 2002, 2001 and 2000, respectively.

13.  Commitments and Contingent Liabilities

Operating Leases

The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2002. The Company also leases certain equipment under operating leases. These leases have varying renewal options. Total rent expense amounted to approximately $380,000, $582,000 and $663,000 in fiscal years 2002, 2001 and
2000, respectively.

Future minimum payments by year and in the aggregate, under the aforementioned leases and other noncancelable operating leases with initial or remaining terms in excess of one year, as of November 2, 2002 are as follows:

               Fiscal Year Ending                      2002

               2003                               $      51,000
               2004                                      30,000
               2005                                      24,000
               2006                                      14,000

Repurchase Agreements

The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $1,497,000 and $879,000 at November 2, 2002 and November 3, 2001, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 2002 or 2001.

Other Contingent Liabilities

Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

14. Quarterly Financial Summary (Unaudited)

Following is a summary of the unaudited interim results of operations for each quarter in the years ended November 2, 2002 and November 3, 2001.

                                                 First             Second             Third             Fourth

Year ended November 2, 2002
   Net sales                                  $ 8,288,448        $ 8,945,759       $ 8,335,919      $ 12,346,337
   Cost of goods sold                           6,180,373          6,588,885         6,092,161         9,253,415
   Net income                                     592,934            770,834           728,815         1,042,328

Earnings per share
   Basic                                              .14                .19               .18               .26
   Diluted                                            .14                .19               .18               .26

Year ended November 3, 2001
   Net sales                                  $ 5,305,224        $ 7,359,186       $ 8,737,364       $ 8,885,889
   Cost of goods sold                           3,827,012          5,254,121         6,406,189         6,364,638
   Net income                                     207,390            617,244           651,396         1,001,883

Earnings per share
   Basic                                              .05                .15               .16               .24
   Diluted                                            .05                .15               .16               .23


The sum of quarterly earnings per share amounts does not necessarily equal earnings per share for the year.

The Company historically records the increase in cash surrender value related to its life insurance policies on the Company's president and executive vice-president during the fourth quarter. Accordingly, the Company recorded credits of approximately $90,000, $92,000 and $100,000 in fiscal years 2002, 2001 and 2000, respectively, to insurance expense in the fourth quarter of the respective years.