Form 10-K, Exhibit 13
period 2003-11-01
NOBILITY HOMES INC
filed 2004-01-30
CIK 72205

TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.
                CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS

           AN INDEPENDENTLY OWNED MEMBER OF THE RSM MCGLADREY NETWORK





                          Independent Auditors' Report


To the Board of Directors and
      Stockholders of Nobility Homes, Inc.


We have audited the accompanying consolidated balance sheet of Nobility Homes, Inc. and Subsidiaries (the "Company") as of November 1, 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nobility Homes, Inc. and Subsidiaries as of November 1, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill as of November 3, 2002 as required by the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.


/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.


Orlando, Florida
December 17, 2003

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

PRICEWATERHOUSECOOPERS
--------------------------------------------------------------------------------
                                                 PricewaterhouseCoopers LLP
                                                 101 East Kennedy Boulevard
                                                 Suite 1500
                                                 Tampa FL  33602-5147
                                                 Telephone (813) 229 0221
                                                 Facsimile (813) 229 3646


               Report of Independent Certified Public Accountants


To the Board of Directors and
Stockholders of Nobility Homes, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. and its subsidiaries (the "Company") at November 2, 2002 and November 3, 2001, and the results of their operations and their cash flows for each of the three years in the period ended November 2, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the over-all financial presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

December 13, 2002

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
November 1, 2003 and November 2, 2002


                                                                               2003                      2002

Assets
Current assets:
        Cash and cash equivalents                                              $ 10,641,748              $ 12,481,711
        Short-term investments (Note 2)                                             342,550                         -
        Accounts receivable                                                       2,096,128                 1,074,481
        Inventories                                                               6,557,659                 6,589,076
        Deferred income taxes                                                       485,716                   608,700
        Prepaid expenses and other current assets                                   501,014                   368,129
                                                                        --------------------     ---------------------
               Total current assets                                              20,624,815                21,122,097

Property, plant and equipment, net                                                3,136,506                 2,948,096
Long-term investments (Note 2)                                                    5,249,825                         -
Investment in joint venture - Majestic 21                                         1,203,804                 1,020,056
Deferred income taxes                                                                15,050                    22,700
Other assets                                                                      2,474,905                 2,383,425
                                                                        --------------------     ---------------------
               Total assets                                                    $ 32,704,905              $ 27,496,374
                                                                        --------------------     ---------------------


   The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
November 1, 2003 and November 2, 2002


                                                                                          2003                   2002

Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable                                                                  $ 1,484,997             $ 1,178,395
        Accrued expenses and other current liabilities                                      2,988,131               1,834,965
        Accrued compensation                                                                  524,784                 704,122
        Income taxes payable                                                                  890,675                       -
                                                                                   -------------------    --------------------
               Total current liabilities                                                    5,888,587               3,717,482
                                                                                   -------------------    --------------------

Commitments and contingent liabilities (Note 14)

Stockholders' equity:
        Preferred stock, $.10 par value, 500,000 shares authorized;
           none issued                                                                              -                       -
        Common stock, $.10 par value, 10,000,000 shares authorized;
           5,364,907 shares issued in 2003 and 2002                                           536,491                 536,491
        Additional paid-in capital                                                          8,613,640               8,629,144
        Retained earnings                                                                  25,500,362              22,421,883
        Accumulated other comprehensive income                                                 35,516                       -
        Less treasury stock at cost, 1,354,663 and 1,347,694 shares,
           respectively, in 2003 and 2002                                                  (7,869,691)             (7,808,626)
                                                                                   -------------------    --------------------
               Total stockholders' equity                                                  26,816,318              23,778,892
                                                                                   -------------------    --------------------
               Total liabilities and stockholders' equity                                $ 32,704,905            $ 27,496,374
                                                                                   -------------------    --------------------


   The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
For the years ended November 1, 2003, November 2, 2002 and November 3, 2001


                                                                 2003                    2002                   2001

Net sales                                                        $ 39,205,481           $ 37,872,138            $ 30,278,768
Net sales - related parties                                            23,675                 44,325                   8,895
                                                          --------------------    -------------------    --------------------

             Total net sales                                       39,229,156             37,916,463              30,287,663

Cost of goods sold                                                (29,362,197)           (28,114,834)            (21,851,960)
                                                          --------------------    -------------------    --------------------

             Gross profit                                           9,866,959              9,801,629               8,435,703

Selling, general and administrative expenses                       (5,789,361)            (5,871,930)             (5,435,803)
                                                          --------------------    -------------------    --------------------

             Operating income                                       4,077,598              3,929,699               2,999,900
                                                          --------------------    -------------------    --------------------

Other income:
        Interest income                                               211,018                196,026                 365,029
        Undistributed earnings in joint
             venture - Majestic 21                                    220,148                291,081                 285,534
        Gain on recovery of TLT, Inc. note
             receivable (Note 3)                                            -                320,764                 200,000
        Receipt of stock in connection with
             demutualization of insurance company                     167,930                      -                       -
        Miscellaneous                                                  56,785                 72,332                  62,889
                                                          --------------------    -------------------    --------------------

                                                                      655,881                880,203                 913,452
                                                          --------------------    -------------------    --------------------

Income before provision for income taxes                            4,733,479              4,809,902               3,913,352

Provision for income taxes                                         (1,655,000)            (1,675,000)             (1,358,000)
                                                          --------------------    -------------------    --------------------

Income before cumulative effect adjustment                          3,078,479              3,134,902               2,555,352
Cumulative effect adjustment, net of tax                                    -                      -                 (77,439)
                                                          --------------------    -------------------    --------------------

        Net income                                                  3,078,479              3,134,902               2,477,913

Other comprehensive income, net of tax
        Unrealized investment gains                                    35,516                      -                       -
                                                          --------------------    -------------------    --------------------

        Comprehensive income                                      $ 3,113,995            $ 3,134,902             $ 2,477,913
                                                          --------------------    -------------------    --------------------

Average shares outstanding
        Basic                                                       3,996,424              4,107,748               4,200,863
        Diluted                                                     4,021,996              4,130,464               4,286,778

Earnings per share
        Basic                                                          $ 0.77                 $ 0.76                  $ 0.59
        Diluted                                                        $ 0.77                 $ 0.76                  $ 0.58

   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
   For the years ended November 1, 2003, November 2, 2002 and November 3, 2001


                                                                                       Accumulated
                                                        Additional                        Other
                               Common        Common      Paid-in          Retained     Comprehensive     Treasury
                             Stock Shares    Stock       Capital          Earnings        Income           Stock          Total

Balance at 11/4/2000           4,421,938    $ 536,491   $ 8,629,144      $ 16,809,068   $        -      $ (4,949,732)  $21,024,971
     Purchase of
       treasury stock           (277,500)           -             -                 -            -        (1,779,182)   (1,779,182)
     Net income                        -            -             -         2,477,913            -                 -     2,477,913
                            ------------- ------------ -------------  ---------------- ------------ ----------------- -------------
Balance at 11/3/2001           4,144,438      536,491     8,629,144        19,286,981            -        (6,728,914)   21,723,702
     Purchase of
       treasury stock           (127,225)           -             -                 -            -        (1,079,712)   (1,079,712)
     Net income                        -            -             -         3,134,902            -                 -     3,134,902
                            ------------- ------------ -------------  ---------------- ------------ ----------------- -------------
Balance at 11/2/2002           4,017,213      536,491     8,629,144        22,421,883            -        (7,808,626)   23,778,892
     Purchase of
       treasury stock            (29,700)           -             -                 -            -          (260,158)     (260,158)
     Exercise of employee
       stock options              19,635            -       (16,759)                -            -           172,003       155,244
     Payment of employee
       benefit plan expenses
       with treasury stock         3,096            -         1,255                 -            -            27,090        28,345
     Unrealized investment
       gains                           -            -             -                 -       35,516                 -        35,516
     Net income                        -            -             -         3,078,479            -                 -     3,078,479
                            ------------- ------------ -------------  ---------------- ------------ ----------------- -------------
Balance at 11/1/2003           4,010,244    $ 536,491   $ 8,613,640      $ 25,500,362   $   35,516      $ (7,869,691)  $26,816,318
                            ------------- ------------ -------------  ---------------- ------------ ----------------- -------------


   The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the years ended November 1, 2003, November 2, 2002 and November 3, 2001

                                                                           2003                2002               2001

Cash flows from operating activities:
     Net income                                                       $   3,078,479      $   3,134,902       $   2,477,913
     Adjustments to reconcile net income to net cash
             provided by operating activities:
         Depreciation and amortization                                      232,377            236,176             200,458
         Deferred income taxes                                              130,634            110,800             116,500
         Undistributed earnings in joint venture - Majestic 21             (220,148)          (291,081)           (285,534)
         Distributions from joint venture - Majestic 21                      36,400             73,200             108,000
         Increase in cash surrender value of life insurance                 (91,480)           (89,529)            (92,328)
         Payment of employee benefit plan expenses
             with treasury stock                                             28,345                  -                   -
         Gain on recovery of TLT, Inc. note receivable                            -           (320,764)           (200,000)
         Cumulative effect of accounting change                                   -                  -              77,439
         Decrease (increase) in:
             Accounts receivable - trade                                 (1,021,647)          (700,336)           (344,075)
             Inventories                                                     31,417          1,017,835               4,285
             Prepaid expenses and other current assets                     (132,885)          (106,192)            (94,874)
         (Decrease) increase in:
             Accounts payable                                               306,602             64,151              88,780
             Accrued expenses and other current liabilities               1,153,166           (331,741)            735,164
             Accrued compensation                                          (179,338)           293,216            (112,975)
             Income taxes payable                                           890,675           (325,553)            298,003
                                                                  ------------------  -----------------  ------------------
     Net cash provided by operating activities                            4,242,597          2,765,084           2,976,756
                                                                  ------------------  -----------------  ------------------

Cash flows from investing activities:
     Purchase of property, plant and equipment                             (420,787)          (529,437)           (220,684)
     Collection of TLT, Inc. note receivable                                      -            320,764             200,000
                                                                  ------------------  -----------------  ------------------
     Net cash used in investing activities                                 (420,787)          (208,673)            (20,684)
                                                                  ------------------  -----------------  ------------------

Cash flows from financing activities:
     Purchase of investments                                             (5,556,859)                 -                   -
     Purchase of treasury stock                                            (260,158)        (1,079,712)         (1,779,182)
     Proceeds from exercise of employee stock options                       155,244                  -                   -
                                                                  ------------------  -----------------  ------------------
     Net cash used in investing activities                               (5,661,773)        (1,079,712)         (1,779,182)
                                                                  ------------------  -----------------  ------------------

Net (decrease) increase in cash and cash equivalents                     (1,839,963)         1,476,699           1,176,890

Cash and cash equivalents at beginning of year                           12,481,711         11,005,012           9,828,122
                                                                  ------------------  -----------------  ------------------

Cash and cash equivalents at end of year                              $  10,641,748      $  12,481,711       $  11,005,012
                                                                  ------------------  -----------------  ------------------

Supplemental disclosure of cash flow information
     Interest paid                                                    $           -      $           -       $           -
                                                                  ------------------  -----------------  ------------------
     Income taxes paid                                                $     620,000      $   2,227,000       $     884,000
                                                                  ------------------  -----------------  ------------------

   The accompanying notes are an integral part of these financial statements.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

I.  REPORTING ENTITY AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiaries, Mountain Financial, Inc., an independent insurance agency and mortgage broker, and Majestic Homes, Inc., (collectively the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships, including its own retail sales centers, and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates seventeen Florida retail sales centers: Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland, Lake City, Auburndale, Jacksonville, Hudson, Inverness, Fort Walton, Pace, Tavares, Panama City, and Yulee.

All intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR
The Company's fiscal year ends on the first Saturday on or after October 31. The years ended November 1, 2003, November 2, 2002 and November 3, 2001 consisted of fifty-two week periods.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of November 1, 2003 and November 2, 2002, approximately $8,815,000 and $10,139,000, respectively, of the cash and cash equivalents were held in the form of certificates of deposit and governmental securities. All of the governmental securities are held by one trustee bank, are backed by letters of credit provided by the issuers and are due on demand at the original purchase price paid by the Company.

INVESTMENTS
The Company's investments consist of municipal and other debt securities as well as equity securities of a public company. Investments with maturities of less than one year are classified as short-term investments. Debt securities that the Company has the ability and intent to hold until maturity are accounted for as held-to-maturity securities and are carried at amortized cost. The Company's equity investment in a public company is classified as available-for-sale and carried at fair value. Unrealized gains on the available-for-sale securities, net of taxes, are recorded in accumulated other comprehensive income.

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

INVESTMENT IN JOINT VENTURE -- MAJESTIC 21
The Company owns a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for using the equity method of accounting (see Note 3).

IMPAIRMENT OF LONG-LIVED ASSETS
In the event that facts and circumstances indicate that the carrying value of a long-lived asset may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a writedown is required. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

GOODWILL - ADOPTION OF FAS STATEMENT 142
Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, ("FAS 142") effective November 3, 2002. FAS 142 requires entities to assess the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis beginning in fiscal year 2003. When the fair value is less than the related goodwill value, entities are required to reduce the amount of goodwill. The approach to evaluating the recoverability of goodwill as outlined FAS 142 requires the use of valuation techniques utilizing estimates and assumptions about projected future operating results and other variables. FAS 142 also requires entities to discontinue the amortization of goodwill, including amortization of goodwill acquired in past business combinations. Accordingly, the Company no longer amortized goodwill beginning in fiscal year 2003 (see Note
6).

At November 1, 2003 and November 2, 2002, goodwill, net of accumulated amortization, totaled $298,708. Accumulated amortization of goodwill totaled $185,669 at November 1, 2003 and November 2, 2002. Amortization of goodwill totaled $29,000 and $25,000 for fiscal years 2002 and 2001, respectively.

WARRANTY COSTS
The Company provides for a warranty as the manufactured homes are sold. Amounts related to these warranties are immaterial for all periods presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The carrying amount and fair market value of the Company's investments at November 1, 2003 totaled $5,592,375 and $5,604,596, respectively.

STOCK-BASED COMPENSATION
SFAS No. 123, Accounting for Stock-Based Compensation ("FAS 123"), encourages the use of a fair-value method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting. As allowed by SFAS No. 123, we have elected to account for our stock-based compensation plans under an intrinsic value method that requires compensation expense to be recorded only if, on the grant date, the current market price of our common stock exceeds the exercise price the employee must pay for the stock. Our policy is to grant stock options at the fair market value of our underlying stock at the date of grant.

The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates, as prescribed by FAS 123, the Company's net income and earnings per share would have been as follows:

                                       2003            2002             2001
                                       ----            ----             ----

Net income, as reported             $3,078,479       $3,134,902      $2,477,913

Add: Stock-based employee
  expense included in net
  income, net of related
  tax effects                           18,424             -               -

Deduct: Total stock-based
  employee compensation expense
  determined under fair value
  based method, net of related
  tax effects                          (32,468)         (27,532)        (49,153)
                                     ---------        ---------       ---------

Pro forma net income                $3,064,435       $3,107,370      $2,428,760
                                     ---------        ---------       ---------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Basic earnings per share:
   As reported                          $ 0.77           $ 0.76          $ 0.59
   Pro forma                            $ 0.77           $ 0.76          $ 0.58

Diluted earnings per share:
   As reported                          $ 0.77           $ 0.76          $ 0.58
   Pro forma                            $ 0.76           $ 0.75          $ 0.57

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

Historically, the Company recognized revenue for retail cash sales when the cash payment was received, construction of the home was complete, title had passed to the retail homebuyer and funds had been deposited into the Company's accounts. In the case of credit sales which represent the majority of retail sales, revenue was recognized when a down payment was received and the home buyer entered into an installment sales contract, construction of the home was complete, title had passed to the retail home buyer, and funds had been received from the finance company and deposited into the Company's accounts. As a result of adopting the provisions of SAB 101 during 2001, the Company now recognizes retail sales based upon occurrence of all of the above conditions plus delivery and set up of the home at the retail homebuyer's site, and completion of any other significant obligations. Approximately 48% of these installment sales contracts, which are normally payable over 84 to 360 months, are financed by Majestic 21, the Company's joint venture financing partnership (see Note 3).

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

REBATE PROGRAM
The Company has a rebate program for all dealers which pays rebates based upon sales volume to the dealers. Volume rebates are recorded as a reduction of sales in the accompanying consolidated financial statements. The rebate liability is calculated and recognized as eligible homes are sold based upon factors surrounding the activity and prior experience of specific dealers and is included in other accrued expenses in the accompanying consolidated balance sheets.

ADVERTISING
Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $470,000, $472,000 and $508,000 for fiscal years 2003, 2002 and 2001, respectively.

INCOME TAXES
Deferred tax assets and liabilities are determined based on differences between financial reporting and taxes bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

EARNINGS PER SHARE
These financial statements include "basic" and "diluted" earnings per share information for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive common shares. Diluted earnings per share calculations include dilutive common share stock options of 25,572, 22,716, and 85,915 for fiscal years 2003, 2002 and 2001, respectively. Stock options to purchase 7,810, 113,251 and 142,340 shares of common stock for the fiscal years 2003, 2002, and 2001, respectively, were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

CONCENTRATION OF CREDIT RISK
The Company's customers are concentrated in the State of Florida. One customer, a multi-park owner, accounted for over 12% and 11% of the Company's sales during the fiscal years ended 2003 and 2002, respectively. The Company had an approximate $1,807,000 and $835,000 receivable balance with this customer at November 1, 2003 and November 2, 2002, respectively. There were no other customers that accounted for over 10% of the Company's sales during fiscal 2003 or 2002.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SHIPPING AND HANDLING COSTS
Net sales include the revenue related to shipping and handling charges billed to customers. The related costs associated with shipping and handling are included as a component of cost of goods sold.

COMPREHENSIVE INCOME
Comprehensive income includes net income as well as additional other comprehensive income. The Company's other comprehensive income consists of unrealized gains on available-for-sale securities, net of tax.

RECENT ACCOUNTING PRONOUNCEMENTS
Effective November 3, 2002, the Company adopted FAS 142, Goodwill and Other Intangible Assets. FAS 142 requires entities to assess the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis (see Note 6).

In August 2001, the FASB issued Statement No. 144 ("FAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 supersedes FAS 121 and applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 ("APB 30"), Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and generally, its provisions are to be applied prospectively. The adoption of FAS 144 in fiscal year 2003 had no material impact on the Company's reported consolidated results of operations, financial position or cash flows.

In December 2002, the FASB issued Statement No. 148 ("FAS 148"), Accounting for Stock-Based Compensation- Transition and Disclosure. FAS 148 amends FAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. FAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company adopted this Statement in fiscal year 2003 and had no significant impact from this adoption.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Financial Accounting Standards Board Interpretation ("FIN") 46, Consolidation of Variable Interest Entities, was issued in January 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 will be effective for any variable interest entities of the Company in the second quarter of fiscal 2004. The Company is in the process of evaluating the impact of the adoption of FIN 46; however, the Company does not believe that the consolidation of any potential variable interest entities would be required nor would it have a material impact on its consolidated financial statements.

2. INVESTMENTS

Investments in held-to-maturity and available-for-sale debt and equity securities were as follows at November 1, 2003:

                                                                       Gross           Gross
                                                                    Unrealized       Unrealized         Estimated
                                                      Cost             Gains           Losses           Fair Value
                                                --------------    -------------    ---------------    ---------------
Held-to-maturity securities (carried at
      amortized cost):
      Municipal securities                        $ 5,375,721       $   31,487       $   (19,266)      $   5,387,942

Available-for-sale securities (carried at
      fair value):
      Equity securities in a public company           165,519           51,135                 -             216,654
                                                --------------    -------------    ---------------    ---------------

Total investments                                 $ 5,541,240       $   82,622       $   (19,266)      $   5,604,596
                                                --------------    -------------    ---------------    ---------------

The fair values were estimated based on quoted market prices using current market rates.

Contractual maturities of held-to-maturity debt securities at November 1, 2003 were as follows:

                                                            Estimated
                                           Cost             Fair Value
                                    -----------------   -----------------
Due in less than one year             $     125,896      $      125,559
Due in 1 - 5 years                        3,049,120           3,039,947
Due in 5 - 10 years                       2,200,705           2,222,436
                                    -----------------   -----------------
                                      $   5,375,721      $    5,387,942
                                    -----------------   -----------------

There were no sales of available-for-sale securities during the fiscal year ended 2003.

A summary of the carrying values and balance sheet classification of all investments in debt and equity securities including held-to-maturity and available-for-sale securities disclosed above was as follows at November 1, 2003:


Held-to-maturity debt securities                                                $      125,896
Available-for-sale equity securities                                                   216,654
                                                                              -----------------
Short-term investments                                                                 342,550
Held-to-maturity debt securities included in long-term investments                   5,249,825
                                                                              -----------------
Total investments                                                               $    5,592,375
                                                                              -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3. RELATED PARTY TRANSACTIONS

RECEIVABLE FROM OFFICER FOR LIFE INSURANCE PREMIUMS
The Company funded premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000. These policies insure the President and name his family as beneficiaries. The cumulative premiums advanced under these arrangements amounted to approximately $597,000 at November 1, 2003 and November 2, 2002. The advances are noninterest bearing. Net cash surrender value of approximately $1,128,000 and $1,062,000 at November 1, 2003 and November 2, 2002, respectively, was pledged to the Company as collateral for advances under this arrangement. Subsequent to November 1, 2003, the advances were repaid (see
Note 16).

AFFILIATED ENTITIES
TLT, Inc.
The President, Chairman of the Board of Directors, a 54% stockholder of the Company, ("President") and the Executive Vice President, an 11% stockholder of the Company, each own 50% of the stock of TLT, Inc. TLT, Inc. is the general partner of two limited partnerships which are developing manufactured housing communities in Central Florida (the "TLT Communities"). The President owns between a 24.75% and a 49.5% direct and indirect interests in each of these limited partnerships. The Executive Vice President owns between a 49.5% and a 57.75% direct and indirect interests in each of these limited partnerships. The TLT Communities have purchased manufactured homes exclusively from the Company since 1990.

The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 7 and 90 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company's net sales to TLT, Inc. and TLT Communities were $23,675, $44,325 and $8,895 in fiscal 2003, 2002 and 2001, respectively.

Beginning in 1990 and continuing into 1993, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. These advances are non-interest bearing and were fully reserved in fiscal 1991. TLT paid approximately $0, $321,000 and $200,000 to the Company to reduce these outstanding advances in fiscal 2003, 2002 and 2001, respectively. The amounts collected have been recorded as a gain on recovery of the fully reserved TLT, Inc. note receivable in the accompanying consolidated financial statements. The balance of the reserved advances at November 1, 2003 was approximately $232,000.

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

The following is summarized financial information of the Company's joint venture:

                               2003            2002             2001

Total Assets               $ 6,518,794      $ 1,916,112      $ 5,692,176
Total Liabilities          $ 4,163,661      $         -      $ 4,211,826
Total Equity               $ 2,355,133      $ 1,916,112      $ 1,480,350
Net Income                 $   440,296      $   582,162      $   571,068

Distributions received from the joint venture amounted to $36,400, $73,200 and $108,000 in fiscal years 2003, 2002 and 2001, respectively.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4. INVENTORIES

Inventories at November 1, 2003 and November 2, 2002 are summarized as follows:

                                              2003                2002

Raw materials                             $      680,036      $      555,231
Work-in-process                                  109,947             113,375
Finished homes                                 5,272,867           5,525,607
Pre-owned manufactured homes                     401,728             320,564
Model home furniture                              93,081              74,299
                                         ----------------    ----------------

                                          $    6,557,659      $    6,589,076
                                         ----------------    ----------------

The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, along with their estimated useful lives and related accumulated depreciation, as of November 1, 2003 and November 2, 2002 are summarized as follows:

                                               Range of Lives
                                                 in Years               2003                2002
Land                                                 -            $    1,235,247      $    1,235,247
Land and leasehold improvements                    10-20                 528,874             503,867
Buildings and improvements                         15-40               2,101,623           2,031,038
Machinery and equipment                            3-10                1,002,362             730,335
Furniture and fixtures                             3-10                  576,159             541,159
                                                                -----------------   -----------------
                                                                       5,444,265           5,041,646
Less accumulated depreciation                                         (2,307,759)         (2,093,550)
                                                                -----------------   -----------------
                                                                  $    3,136,506      $    2,948,096
                                                                =================   =================

Depreciation expense totaled approximately $232,000, $207,000 and $174,000 for fiscal years 2003, 2002 and 2001, respectively.

6.  Goodwill

Effective November 3, 2002, the Company adopted FAS 142, Goodwill and Other Intangible Assets. Under FAS 142, goodwill is no longer amortized but rather tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. This new approach requires the use of valuation techniques and methodologies significantly different from the undiscounted cash flow policy previously followed by the Company.

The goodwill was tested for impairment during the first quarter of fiscal year 2003 and as a result of this valuation process, the Company concluded that there was no impairment of goodwill.

Prior to the adoption of FAS 142, the Company amortized goodwill on a straight-line basis over 15 years. Had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior years, the Company's net income, basic and diluted earnings per share would have been affected as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                     Fiscal Years Ended
                                  --------------------------------------------------------
                                       2003                2002                2001

Net income, as reported            $    3,078,479      $    3,134,902      $    2,477,913
Add:  goodwill amortization,
      net of tax                                -              18,900              16,300
                                  ----------------   -----------------   -----------------
Adjusted net income                $    3,078,479      $    3,153,802      $    2,494,213
                                  ----------------   -----------------   -----------------

There would have been no effect on basic or diluted earnings per share except for basic earnings per share in fiscal 2002 would have been $0.77 vs. $0.76 actual had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior years.

7.  OTHER ASSETS

Other assets at November 1, 2003 and November 2, 2002 are comprised of the following:

                                                               2003               2002

     Cash surrender value of life insurance                 $    1,579,173    $   1,487,693
     Receivable from officer for life
        insurance premiums (see Notes 3 and 16)                    597,024          597,024
     Goodwill, net (see Note 6)                                    298,708          298,708
                                                         ------------------  ---------------

                                                            $    2,474,905    $   2,383,425
                                                         ------------------  ---------------

8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at November 1, 2003 and November 2, 2002 are comprised of the following:

                                             2003                 2002

Customer deposits                        $     2,230,633     $    1,117,265
Accrued sales taxes                              149,481            119,674
Accrued warranty expense                         165,000            165,000
Other accrued expenses                           443,017            433,026
                                    ---------------------  -----------------

                                         $     2,988,131     $    1,834,965
                                    ---------------------  -----------------

9. INCOME TAXES

The provision for income taxes for the years ended November 1, 2003, November 2, 2002 and November 3, 2001 consists of the following:

                                          2003             2002             2001

Current tax expense:
   Federal                            $    1,366,600   $    1,414,000   $   1,103,800
   State                                     157,800          150,200         137,700
                                    ================= ================ ===============
                                           1,524,400        1,564,200       1,241,500

Deferred tax expense                         130,600          110,800         116,500
                                    ----------------- ---------------- ---------------

   Provision for income taxes         $    1,655,000   $    1,675,000   $   1,358,000
                                    ================= ================ ===============

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 1, 2003, November 2, 2002 and November 3, 2001:

                                                          2003             2002            2001

Provision - federal statutory tax rate                $   1,609,400    $  1,620,000    $  1,330,500
Increase (decrease) resulting from:
   State taxes, net of federal tax benefit                  115,000         173,000         142,100
   Permanent differences:
      Tax exempt interest                                   (75,500)        (60,500)        (92,400)
      Other                                                   6,100         (57,500)        (22,200)
                                                    ---------------- --------------- ---------------

   Provision for income taxes                         $   1,655,000    $  1,675,000    $  1,358,000
                                                    ---------------- --------------- ---------------

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the related deferred tax assets and deferred tax liabilities are as follows:

                                                 2003           2002

Gross deferred tax assets:
   Allowance for doubtful accounts           $     87,300   $     87,300
   Inventories                                     54,000         79,400
   Other assets                                   336,300        447,000
   Accrued expenses                                62,100         62,100
                                           --------------- --------------
      Total deferred tax assets                   539,700        675,800

Gross deferred tax liabilities:
   Depreciation                                   (38,934)       (44,400)
                                           --------------- --------------
      Net deferred tax asset                $     500,766   $    631,400
                                           =============== ==============

The Company believes that it is more likely than not that the net deferred tax assets of $500,766 at November 1, 2003 will be realized on future tax returns, primarily from the generation of future taxable income.

10. FINANCING AGREEMENTS

REVOLVING CREDIT AGREEMENT
The Company maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings of up to $4,000,000. The Agreement provides for interest at the bank prime rate less 0.5% (3.50% at November 1, 2003) on the outstanding balance. The Agreement is uncollateralized, due on demand and includes certain restrictive covenants relating to tangible net worth and acquiring new debt. There are no commitment fees or compensating balance arrangements associated with the Agreement. At November 1, 2003 and November 2, 2002, there were no borrowings outstanding under the Agreement.

11. STOCKHOLDERS' EQUITY

Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock. Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 29,700, 127,225 and 277,500 shares of its common stock during fiscal years 2003, 2002 and 2001, respectively. These shares were acquired for general corporate purposes. The Company reissued 22,731 shares of treasury stock during fiscal year 2003 for employee stock option exercises and the payment of employee benefit plan expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

12. STOCK OPTION PLAN

During fiscal 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), which authorizes the issuance of options to purchase common stock. The Plan provides for the issuance of options to purchase up to 495,000 shares of common stock to employees and directors. Options granted are exercisable after one or more years and expire no later than six to ten years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 294,440 and 279,840 at November 1, 2003 and November 2, 2002. Options were held by 13 persons at November 1, 2003.

Information with respect to options granted at November 1, 2003 is as follows:

                                       Number of       Stock Option        Weighted Average
                                         Shares        Price Range          Exercise Price
                                 -----------------  ------------------    -------------------

Outstanding at 11/4/2000                219,340      $  7.73 - 12.81        $     8.26
   Granted                               12,350          5.50 - 6.00              5.86
   Exercised                                  -                 -                  -
   Canceled                              (1,500)                6.00              6.00
Outstanding at 11/3/2001                230,190         5.50 - 12.81              8.12

   Granted                                8,950                 8.30              8.30
   Exercised                                  -                 -                  -
   Canceled                             (23,980)        7.73 - 12.81              8.62
Outstanding at 11/2/2002                215,160         5.50 - 12.81              8.10

   Granted                               11,550                 8.83              8.83
   Exercised                            (19,635)                7.73              7.73
   Canceled                              (6,515)        5.50 - 12.81              7.93
Outstanding at 11/1/2003                200,560      $  5.50 - 12.81        $     8.18

The following table summarizes information about the Plan's stock options at November 1, 2003:

                                         Options Outstanding                             Options Exercisable
                      ----------------------------------------------------------- ----------------------------------

                                           Weighted Average
                                              Remaining            Weighted                             Weighted
                          Shares           Contractual Life        Average             Shares            Average
  Exercise prices       Outstanding            (years)           Exercise Price      Outstanding      Exercise Price
--------------------  ---------------  ------------------------ -----------------  ----------------  ----------------
 $           5.50            2,300                2              $        5.50          2,300         $     5.50
             6.00            5,950                3                       6.00          5,950               6.00
             8.03          165,000                3                       8.03        165,000               8.03
             8.30            7,950                4                       8.30          7,950               8.30
             8.83           11,550                5                       8.83              -               8.83
            12.81            7,810                1                      12.81          7,810              12.81
                      ---------------  ------------------------ -----------------  --------------   ----------------
                           200,560                3              $        8.18        189,010         $     8.14
                      ===============  ======================== =================  ==============   ================

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The fair value of each option is determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option. The dividend yield was calculated by dividing the current annualized dividend by the option exercise price for each grant. The expected volatility was determined considering stock prices for the fiscal year the grant occurred and prior fiscal years, as well as considering industry volatility data. The risk-free interest rate was the rate available on zero coupon U.S. government obligations with a term equal to the remaining term for each grant. The expected life of the option was estimated based on the exercise history from previous grants.

The weighted-average assumptions used in the Black-Scholes model were as follows:

                                                        Stock Option Granted in Fiscal Year
                                                 -------------------------------------------------
                                                     2003              2002              2001
                                                 -------------   ---------------   ---------------
       Risk-free interest rate                       3.3%              4.7%              6.6%
       Expected volatility of stock                   45%               45%               45%
       Dividend yield                                1.1%               0%                0%
       Expected option life                       2 - 4 years       2 - 4 years       2 - 4 years

13. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 15% of an employee's contribution up to a maximum of 3% of an employee's compensation. The Company's contribution charged to operations was approximately $28,000, $6,000 and $18,000 in fiscal years 2003, 2002 and 2001, respectively.

14. COMMITMENTS AND CONTINGENT LIABILITIES

OPERATING LEASES
The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2006. The Company also leases certain equipment under unrelated operating leases. These leases have varying renewal options. Total rent expense for operating leases, including those with terms of less than one year, amounted to approximately $639,000, $585,000 and $582,000 in fiscal years 2003, 2002 and 2001, respectively.

Future minimum payments by year and in the aggregate, under the aforementioned leases and other noncancelable operating leases with initial or remaining terms in excess of one year, as of November 1, 2003 are as follows:

                        Fiscal Year Ending

                        2004                 $77,000
                        2005                  42,000
                        2006                  18,000

REPURCHASE AGREEMENTS
The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $1,900,000 and $1,497,000 at November 1, 2003 and November 2, 2002, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 2003, 2002 or 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

OTHER CONTINGENT LIABILITIES
Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

15. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

Following is a summary of the unaudited interim results of operations for each quarter in the years ended November 1, 2003 and November 2, 2002.

                                                   First           Second           Third           Fourth
     Year ended November 1, 2003
        Net sales                               $ 8,482,415      $ 8,354,762     $ 9,465,179      $ 12,926,800
        Cost of goods sold                        6,258,985        6,127,236       7,167,499         9,808,477
        Net income                                  600,584          677,231         633,730         1,166,934
     Earnings per share
        Basic                                          0.15             0.17            0.16              0.29
        Diluted                                        0.15             0.17            0.16              0.29

     Year ended November 2, 2002
        Net sales                               $ 8,288,448      $ 8,945,759     $ 8,335,919      $ 12,346,337
        Cost of goods sold                        6,180,373        6,588,885       6,092,161         9,253,415
        Net income                                  592,934          770,834         728,815         1,042,319
     Earnings per share
        Basic                                          0.14             0.19            0.18              0.26
        Diluted                                        0.14             0.19            0.18              0.26


The sum of quarterly earnings per share amounts does not necessarily equal earnings per share for the year. The Company historically records the increase in cash surrender value related to its life insurance policies on the Company's president during the fourth quarter. Accordingly, the Company recorded credits of approximately $91,000, $90,000 and $92,000 in fiscal years 2003, 2002 and 2001, respectively, to insurance expense in the fourth quarter of the respective years. In addition, the receipt of stock during fiscal year 2003 in connection with the demutualization of an insurance company in the amount of approximately $168,000 was recorded as other income during the fourth quarter of fiscal year 2003.

16. SUBSEQUENT EVENTS (UNAUDITED)

Subsequent to November 1, 2003, the receivable from the Company's president for split-dollar life insurance premiums in the amount of approximately $597,000 (see Notes 3 and 7) was repaid to the Company.

Subsequent to year-end, the Company's Board of Directors declared an annual cash dividend of $0.10 per common share, payable on January 12, 2004 to stockholders of record as of December 29, 2003.