Form 10-K, Exhibit 13
period 2004-11-06
NOBILITY HOMES INC
filed 2005-02-04
CIK 72205

Consolidated Balance Sheets
--------------------------------------------------------------------------------
November 6, 2004 and November 1, 2003


                                                                               2004                      2003

Assets
Current assets:
        Cash and cash equivalents                                              $ 14,588,332              $ 10,641,748
        Short-term investments                                                      777,042                   342,550
        Accounts receivable                                                       1,869,449                 2,096,128
        Inventories                                                               6,908,557                 6,557,659
        Prepaid expenses and other current assets                                   397,179                   501,014
        Deferred income taxes                                                       392,594                   485,716
                                                                        --------------------     ---------------------
               Total current assets                                              24,933,153                20,624,815

Property, plant and equipment, net                                                3,265,042                 3,136,506
Long-term investments                                                             8,342,382                 5,249,825
Other investments                                                                 1,446,012                 1,203,804
Deferred income taxes - noncurrent                                                        -                    15,050
Other assets                                                                      1,988,882                 2,474,905
                                                                        --------------------     ---------------------
               Total assets                                                    $ 39,975,471              $ 32,704,905
                                                                        ====================     =====================


Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable                                                        $ 1,494,163               $ 1,484,997
        Accrued compensation                                                      1,031,819                   524,784
        Accrued expenses and other current liabilities                              977,848                   757,498
        Income taxes payable                                                        617,737                   890,675
        Customer deposits                                                         4,327,647                 2,230,633
                                                                        --------------------     ---------------------
               Total current liabilities                                          8,449,214                 5,888,587

Deferred income taxes                                                               152,630                         -
                                                                        --------------------     ---------------------
               Total liabilities                                                  8,601,844                 5,888,587
                                                                        --------------------     ---------------------

Commitments and contingent liabilities (Note 14)

Stockholders' equity:
        Preferred stock, $.10 par value, 500,000 shares authorized;
           none issued                                                                    -                         -
        Common stock, $.10 par value, 10,000,000 shares
           authorized; 5,364,907 shares issued                                      536,491                   536,491
        Additional paid-in capital                                                8,719,130                 8,613,640
        Retained earnings                                                        29,732,071                25,500,362
        Accumulated other comprehensive income                                       77,788                    35,516
        Less treasury stock at cost, 1,334,361 and 1,354,663
           shares, respectively, in 2004 and 2003                                (7,691,853)               (7,869,691)
                                                                        --------------------     ---------------------
               Total stockholders' equity                                        31,373,627                26,816,318
                                                                        --------------------     ---------------------
               Total liabilities and stockholders' equity                      $ 39,975,471              $ 32,704,905
                                                                        ====================     =====================




   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
  For the years  ended  November  6, 2004, November 1, 2003 and November 2, 2002


                                                                 2004                  2003                   2002

Net sales                                                        $ 50,018,542         $ 39,229,156      $ 37,916,463

Cost of goods sold                                                (37,013,892)         (29,362,197)      (28,114,834)
                                                          --------------------   ------------------   ---------------

             Gross profit                                          13,004,650            9,866,959         9,801,629

Selling, general and administrative expenses                       (6,803,806)          (5,789,361)       (5,871,930)
                                                          --------------------   ------------------   ---------------

             Operating income                                       6,200,844            4,077,598         3,929,699

Other income:
        Interest income                                               376,753              211,018           196,026
        Undistributed earnings in joint
             venture - Majestic 21                                    342,509              220,148           291,081
        Receipt of stock in connection with
             demutualization of insurance company                           -              167,930                 -
        Gain on recovery of TLT, Inc. note
             receivable                                                     -                    -           320,764
        Miscellaneous                                                 112,703               56,785            72,332
                                                          --------------------   ------------------   ---------------

                                                                      831,965              655,881           880,203
                                                          --------------------   ------------------   ---------------

Income before provision for income taxes                            7,032,809            4,733,479         4,809,902

Provision for income taxes                                         (2,400,000)          (1,655,000)       (1,675,000)
                                                          --------------------   ------------------   ---------------

        Net income                                                  4,632,809            3,078,479         3,134,902

Other comprehensive income, net of tax:
        Unrealized investment gains                                    42,272               35,516                 -
                                                          --------------------   ------------------   ---------------

        Comprehensive income                                      $ 4,675,081          $ 3,113,995       $ 3,134,902
                                                          ====================   ==================   ===============

Average shares outstanding
        Basic                                                       4,016,797            3,996,424         4,107,748
        Diluted                                                     4,116,337            4,021,996         4,130,464

Earnings per share
        Basic                                                          $ 1.15               $ 0.77            $ 0.76
        Diluted                                                        $ 1.13               $ 0.77            $ 0.76

Cash dividends paid per common share                                   $ 0.10                  $ -               $ -




   The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended November 6, 2004, November 1, 2003 and November 2, 2002



                                                                                   Accumulated
                                                        Additional                    Other
                                  Common      Common      Paid-in       Retained  Comprehensive Treasury
                               Stock Shares    Stock      Capital       Earnings      Income      Stock           Total

Balance at 11/3/2001             4,144,438   $ 536,491  $ 8,629,144   $ 19,286,981         $ -  $(6,728,914) $ 21,723,702
     Purchase of
       treasury stock             (127,225)          -            -              -           -   (1,079,712)   (1,079,712)
     Net income                          -           -            -      3,134,902           -            -     3,134,902
                              -------------  ---------- ------------  ------------- ----------- ------------ -------------
Balance at 11/2/2002             4,017,213     536,491    8,629,144     22,421,883           -   (7,808,626)   23,778,892
     Purchase of
       treasury stock              (29,700)          -            -              -           -     (260,158)     (260,158)
     Exercise of employee
       stock options                19,635           -      (16,759)             -           -      172,003       155,244
     Payment of employee
       benefit plan expenses
       with treasury stock           3,096           -        1,255              -           -       27,090        28,345
     Unrealized investment
       gains                             -           -            -              -      35,516            -        35,516
     Net income                          -           -            -      3,078,479           -            -     3,078,479
                              -------------  ---------- ------------  ------------- ----------- ------------ -------------
Balance at 11/1/2003             4,010,244     536,491    8,613,640     25,500,362      35,516   (7,869,691)   26,816,318
     Exercise of employee
       stock options                20,302           -       29,738              -           -      177,838       207,576
     Unrealized investment
       gains                             -           -            -              -      42,272                     42,272
     Cash dividends paid                 -           -            -       (401,100)          -                   (401,100)
     Income tax reduction
       due to the exercise of
       employee stock options            -           -       75,752              -           -                     75,752
     Net income                          -           -            -      4,632,809           -            -     4,632,809
                              -------------  ---------- ------------  ------------- ----------- ------------ -------------
Balance at 11/6/2004             4,030,546   $ 536,491  $ 8,719,130   $ 29,732,071    $ 77,788  $(7,691,853) $ 31,373,627
                              =============  ========== ============  ============= =========== ============ =============


   The accompanying notes are an integral part of these financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
     For the years ended November 6, 2004, November 1, 2003 and November 2, 2002



                                                                         2004               2003                2002

Cash flows from operating activities:
     Net income                                                          $ 4,632,809        $ 3,078,479       $ 3,134,902
     Adjustments to reconcile net income to net cash
             provided by operating activities:
         Depreciation and amortization                                       288,942            232,377           236,176
         Deferred income taxes                                               318,438            130,634           110,800
         Undistributed earnings in joint venture - Majestic 21              (342,509)          (220,148)         (291,081)
         Distributions from joint venture - Majestic 21                      100,500             36,400            73,200
         Loss on disposal of property, plant and equipment                     2,775                  -                 -
         Increase in cash surrender value of life insurance                 (111,001)           (91,480)          (89,529)
         Payment of employee benefit plan expenses
             with treasury stock                                                   -             28,345                 -
         Gain on recovery of TLT, Inc. note receivable                             -                  -          (320,764)
         Decrease (increase) in:
             Accounts receivable                                             226,679         (1,021,647)         (700,336)
             Inventories                                                    (350,898)            31,417         1,017,835
             Prepaid expenses and other current assets                       103,835           (132,885)         (106,192)
         (Decrease) increase in:
             Accounts payable                                                  9,166            306,602            64,151
             Accrued compensation                                            507,035           (179,338)          293,216
             Accrued expenses and other current liabilities                  220,350             39,798           154,310
             Income taxes payable                                           (272,938)           890,675          (325,553)
             Customer deposits                                             2,097,014          1,113,368          (486,051)
                                                                  ------------------- ------------------  ----------------
     Net cash provided by operating activities                             7,430,197          4,242,597         2,765,084
                                                                  ------------------- ------------------  ----------------

Cash flows from investing activities:
     Purchase of investments                                              (3,591,860)        (5,556,859)                -
     Proceeds from maturity of investments                                   125,000                  -                 -
     Proceeds from repayment of receivable from officer                      597,024                  -                 -
     Purchase of property, plant and equipment                              (420,253)          (420,787)         (529,437)
     Collection of TLT, Inc. note receivable                                       -                  -           320,764
                                                                  ------------------- ------------------  ----------------
     Net cash used in investing activities                                (3,290,089)        (5,977,646)         (208,673)
                                                                  ------------------- ------------------  ----------------

Cash flows from financing activities:
     Payment of cash dividends                                              (401,100)                 -                 -
     Proceeds from exercise of employee stock options                        207,576            155,244                 -
     Purchase of treasury stock                                                    -           (260,158)       (1,079,712)
                                                                  ------------------- ------------------  ----------------
     Net cash used in financing activities                                  (193,524)          (104,914)       (1,079,712)
                                                                  ------------------- ------------------  ----------------

Increase (decrease) in cash and cash equivalents                           3,946,584         (1,839,963)        1,476,699

Cash and cash equivalents at beginning of year                            10,641,748         12,481,711        11,005,012
                                                                  ------------------- ------------------  ----------------

Cash and cash equivalents at end of year                                $ 14,588,332        $10,641,748       $12,481,711
                                                                  =================== ==================  ================

Supplemental disclosure of cash flow information
     Income taxes paid                                                   $ 2,292,000          $ 620,000       $ 2,227,000
                                                                  =================== ==================  ================

     Interest paid                                                               $ -                $ -               $ -
                                                                  =================== ==================  ================

Non-cash investing and financing activities:
     Income tax reduction due to the exercise of
         employee stock options                                             $ 75,752                $ -               $ -
                                                                  =================== ==================  ================

     Receipt of stock in connection with demutualization
         of insurance company                                                    $ -          $ 167,930               $ -
                                                                  =================== ==================  ================



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

FISCAL YEAR
The Company's fiscal year ends on the first Saturday on or after October 31. The year ended November 6, 2004 consisted of a fifty-three week period and the years ended November 1, 2003 and November 2, 2002 consisted of fifty-two week periods.

REVENUE RECOGNITION
The Company recognizes revenue for its retail sales upon the occurrence of the following:
     o Its receipt of a down payment (or with cash sales, its receipt of total payments),
     o    Completion of the home,
     o    Title having passed to the retail home buyer,
     o    Funds having been deposited in the company's account,
     o The home having been delivered and set up at the retail home buyer's site, and
     o    Completion of any other significant obligations.

The Company recognizes revenue to independent dealers upon receiving wholesale floor plan financing or establishing retail credit approval for terms, shipping of the home, and transferring title and risk of loss to the independent dealer. For wholesale shipments to independent dealers, the Company has no obligation to set up the home or to complete any other significant obligations.

Through its wholly-owned subsidiary, Mountain Financial, Inc., an independent insurance agency and mortgage broker, the Company offers credit life and homeowners insurance, service warranty products, and brokering of mortgage loans to the retail home buyer.

Approximately 56%, 48% and 42% of the Company's installment sales contracts in fiscal years 2004, 2003 and 2002, respectively, which are normally payable over 84 to 360 months, are financed by Majestic 21, the Company's joint venture financing partnership (see Note 3).

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

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of November 6, 2004 and November 1, 2003, approximately $11,161,000 and $8,815,000, respectively, of the cash and cash equivalents were held in the form of certificates of deposit and governmental securities. All of the governmental securities are held by one trustee bank, are backed by letters of credit provided by the issuers and are due on demand at the original purchase price paid by the Company.

INVESTMENTS
The Company's investments consist of municipal and other debt securities as well as equity securities of a public company. Investments with maturities of less than one year are classified as short-term investments. Debt securities that the Company has the positive intent and ability to hold until maturity are accounted for as "held-to-maturity" securities and are carried at amortized cost. The Company's equity investment in a public company is classified as

"available-for-sale" and carried at fair value. Unrealized gains on the available-for-sale securities, net of taxes, are recorded in accumulated other comprehensive income.

The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the accompanying consolidated statements of income.

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

OTHER INVESTMENTS
The Company owns a 50% interest in a joint venture, Majestic 21, engaged in providing mortgage financing on manufactured homes. This investment is accounted for using the equity method of accounting (see Note 3). The Company also participates in a finance revenue sharing agreement with a corporation in providing mortgage financing on manufactured homes sold through the Company's retail sales centers. In connection with the finance revenue sharing agreement, the Company has made a deposit of $250,000, which is included in other investments in the accompanying consolidated balance sheets.

IMPAIRMENT OF LONG-LIVED ASSETS
In the event that facts and circumstances indicate that the carrying value of a long-lived asset may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down is required. If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

GOODWILL - ADOPTION OF FAS STATEMENT 142
Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, ("FAS 142") effective November 3, 2002. FAS 142 requires the Company to compare the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis to its carrying amount on an annual basis to determine if there is potential goodwill impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of goodwill within the reporting unit is less than its carrying value. The approach to evaluating the recoverability of goodwill as outlined in FAS 142 requires the use of valuation techniques utilizing estimates and assumptions about projected future operating results and other variables. FAS 142 also requires entities to discontinue the amortization of goodwill, including amortization of goodwill acquired in past business combinations. Accordingly, the Company no longer amortized goodwill beginning in fiscal year 2003 (see Note 6).

At November 6, 2004 and November 1, 2003, goodwill, net of accumulated amortization, totaled $298,708. Accumulated amortization of goodwill totaled $185,669 at November 6, 2004 and November 1, 2003. Amortization of goodwill totaled $29,000 for fiscal year 2002.

WARRANTY COSTS
The Company provides for a warranty as the manufactured homes are sold. Amounts related to these warranties for fiscal years 2004, 2003, and 2002 are as follows:

                                         2004        2003        2002
                                     -----------  ----------  ----------

Beginning accrued warranty expense   $ 165,000    $ 165,000   $ 165,000
Less: reduction for payments           (626,300)   (492,400)   (456,800)
Plus: additions to accrual              646,300     492,400     456,800
                                     -----------  ----------  ----------
Ending accrued warranty expense       $ 185,000   $ 165,000   $ 165,000
                                     ===========  ==========  ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The carrying amount and fair market value of the Company's investments at November 6, 2004 and November 1, 2003 are as follows:

                              2004               2003
                        -----------------  -----------------

Carrying amount            $ 9,119,424          $ 5,592,375
Fair value                   9,196,012            5,604,596

STOCK-BASED COMPENSATION
SFAS No. 123, Accounting for Stock-Based Compensation ("FAS 123"), encourages the use of a fair-value method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting. As allowed by FAS 123, we have elected to account for our stock-based compensation plans under an intrinsic value method that requires compensation expense to be recorded only if, on the grant date, the current market price of our common stock exceeds the exercise price the employee must pay for the stock. Our policy is to grant stock options at the fair market value of our underlying stock at the date of grant.

The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's Plan been determined based on the fair value at the grant date, as prescribed by FAS 123, the Company's net income and earnings per share would have been as follows:

                                                         2004              2003             2002
                                                    ----------------  ---------------  ----------------
Net income, as reported                                 $ 4,632,809      $ 3,078,479       $ 3,134,902
Add:  Stock-based employee expense included in
   net income, net of related tax effects                         -           18,424                 -
Deduct:  Total stock-based employee compensation
   expense determined under fair value based
   method net related tax effects                           (19,954)         (32,468)          (27,532)
                                                    ----------------  ---------------  ----------------

  Pro forma net income                                  $ 4,612,855      $ 3,064,435       $ 3,107,370
                                                    ================  ===============  ================

Basic earnings per share:
   As reported                                               $ 1.15           $ 0.77            $ 0.76
   Pro forma                                                 $ 1.15           $ 0.77            $ 0.76

Diluted earnings per share:
   As reported                                               $ 1.13           $ 0.77            $ 0.76
   Pro forma                                                 $ 1.12           $ 0.76            $ 0.75

REBATE PROGRAM
The Company has a rebate program for all dealers which pays rebates based upon sales volume to the dealers. Volume rebates are recorded as a reduction of sales in the accompanying consolidated financial statements. The rebate liability is calculated and recognized as eligible homes are sold based upon factors surrounding the activity and prior experience of specific dealers and is included in accrued expenses in the accompanying consolidated balance sheets (see Note 8).

ADVERTISING
Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $455,000, $470,000 and $472,000 for fiscal years 2004, 2003 and 2002, respectively.

INCOME TAXES
The Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER SHARE
These financial statements include "basic" and "diluted" earnings per share information for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive common shares. Diluted earnings per share calculations include dilutive common share stock options of 99,540, 25,572 and 22,716 for fiscal years 2004, 2003 and 2002, respectively. Stock options to purchase -0-, 7,810 and 113,251 shares of common stock for the fiscal years 2004, 2003, and 2002, respectively, were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

CONCENTRATION OF CREDIT RISK
The Company's customers are concentrated in the State of Florida. One customer, a multi-park owner, accounted for over 13%, 12% and 11% of the Company's sales during the fiscal years ended 2004, 2003 and 2002, respectively. The Company had an approximate $1,771,000 and $1,807,000 receivable balance with this customer at November 6, 2004 and November 1, 2003, respectively. There were no other customers that accounted for over 10% of the Company's sales during fiscal years 2004, 2003 or 2002.

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

RECENT ACCOUNTING PRONOUNCEMENTS
In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 46R, Consolidation of Variable Interest Entities ("FIN 46R") which was generally effective as of March 31, 2004. Variable interest entities ("VIE's") are primarily entities that lack sufficient equity to finance their activities without additional support from other parties or whose equity holders lack adequate decision making ability. All VIE's with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

Upon adoption of FIN 46R, the Company has concluded that its equity investments do not require consolidation as either they are not VIE's, or in the event that they are VIE's, the Company is not the primary beneficiary. The VIE's identified do not involve any material exposure to the Company.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition," which revises or rescinds portions of the interpretive guidance included in SAB No. 101, "Revenue Recognition in Financial Statements," in order to make the guidance consistent with authoritative accounting and auditing guidance and with SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in United States generally accepted accounting principles. The adoption of SAB No. 104 did not have any impact on the Company's consolidated financial position or results of operations.

In November 2004, the FASB issued SFAS 151, Inventory Costs -- an amendment of ARB No. 43, Chapter 4 ("FAS 151"). FAS 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). FAS 151 requires that these costs be recognized as current period charges regardless of whether they are abnormal. In addition, FAS 151 requires that allocation of fixed production overheads to the costs of manufacturing be based on the normal capacity of the production facilities. The provisions of FAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect this new standard to have a material effect on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, ("FAS 123R"), which requires that the cost resulting for all share-based payment transactions be recognized in the financial statements. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in FAS 123. The provisions of FAS 123R are effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company does not expect this new standard to have a material effect on its consolidated financial position or results of operations.

2. INVESTMENTS

Investments in "held-to-maturity" and "available-for-sale" debt and equity securities at November 6, 2004 and November 1, 2003 were as follows:

                                                                                   November 6, 2004
                                                                                Gross               Gross
                                                                             Unrealized           Unrealized           Estimated
                                                          Cost                  Gains               Losses            Fair Value
Held-to-maturity securities (carried at
      amortized cost):
      Municipal securities                               $ 8,842,382            $ 89,655           $ (13,067)         $ 8,918,970

Available-for-sale securities (carried at
      fair value):
      Debt securities classified as
         cash equivalents                                  7,160,000                   -                   -            7,160,000
      Equity securities in a public company                  165,519             111,523                   -              277,042
                                                        ------------           ---------           ----------        ------------
Total investments                                       $ 16,167,901           $ 201,178           $ (13,067)        $ 16,356,012
                                                        ============           =========           ==========        ============

                                                                                   November 1, 2003
                                                                                Gross               Gross
                                                                             Unrealized           Unrealized           Estimated
                                                          Cost                  Gains               Losses            Fair Value

Held-to-maturity securities (carried at
      amortized cost):
      Municipal securities                               $ 5,375,721            $ 31,487           $ (19,266)         $ 5,387,942

Available-for-sale securities (carried at
      fair value):
      Debt securities classified as
         cash equivalents                                  8,815,000                   -                   -            8,815,000
      Equity securities in a public company                  165,519              51,135                   -              216,654
                                                        ------------           ---------           ----------        ------------
Total investments                                       $ 14,356,240            $ 82,622           $ (19,266)        $ 14,419,596
                                                        ============           =========           ==========        ============

The fair values were estimated based on quoted market prices using current market rates at each respective period end.

Contractual maturities of "held-to-maturity" debt securities at November 6, 2004 and November 1, 2003 were as follows:

                                              November 6, 2004                        November 1, 2003
                                                            Estimated                               Estimated
                                            Cost            Fair Value             Cost             Fair Value

Due in less than one year                $ 500,000           $ 500,000           $ 125,896           $ 125,559
Due in 1 - 5 years                       5,202,592           5,237,826           3,049,120           3,039,947
Due in 5 - 10 years                      3,139,790           3,181,144           2,200,705           2,222,436
                                        ----------          ----------          ----------          ----------
                                        $8,842,382          $8,918,970          $5,375,721          $5,387,942
                                        ==========          ==========          ==========          ==========

There were no sales of "available-for-sale" securities during the fiscal years 2004 or 2003.

A summary of the carrying values and balance sheet classification of all investments in debt and equity securities including "held-to-maturity" and "available-for-sale" securities disclosed above was as follows:

                                                                                     November 6,        November 1,
                                                                                        2004               2003
                                                                                  -----------------  ----------------

Held-to-maturity debt securities                                                         $ 500,000         $ 125,896
Available-for-sale equity securities                                                       277,042           216,654
                                                                                  -----------------  ----------------
      Short-term investments                                                               777,042           342,550
Available-for-sale debt securities included in cash & cash equivalents                   7,160,000         8,815,000
Held-to-maturity debt securities included in long-term investments                       8,342,382         5,249,825
                                                                                  -----------------  ----------------
      Total investments                                                               $ 16,279,424      $ 14,407,375
                                                                                  =================  ================

3. RELATED PARTY TRANSACTIONS

RECEIVABLE FROM OFFICER FOR LIFE INSURANCE PREMIUMS
In previous years, the Company had funded premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000. These policies insure the President and name his family as beneficiaries. The cumulative premiums advanced under these arrangements amounted to approximately $597,000 at November 1, 2003 and November 2, 2002. The advances were non-interest bearing. Net cash surrender value of approximately $1,128,000 and $1,062,000 at November 1, 2003 and November 2, 2002, respectively, was pledged to the Company as collateral for advances under this arrangement. These advances of approximately $597,000 were repaid to the Company during fiscal year 2004.

AFFILIATED ENTITIES
TLT, Inc.
The President and Chairman of the Board of Directors ("President") and the Executive Vice President each own 50% of the stock of TLT, Inc. TLT, Inc. is the general partner of limited partnerships which are developing manufactured housing communities in Central Florida (the "TLT Communities"). The President owns between a 24.75% and a 49.5% direct and indirect interests in each of these limited partnerships. The Executive Vice President owns between a 49.5% and a 57.75% direct and indirect interests in each of these limited partnerships. The TLT Communities have purchased manufactured homes exclusively from the Company since 1990.

Beginning in 1990 and continuing into 1993, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. These advances are non-interest bearing and were fully reserved in fiscal 1991. TLT paid approximately $0, $0, and $321,000 to the Company to reduce these outstanding advances in fiscal 2004, 2003 and 2002, respectively. The amounts collected have been recorded as a gain on recovery of the fully reserved TLT, Inc. note receivable in the accompanying consolidated financial statements. The balance of the reserved advances at November 6, 2004 and November 1, 2003 was approximately $232,000.

Investment in Joint Venture - Majestic 21

During fiscal 1997, the Company contributed $250,000 for a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for under the equity method of accounting.

The following is summarized financial information of the Company's joint venture:

                              2004             2003             2002
Total Assets              $ 11,284,661      $6,518,794      $ 1,916,112
Total Liabilities          $ 9,017,437      $4,163,661              $ -
Total Equity               $ 2,267,224      $2,355,133      $ 1,916,112
Net Income                   $ 685,018       $ 440,296        $ 582,162



Distributions received from the joint venture amounted to $100,500, $36,400 and $73,200 in fiscal years 2004, 2003 and 2002, respectively. In addition, during fiscal year 2004, $250,000 was transferred for participation in the finance revenue sharing agreement.

Finance Revenue Sharing Agreement

During fiscal 2004, the Company transferred $250,000 from its existing joint venture in Majestic 21 in order to participate in a finance revenue sharing agreement with a corporation who is also the Company's joint venture partner in Majestic 21. In connection with this revenue sharing agreement, mortgage financing will be provided on manufactured homes sold through the Company's retail sales centers to customers who qualify for such mortgage financing.

4. INVENTORIES

Inventories at November 6, 2004 and November 1, 2003 are summarized as follows:


                                              2004                2003

Raw materials                                  $ 818,762           $ 680,036
Work-in-process                                  126,169             109,947
Finished homes                                 5,597,646           5,272,867
Pre-owned manufactured homes                     240,833             401,728
Model home furniture                             125,147              93,081
                                         ----------------    ----------------

                                              $6,908,557         $ 6,557,659
                                         ================    ================



The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, along with their estimated useful lives and related accumulated depreciation, as of November 6, 2004 and November 1, 2003 are summarized as follows:

                                            Range of Lives
                                                in Years               2004                2003

Land                                                 -                $1,235,247         $ 1,235,247
Land and leasehold improvements                    10-20                 536,159             528,874
Buildings and improvements                         15-40               2,215,164           2,101,623
Machinery and equipment                            3-10                1,221,716           1,002,362
Furniture and fixtures                             3-10                  613,680             576,159
                                                                -----------------   -----------------
                                                                       5,821,966           5,444,265
Less accumulated depreciation                                         (2,556,924)         (2,307,759)
                                                                -----------------   -----------------
                                                                      $3,265,042         $ 3,136,506
                                                                =================   =================


Depreciation expense totaled approximately $289,000, $232,000 and $207,000 for fiscal years 2004, 2003 and 2002, respectively.

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

The goodwill was tested for impairment during the first quarters of fiscal years 2004 and 2003 and as a result of these valuation processes, the Company concluded that there was no impairment of goodwill.

Prior to the adoption of FAS 142, the Company amortized goodwill on a straight-line basis over 15 years. Had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior years, the Company's net income, basic and diluted earnings per share would have been affected as follows:


                                           Fiscal Years Ended
                                   2004           2003            2002

Net income, as reported         $ 4,632,809    $ 3,078,479     $ 3,134,902
Add:  goodwill amortization,
      net of tax                          -              -          18,900
                                -----------    -----------     -----------
Adjusted net income             $ 4,632,809    $ 3,078,479     $ 3,153,802
                                ===========    ===========     ===========



There would have been no effect on basic or diluted earnings per share except for basic earnings per share in fiscal 2002 would have been $0.77 vs. $0.76 actual had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior years.

7.  OTHER ASSETS

Other assets at November 6, 2004 and November 1, 2003 are comprised of the following:

                                                 2004               2003

Cash surrender value of life insurance         $ 1,690,174       $1,579,173
Receivable from officer for life
   insurance premiums (see Note 3)                       -          597,024
Goodwill, net (see Note 6)                         298,708          298,708
                                         ------------------  ---------------

                                               $ 1,988,882       $2,474,905
                                         ==================  ===============


8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at November 6, 2004 and November 1, 2003 are comprised of the following:


                                       2004              2003

Accrued sales taxes                     $ 344,490         $ 149,481
Accrued volume rebate                     199,475           204,243
Accrued warranty expense                  185,000           165,000
Other accrued expenses                    248,883           238,774
                                 -----------------  ----------------

                                        $ 977,848         $ 757,498
                                 =================  =================

9. INCOME TAXES

The provision for income taxes for the years ended November 6, 2004, November 1, 2003 and November 2, 2002 consists of the following:


                                       2004             2003           2002

Current tax expense:
   Federal                          $ 1,766,200      $ 1,366,600    $ 1,414,000
   State                                364,300          157,800        150,200
                                 --------------- ---------------- --------------
                                      2,130,500        1,524,400      1,564,200

Deferred tax expense                    269,500          130,600        110,800
                                 --------------- ---------------- --------------

   Provision for income taxes       $ 2,400,000      $ 1,655,000    $ 1,675,000
                                 --------------- ---------------- --------------

The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 6, 2004, November 1, 2003 and November 2, 2002:



                                                         2004             2003           2002

Provision - federal statutory tax rate               $ 2,391,200      $ 1,609,400    $ 1,620,000
Increase (decrease) resulting from:
   State taxes, net of federal tax benefit               250,000          115,000        173,000
   Permanent differences:
      Tax exempt interest                               (118,000)         (75,500)       (60,500)
      Other                                             (123,200)           6,100        (57,500)
                                                  --------------- ---------------- --------------

   Provision for income taxes                        $ 2,400,000      $ 1,655,000    $ 1,675,000
                                                  =============== ================ ==============


The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the related deferred tax assets and deferred tax liabilities are as follows:


                                              2004            2003

Gross deferred tax assets:
   Allowance for doubtful accounts             $ 87,300         $ 87,300
   Inventories                                   52,700           54,000
   Other assets                                 182,994          336,300
   Accrued expenses                              69,600           62,100
                                         --------------- ----------------
      Total deferred tax assets                 392,594          539,700

Gross deferred tax liabilities:
   Depreciation                                (130,930)         (38,934)
   Amortization                                 (21,700)               -
                                         --------------- ----------------
      Net deferred tax asset                  $ 239,964        $ 500,766
                                         =============== ================

These amounts are included in the accompanying consolidated balance sheets under the following captions:



                                           2004            2003

Current assets:
   Deferred tax assets                     $ 392,594        $ 485,716
Non-current assets:
   Deferred tax assets                             -           15,050
Non-current liabilities:
   Deferred tax liabilities                 (152,630)               -
                                      --------------- ----------------

      Net deferred tax asset               $ 239,964        $ 500,766
                                      =============== ================



The Company believes that it is more likely than not that the net deferred tax assets of $239,964 at November 6, 2004 will be realized on future tax returns, primarily from the generation of future taxable income.

10. FINANCING AGREEMENTS

REVOLVING CREDIT AGREEMENT
The Company maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings of up to $4,000,000. The Agreement provides for interest at the bank prime rate less 0.5% (3.50% at November 6, 2004) on the outstanding balance. The Agreement is uncollateralized, due on demand and includes certain restrictive covenants relating to tangible net worth and acquiring new debt. There are no commitment fees or compensating balance arrangements associated with the Agreement. At November 6, 2004 and November 1, 2003, there were no borrowings outstanding under the Agreement.

11. STOCKHOLDERS' EQUITY

Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock. Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 0, 29,700, and 127,225 shares of its common stock during fiscal years 2004, 2003 and 2002, respectively. These shares were acquired for general corporate purposes. The Company reissued 20,302 and 22,731 shares of treasury stock during fiscal years 2004 and 2003, respectively, for employee stock option exercises and the payment of employee benefit plan expenses.

12. STOCK OPTION PLAN

During fiscal 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), which authorizes the issuance of options to purchase common stock. The Plan provides for the issuance of options to purchase up to 495,000 shares of common stock to employees and directors. Options granted are exercisable after one or more years and expire no later than six to ten years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 301,192 and 294,440 at November 6, 2004 and November 1, 2003. Options were held by 13 persons at November 6, 2004.

Information with respect to options granted at November 6, 2004 is as follows:


                                                                          Weighted
                                                                           Average
                                     Number of        Stock Option        Exercise
                                      Shares           Price Range          Price
                                 ---------------  -------------------- -------------

Outstanding at 11/3/2001                230,190        $ 5.50 - 12.81        $ 8.12

   Granted                                8,950                  8.30          8.30
   Exercised                                  -                     -             -
   Canceled                             (23,980)         7.73 - 12.81          8.62
                                 ---------------  -------------------- -------------
Outstanding at 11/2/2002                215,160          5.50 - 12.81          8.10

   Granted                               11,550                  8.83          8.83
   Exercised                            (19,635)                 7.73          7.73
   Canceled                              (6,515)         5.50 - 12.81          7.93
                                 ---------------  -------------------- -------------
Outstanding at 11/1/2003                200,560          5.50 - 12.81          8.18

   Granted                               17,200                 11.42         11.42
   Exercised                            (20,302)         5.50 - 17.61         10.17
   Canceled                              (3,650)         8.30 - 11.42         10.64
                                 ---------------  -------------------- -------------
Outstanding at 11/6/2004                193,808        $ 5.50 - 11.42        $ 8.26
                                 ===============  ==================== =============



The following table summarizes information about the Plan's stock options at November 6, 2004:



                        Options Outstanding                                   Options Exercisable

                                       Remaining           Weighted                            Weighted
       Exercise         Shares        Contractual           Average             Shares          Average
        Prices        Outstanding     Life (years)       Exercise Price       Outstanding    Exercise Price

         $ 5.50            2,200          1                   $ 5.50             2,200            $ 5.50
           6.00            5,183          2                     6.00             5,183              6.00
           8.03          153,500          2                     8.03           153,500              8.03
           8.30            6,825          3                     8.30             6,825              8.30
           8.83           11,550          4                     8.83            11,550              8.83
          11.42           14,550          5                    11.42                 -             11.42
                       ---------      -----------        -----------         ---------          --------
                         193,808          2                   $ 8.26           179,258            $ 8.00
                       =========      ===========        ===========         =========          ========


The fair value of each option is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option. The dividend yield was calculated by dividing the current annualized dividend by the option exercise price for each grant. The expected volatility was determined considering stock prices for the fiscal year the grant occurred and prior fiscal years, as well as considering industry volatility data. The risk-free interest rate was the rate available on zero coupon U.S. government obligations with a term equal to the remaining term for each grant. The expected life of the option was estimated based on the exercise history from previous grants.

The weighted-average assumptions used in the Black-Scholes model were as follows:

                                         Stock Option Granted in Fiscal Year
                                    2004             2003              2002
Risk-free interest rate             3.3%             3.3%              4.7%
Expected volatility of stock         45%              45%              45%
Dividend yield                      1.1%              0%                0%
Expected option life             2 - 4 years      2 - 4 years      2 - 4 years


13. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 15% of an employee's contribution up to a maximum of 3% of an employee's compensation. The Company's contribution charged to operations was approximately $24,000, $23,000 and $6,000 in fiscal years 2004, 2003 and 2002, respectively.

14. COMMITMENTS AND CONTINGENT LIABILITIES

OPERATING LEASES
The Company leases the property for the Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2006. The Company also leases certain equipment under unrelated operating leases. These leases have varying renewal options. Total rent expense for operating leases, including those with terms of less than one year, amounted to approximately $575,000, $639,000 and $585,000 in fiscal years 2004, 2003 and 2002, respectively.

Future minimum payments by year and in the aggregate, under the aforementioned leases and other non-cancelable operating leases with initial or remaining terms in excess of one year, as of November 6, 2004 are as follows:




  Fiscal Year Ending

          2005                      231,000
          2006                       32,000
          2007                       14,000



REPURCHASE AGREEMENTS
The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $1,363,000 and $1,900,000 at November 6, 2004 and November 1,
2003, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 2004, 2003 or 2002.

OTHER CONTINGENT LIABILITIES
Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

15. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

Following is a summary of the unaudited interim results of operations for each quarter in the years ended November 6, 2004 and November 1, 2003.



                                             First            Second            Third             Fourth

Year ended November 6, 2004
   Net sales                                 $10,198,241       $13,112,600      $12,310,878        $14,396,823
   Cost of goods sold                          7,611,701         9,778,658        9,070,731         10,552,802
   Net income                                    783,881         1,153,357        1,220,138          1,475,433
   Earnings per share
     Basic                                          0.19              0.29             0.30               0.37
     Diluted                                        0.19              0.28             0.30               0.36
   Dividends per common share                       0.10                 -                -                  -

Year ended November 1, 2003
   Net sales                                 $ 8,482,415       $ 8,354,762      $ 9,465,179        $12,926,800
   Cost of goods sold                          6,258,985         6,127,236        7,167,499          9,808,477
   Net income                                    600,584           677,231          633,730          1,166,934
   Earnings per share
     Basic                                          0.15              0.17             0.16               0.29
     Diluted                                        0.15              0.17             0.16               0.29






The sum of quarterly earnings per share amounts does not necessarily equal earnings per share for the year. The Company historically records the increase in cash surrender value related to its life insurance policies on the Company's president during the fourth quarter. Accordingly, the Company recorded credits of approximately $111,000, $91,000 and $90,000 in fiscal years 2004, 2003 and 2002, respectively, to insurance expense in the fourth quarter of the respective years. In addition, the receipt of stock during fiscal year 2003 in connection with the demutualization of an insurance company in the amount of approximately $168,000 was recorded as other income during the fourth quarter of fiscal year 2003.

16. SUBSEQUENT EVENT (UNAUDITED)

Subsequent to year-end, the Company's Board of Directors declared an annual cash dividend of $0.20 per common share, payable on January 14, 2005 to stockholders of record as of January 3, 2005.

        Report of Independent Registered Certified Public Accounting Firm


To the Board of Directors and
      Stockholders of Nobility Homes, Inc.


We have audited the accompanying consolidated balance sheets of Nobility Homes, Inc. and Subsidiaries (the "Company") as of November 6, 2004 and November 1, 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended November 6, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nobility Homes, Inc. and Subsidiaries as of November 6, 2004 and November 1, 2003, and the results of their operations and their cash flows for each of the three years in the period ended November 6, 2004 in conformity with U.S. generally accepted accounting principles.


/s/ Tedder, James, Worden & Associates, P.A.

Orlando, Florida
December 17, 2004