Form 10-K, Exhibit 13
period 2005-11-05
NOBILITY HOMES INC
filed 2006-02-01
CIK 72205

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
November 5, 2005 and November 6, 2004

                                                                                  2005                      2004
Assets
Current assets:
        Cash and cash equivalents                                              $ 14,368,183              $ 14,588,332
        Short-term investments                                                      414,526                   777,042
        Accounts receivable                                                         250,376                 1,869,449
        Inventories                                                               9,549,486                 6,908,557
        Prepaid income taxes                                                        248,958                         -
        Prepaid expenses and other current assets                                   484,109                   397,179
        Deferred income taxes                                                       225,245                   392,594
                                                                        --------------------     ---------------------
               Total current assets                                              25,540,883                24,933,153

Property, plant and equipment, net                                                3,791,558                 3,265,042
Long-term investments                                                            11,833,065                 8,342,382
Other investments                                                                 1,819,494                 1,446,012
Other assets                                                                      2,071,862                 1,988,882
                                                                        --------------------     ---------------------
               Total assets                                                    $ 45,056,862              $ 39,975,471
                                                                        --------------------     ---------------------

Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable                                                       $  1,390,218              $  1,494,163
        Accrued compensation                                                      1,311,854                 1,031,819
        Accrued expenses and other current liabilities                            1,318,657                   977,848
        Income taxes payable                                                              -                   617,737
        Customer deposits                                                         3,964,519                 4,327,647
                                                                        --------------------     ---------------------
               Total current liabilities                                          7,985,248                 8,449,214

Deferred income taxes                                                                 2,152                   152,630
                                                                        --------------------     ---------------------
               Total liabilities                                                  7,987,400                 8,601,844
                                                                        --------------------     ---------------------

Commitments and contingent liabilities (Note 14)

Stockholders' equity:
        Preferred stock, $.10 par value, 500,000 shares authorized;
           none issued and outstanding                                                    -                         -
        Common stock, $.10 par value, 10,000,000 shares
           authorized; 5,364,907 shares issued and                                  536,491                   536,491
           outstanding in 2005 and 2004
        Additional paid-in capital                                                9,005,610                 8,719,130
        Retained earnings                                                        35,096,462                29,732,071
        Accumulated other comprehensive income                                      174,027                    77,788
        Less treasury stock at cost, 1,306,182 and 1,334,361
           shares, respectively, in 2005 and 2004                                (7,743,128)               (7,691,853)
                                                                        --------------------     ---------------------
               Total stockholders' equity                                        37,069,462                31,373,627
                                                                        --------------------     ---------------------
               Total liabilities and stockholders' equity                      $ 45,056,862              $ 39,975,471
                                                                        --------------------     ---------------------

   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
     For the years ended November 5, 2005, November 6, 2004 and November 1, 2003

                                                                    2005                  2004                   2003
Net sales                                                        $ 56,710,925         $ 50,018,542            $ 39,229,156

Cost of goods sold                                                (40,243,309)         (37,013,892)            (29,362,197)
                                                          --------------------   ------------------   ---------------------

             Gross profit                                          16,467,616           13,004,650               9,866,959

Selling, general and administrative expenses                       (8,125,206)          (6,803,806)             (5,789,361)
                                                          --------------------   ------------------   ---------------------

             Operating income                                       8,342,410            6,200,844               4,077,598

Other income:
        Interest income                                               598,904              376,753                 211,018
        Undistributed earnings in joint
             venture - Majestic 21                                    373,482              342,509                 220,148
        Receipt of stock in connection with
             demutualization of insurance company                           -                    -                 167,930
        Miscellaneous                                                  57,421              112,703                  56,785
                                                          --------------------   ------------------   ---------------------

             Total other income                                     1,029,807              831,965                 655,881
                                                          --------------------   ------------------   ---------------------

Income before provision for income taxes                            9,372,217            7,032,809               4,733,479

Provision for income taxes                                         (3,200,000)          (2,400,000)             (1,655,000)
                                                          --------------------   ------------------   ---------------------

        Net income                                                  6,172,217            4,632,809               3,078,479

Other comprehensive income, net of tax:
        Unrealized investment gains                                    96,239               42,272                  35,516
                                                          --------------------   ------------------   ---------------------

        Comprehensive income                                     $  6,268,456         $  4,675,081            $  3,113,995
                                                          --------------------   ------------------   ---------------------

Weighted average number of shares outstanding
        Basic                                                       4,043,394            4,016,797               3,996,424
        Diluted                                                     4,134,923            4,116,337               4,021,996

Earnings per share
        Basic                                                    $       1.53         $       1.15            $       0.77
        Diluted                                                  $       1.49         $       1.13            $       0.77

Cash dividends paid per common share                             $       0.20         $       0.10            $          -

   The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
For the years ended November 5, 2005, November 6, 2004 and November 1, 2003

                                                                                         Accumulated
                                                            Additional                     Other
                                  Common         Common      Paid-in       Retained     Comprehensive    Treasury
                                Stock Shares     Stock       Capital       Earnings        Income          Stock           Total
                              -------------  ------------ ------------- -------------- -------------- -------------- ---------------
Balance at 11/2/2002             4,017,213     $ 536,491    $8,629,144   $ 22,421,883      $       -   $ (7,808,626)   $ 23,778,892
     Purchase of
       treasury stock              (29,700)            -             -              -              -       (260,158)       (260,158)
     Exercise of employee
       stock options                19,635             -       (16,759)             -              -        172,003         155,244
     Payment of employee
       benefit plan expenses
       with treasury stock           3,096             -         1,255              -              -         27,090          28,345
     Unrealized investment
       gains                             -             -             -              -         35,516              -          35,516
     Net income                          -             -             -      3,078,479              -              -       3,078,479
                              -------------  ------------ ------------- -------------- -------------- -------------- ---------------
Balance at 11/1/2003             4,010,244       536,491     8,613,640     25,500,362         35,516     (7,869,691)     26,816,318
     Exercise of employee
       stock options                20,302             -        29,738              -              -        177,838         207,576
     Cash dividends paid                 -             -             -       (401,100)             -              -        (401,100)
     Income tax reduction
       due to the exercise of
       employee stock options            -             -        75,752              -              -              -          75,752
     Unrealized investment
       gains                             -             -             -              -         42,272              -          42,272
     Net income                          -             -             -      4,632,809              -              -       4,632,809
                              -------------  ------------ ------------- -------------- -------------- -------------- ---------------
Balance at 11/6/2004             4,030,546       536,491     8,719,130     29,732,071         77,788     (7,691,853)     31,373,627
     Purchase of
       treasury stock              (24,200)            -             -              -              -       (494,925)       (494,925)
     Exercise of employee
       stock options                52,143             -       (29,589)             -              -        441,650         412,061
     Cash dividends paid                 -             -             -       (807,826)             -              -        (807,826)
     Income tax reduction
       due to the exercise of
       employee stock options            -             -       316,069              -              -              -         316,069
     Payment of employee
       benefit plan expenses
       with treasury stock             236             -             -              -              -          2,000           2,000
     Unrealized investment
       gains                             -             -             -              -         96,239              -          96,239
     Net income                          -             -             -      6,172,217              -              -       6,172,217
                              -------------  ------------ ------------- -------------- -------------- -------------- ---------------
Balance at 11/5/2005             4,058,725     $ 536,491    $9,005,610   $ 35,096,462      $ 174,027   $ (7,743,128)   $ 37,069,462
                              -------------  ------------ ------------- -------------- -------------- -------------- ---------------

   The accompanying notes are an integral part of these financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
     For the years ended November 5, 2005, November 6, 2004 and November 1, 2003

                                                                               2005                2004                2003
Cash flows from operating activities:
     Net income                                                           $  6,172,217        $  4,632,809        $  3,078,479
     Adjustments to reconcile net income to net cash
             provided by operating activities:
         Depreciation                                                          297,114             288,942             232,377
         Deferred income taxes                                                 291,695             318,438             130,634
         Undistributed earnings in joint venture - Majestic 21                (373,482)           (342,509)           (220,148)
         Distributions from joint venture - Majestic 21                              -             100,500              36,400
         Loss on disposal of property, plant and equipment                      11,417               2,775                   -
         Increase in cash surrender value of life insurance                    (82,980)           (111,001)            (91,480)
         Payment of employee benefit plan expenses
             with treasury stock                                                 2,000                   -              28,345
         Decrease (increase) in:
             Accounts receivable                                             1,619,073             226,679          (1,021,647)
             Inventories                                                    (2,640,929)           (350,898)             31,417
             Prepaid income taxes                                             (248,958)                  -                   -
             Prepaid expenses and other current assets                         (86,930)            103,835            (132,885)
         (Decrease) increase in:
             Accounts payable                                                 (103,945)              9,166             306,602
             Accrued compensation                                              280,035             507,035            (179,338)
             Accrued expenses and other current liabilities                    340,809             220,350              39,798
             Income taxes payable                                             (617,737)           (272,938)            890,675
             Customer deposits                                                (363,128)          2,097,014           1,113,368
                                                                    -------------------  ------------------ -------------------
     Net cash provided by operating activities                               4,496,271           7,430,197           4,242,597
                                                                    -------------------  ------------------ -------------------

Cash flows from investing activities:
     Purchase of investments                                                (3,490,683)         (3,591,860)         (5,556,859)
     Purchase of property, plant and equipment                                (849,655)           (420,253)           (420,787)
     Proceeds from maturity of investments                                     500,000             125,000                   -
     Proceeds from repayment of receivable from officer                              -             597,024                   -
     Proceeds from the sale of property, plant and equipment                    14,608                   -                   -
                                                                    -------------------  ------------------ -------------------
     Net cash used in investing activities                                  (3,825,730)         (3,290,089)         (5,977,646)
                                                                    -------------------  ------------------ -------------------

Cash flows from financing activities:
     Payment of cash dividends                                                (807,826)           (401,100)                  -
     Proceeds from exercise of employee stock options                          412,061             207,576             155,244
     Purchase of treasury stock                                               (494,925)                  -            (260,158)
                                                                    -------------------  ------------------ -------------------
     Net cash used in financing activities                                    (890,690)           (193,524)           (104,914)
                                                                    -------------------  ------------------ -------------------

(Decrease) increase in cash and cash equivalents                              (220,149)          3,946,584          (1,839,963)

Cash and cash equivalents at beginning of year                              14,588,332          10,641,748          12,481,711
                                                                    -------------------  ------------------ -------------------

Cash and cash equivalents at end of year                                  $ 14,368,183         $14,588,332        $ 10,641,748
                                                                    -------------------  ------------------ -------------------

Supplemental disclosure of cash flow information
     Income taxes paid                                                    $  3,817,000        $  2,292,000        $    620,000
                                                                    -------------------  ------------------ -------------------

Non-cash investing and financing activities:
     Income tax reduction due to the exercise of
         employee stock options                                           $    316,069        $     75,752        $          -
                                                                    -------------------  ------------------ -------------------

     Receipt of stock in connection with demutualization
         of insurance company                                             $          -        $          -        $    167,930
                                                                    -------------------  ------------------ -------------------

   The accompanying notes are an integral part of these financial statements.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  REPORTING ENTITY AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiaries, Mountain Financial, Inc., an independent insurance agency and mortgage broker, and Majestic Homes, Inc., (collectively the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships, including its own retail sales centers, and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates nineteen Florida retail sales centers: Ocala (3), St. Augustine, Chiefland, Tallahassee, Tampa, Lake City, Auburndale, Inverness, Hudson, Tavares, Jacksonville, Yulee, Fort Walton, Pace, Panama City, Punta Gorda and Sebastian.

All intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR
The Company's fiscal year ends on the first Saturday on or after October 31. The years ended November 5, 2005 and November 1, 2003 consisted of fifty-two week periods. The year ended November 6, 2004 consisted of a fifty-three week period.

REVENUE RECOGNITION
The Company recognizes revenue for the majority of retail sales upon the occurrence of the following: o Its receipt of a down payment (or with cash sales, its receipt of total payments), o Construction of the home is completed,
o Title having passed to the retail home buyer, o Funds having been deposited in the Company's bank account, o The home having been delivered and set up at the retail home buyer's site, and o Completion of any other significant obligations.

The Company recognizes revenues to independent dealers upon receiving wholesale floor plan financing or establishing retail credit approval for terms, shipping of the home, and transferring title and risk of loss to the independent dealer. For wholesale shipments to independent dealers, the Company has no obligation to set up the home or to complete any other significant obligations.

Through its wholly-owned subsidiary, Mountain Financial, Inc., an independent insurance agent and mortgage broker, the Company provides mortgage brokerage services, automobile, extended warranty coverage and casualty insurance to the retail home buyer in connection with their purchase and financing of manufactured homes.

Approximately 61%, 56% and 48% of the Company's installment sales contracts in fiscal years 2005, 2004 and 2003, respectively, which are normally payable over 84 to 360 months, were financed by Majestic 21, the Company's joint venture financing partnership (see Note 3).

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

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of November 5, 2005 and November 6, 2004, approximately $9,774,000 and $11,161,000, respectively, of the cash and cash equivalents were held in the form of municipal and other debt securities. All of the municipal and other debt securities are held by one trustee bank, are backed by letters of credit provided by the issuers and are due on demand at the original purchase price paid by the Company.

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

Goodwill, net of accumulated amortization, totaled $298,708 and accumulated amortization of goodwill totaled $185,669 for fiscal years 2005 and 2004.

WARRANTY COSTS
The Company provides for a warranty as the manufactured homes are sold. Amounts related to these warranties for fiscal years 2005, 2004 and 2003 are as follows:

                                                        2005            2004            2003
                                                  --------------  --------------  --------------
Beginning accrued warranty expense                  $   185,000      $  165,000     $   165,000
Less: reduction for payments                           (861,000)       (626,300)       (492,400)
Plus: additions to accrual                              891,000         646,300         492,400
                                                  --------------  --------------  --------------
Ending accrued warranty expense                     $   215,000      $  185,000     $   165,000
                                                  --------------  --------------  --------------

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The carrying amount and fair market value of the Company's short and long-term investments at November 5, 2005 and November 6, 2004 are as follows:

                                         2005                  2004
                                   ------------------    ------------------

Carrying amount                       $ 12,247,591           $ 9,119,424
Fair value                              12,069,701             9,196,012

STOCK-BASED COMPENSATION
SFAS No. 123, Accounting for Stock-Based Compensation ("FAS 123"), encourages the use of a fair-value method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting. As allowed by FAS 123, the Company has elected to account for our stock-based compensation plans under an intrinsic value method that requires compensation expense to be recorded only if, on the grant date, the current market price of our common stock exceeds the exercise price the employee must pay for the stock. The Company's policy is to grant stock options at the fair market value of our underlying stock at the date of grant.

The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's Plan been determined based on the fair value at the grant date, as prescribed by FAS 123, the Company's net income and earnings per share would have been as follows:

                                                                    2005             2004              2003
                                                               ---------------- ----------------  ----------------
Net income, as reported                                           $  6,172,217     $  4,632,809      $  3,078,479
Add:  Stock-based employee expense included in
   net income, net of related tax effects                                    -                -            18,424
Deduct:  Total stock-based employee compensation
   expense determined under fair value based
   method net of related tax effects                                   (21,052)         (19,954)          (32,468)
                                                               ---------------- ----------------  ----------------

  Pro forma net income                                            $  6,151,165     $  4,612,855      $  3,064,435
                                                               ---------------- ----------------  ----------------

Basic earnings per share:
   As reported                                                    $       1.53     $       1.15      $       0.77
   Pro forma                                                      $       1.52     $       1.15      $       0.77

Diluted earnings per share:
   As reported                                                    $       1.49     $       1.13      $       0.77
   Pro forma                                                      $       1.49     $       1.12      $       0.76

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

ADVERTISING
Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to approximately $458,000, $455,000 and $470,000 for fiscal years 2005, 2004 and 2003, respectively.

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

EARNINGS PER SHARE
These financial statements include "basic" and "diluted" earnings per share information for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding, adjusted for dilutive common shares. Diluted earnings per share calculations include dilutive common share stock options of 91,529, 99,540 and 25,572 for fiscal years 2005, 2004 and 2003, respectively. Stock options to purchase 7,810 shares of common stock for the fiscal year 2003 were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

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

RECENT ACCOUNTING PRONOUNCEMENTS
In November 2004, the Financial Accounting Standards Board ("FASB") issued FAS 151, Inventory Costs -- an amendment of ARB No. 43, Chapter 4 ("FAS 151"). FAS 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). FAS 151 requires that these costs be recognized as current period charges regardless of whether they are abnormal. In addition, FAS 151 requires that allocation of fixed production overheads to the costs of manufacturing be based on the normal capacity of the production facilities. The provisions of FAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect this new standard to have a material effect on its consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, ("FAS 153"), which requires that exchange transactions that lack commercial substance be measured based on the recorded amount less impairment and not on the fair values of the exchanged assets. Exchange transactions that lack commercial substance are transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of FAS 153 become effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material effect on the Company's consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, ("FAS 123R"), which requires that the cost resulting for all share-based payment transactions be recognized in the financial statements. FAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in FAS 123. The provisions of FAS 123R are effective as of the beginning of the first interim reporting period that begins after June 15, 2005. The Company does not expect this new standard to have a material effect on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, ("FAS 154"). FAS 154 replaces APB No. 20, "Accounting Changes", and FAS 3, "Reporting Changes in Interim Financial Statements". FAS 154 changes the accounting for, and reporting of, a change in accounting principle. FAS 154 requires retrospective application to the prior period's financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impractical to do so. FAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. Currently, the Company is not aware of any financial impact that the adoption of this Statement will have on its consolidated financial statements.

2.  INVESTMENTS

Investments in "held-to-maturity" and "available-for-sale" debt and equity securities at November 5, 2005 and November 6, 2004 were as follows:

                                                                                   November 5, 2005
                                                    -------------------------------------------------------------------------------
                                                                               Gross              Gross
                                                       Amortized             Unrealized         Unrealized           Estimated
                                                         Cost                  Gains              Losses             Fair Value
                                                    -----------------    -----------------   ------------------   -----------------
Held-to-maturity securities (carried at
   amortized cost):
   Municipal securities                               $   11,833,065         $      3,168       $     (181,058)     $   11,655,175
                                                                                                             -
Available-for-sale securities (carried at
   fair value):
   Debt securities classified as
      cash equivalents                                     9,774,000                    -                    -           9,774,000
   Equity securities in a public company                     165,519              249,007                    -             414,526
                                                    -----------------    -----------------   ------------------   -----------------

Total investments                                     $   21,772,584         $    252,175       $     (181,058)     $   21,843,701
                                                    -----------------    -----------------   ------------------   -----------------

                                                                                   November 6, 2004
                                                    -------------------------------------------------------------------------------
                                                                               Gross              Gross
                                                       Amortized             Unrealized         Unrealized           Estimated
                                                         Cost                  Gains              Losses             Fair Value
                                                    -----------------    -----------------   ------------------   -----------------
Held-to-maturity securities (carried at
   amortized cost):
   Municipal securities                               $    8,842,382         $     89,655       $      (13,067)     $    8,918,970

Available-for-sale securities (carried at
      fair value):
      Debt securities classified as
         cash equivalents                                  7,160,000                    -                    -           7,160,000
      Equity securities in a public company                  165,519              111,523                    -             277,042
                                                    -----------------    -----------------   ------------------   -----------------

Total investments                                     $   16,167,901         $    201,178       $      (13,067)     $   16,356,012
                                                    -----------------    -----------------   ------------------   -----------------

The fair values were estimated based on quoted market prices using current market rates at each respective period end.

Contractual maturities of "held-to-maturity" debt securities at November 5, 2005 and November 6, 2004 were as follows:

                                             November 5, 2005                         November 6, 2004
                                   -------------------------------------    ------------------------------------
                                                           Estimated                               Estimated
                                         Cost              Fair Value             Cost             Fair Value
                                   -----------------   -----------------    ----------------    ----------------
Due in less than one year            $            -      $            -       $     500,000       $     500,000
Due in 1 - 5 years                        9,479,610           9,319,804           5,202,592           5,237,826
Due in 5 - 10 years                       2,353,455           2,335,371           3,139,790           3,181,144
                                   -----------------   -----------------    ----------------    ----------------
                                     $   11,833,065      $   11,655,175       $   8,842,382       $   8,918,970
                                   -----------------   -----------------    ----------------    ----------------

There were no sales of "available-for-sale" securities during the fiscal years 2005 or 2004.

The unrealized losses on municipal securities were primarily due to changes in interest rates. Because the decline in market values of these securities is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be until maturity, the Company does not believe any of the unrealized losses represent other than temporary impairment based on evaluations of available evidence as of November 5, 2005. All municipal securities were in an unrealized loss position for 12 months or longer as of November 5, 2005.

A summary of the carrying values and balance sheet classification of all investments in debt and equity securities including "held-to-maturity" and "available-for-sale" securities disclosed above was as follows:

                                                                                    November 5, 2005      November 6, 2004
                                                                                  ------------------   --------------------
Held-to-maturity debt securities                                                     $            -         $      500,000
Available-for-sale equity securities                                                        414,526                277,042
                                                                                  ------------------   --------------------
      Short-term investments                                                                414,526                777,042
Available-for-sale debt securities included in cash & cash equivalents                    9,774,000              7,160,000
Held-to-maturity debt securities included in long-term investments                       11,833,065              8,342,382
                                                                                  ------------------   --------------------
      Total investments                                                              $   22,021,591         $   16,279,424
                                                                                  ------------------   --------------------

3.  RELATED PARTY TRANSACTIONS

RECEIVABLE FROM OFFICER FOR LIFE INSURANCE PREMIUMS
In previous years, the Company had funded premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000. These policies insure the President and name his family as beneficiaries. The cumulative premiums advanced under these arrangements amounted to approximately $597,000 at November 1, 2003. The advances were non-interest bearing. Net cash surrender value of approximately $1,128,000 at November 1, 2003 was pledged to the Company as collateral for advances under this arrangement. These advances of approximately $597,000 were repaid to the Company during fiscal year 2004.

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

Beginning in 1990 and continuing into 1993, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. These advances are non-interest bearing and were fully reserved in fiscal 1991. The balance of the reserved advances at November 5, 2005 and November 6, 2004 was approximately $232,000.

Investment in Joint Venture - Majestic 21
During fiscal 1997, the Company contributed $250,000 for a 50% interest in a joint venture engaged in providing mortgage financing on manufactured homes. This investment is accounted for under the equity method of accounting.

The following is summarized financial information of the Company's joint venture:

                              November 5,          November 6,         November 1,
                                  2005                2004                 2003
                           ------------------- -------------------- -------------------
Total Assets                $    12,361,812       $   11,284,661       $   6,518,794
Total Liabilities           $     9,347,627       $    9,017,437       $   4,163,661
Total Equity                $     3,014,185       $    2,267,224       $   2,355,133
Net Income                  $       746,961       $      685,018       $     440,296

Distributions received from the joint venture amounted to $0, $100,500 and $36,400 in fiscal years 2005, 2004 and 2003, respectively. In addition, during fiscal year 2004, $250,000 was transferred for participation in the finance revenue sharing agreement.

Finance Revenue Sharing Agreement

During fiscal 2004, the Company transferred $250,000 from its existing joint venture in Majestic 21 in order to participate in a finance revenue sharing agreement with a corporation who is also the Company's joint venture partner in Majestic 21. In connection with this finance revenue sharing agreement, mortgage financing will be provided on manufactured homes sold through the Company's retail sales centers to customers who qualify for such mortgage financing.

4.  INVENTORIES

Inventories at November 5, 2005 and November 6, 2004 are summarized as follows:

                                               2005                2004

Raw materials                               $    810,550       $     818,762
Work-in-process                                  119,932             126,169
Finished homes                                 8,145,376           5,597,646
Pre-owned manufactured homes                     325,887             240,833
Model home furniture                             147,741             125,147
                                         ----------------    ----------------

                                            $  9,549,486       $   6,908,557
                                         ----------------    ----------------

The finished homes, pre-owned manufactured homes and model home furniture are maintained at the Prestige retail sales centers.

5.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, along with their estimated useful lives and related accumulated depreciation, as of November 5, 2005 and November 6, 2004 are summarized as follows:

                                               Range of Lives
                                                  in Years             2005                2004

Land                                                 -             $   1,609,301       $   1,235,247
Land and leasehold improvements                    10-20                 665,700             536,159
Buildings and improvements                         15-40               2,372,692           2,215,164
Machinery and equipment                            3-10                1,301,959           1,221,716
Furniture and fixtures                             3-10                  655,091             613,680
                                                                -----------------   -----------------
                                                                       6,604,743           5,821,966
Less accumulated depreciation                                         (2,813,185)         (2,556,924)
                                                                -----------------   -----------------
                                                                   $   3,791,558       $   3,265,042
                                                                -----------------   -----------------

Depreciation expense totaled approximately $297,000, $289,000 and $232,000 for fiscal years 2005, 2004 and 2003, respectively.

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

7.  OTHER ASSETS

Other assets at November 5, 2005 and November 6, 2004 are comprised of the following:

                                                    2005              2004

Cash surrender value of life insurance        $    1,773,154      $   1,690,174

Goodwill, net (see Note 6)                           298,708            298,708
                                           ------------------    --------------

                                              $    2,071,862      $   1,988,882
                                           ------------------    --------------


8.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at November 5, 2005 and November 6, 2004 are comprised of the following:

                                                 2005              2004

Accrued sales taxes                             $   284,579      $    261,306
Accrued volume rebate                               185,854           199,475
Accrued warranty expense                            215,000           185,000
Other accrued expenses                              277,205           320,414
Accrued home setup costs                            356,019            11,653
                                           -----------------  ----------------

                                                $ 1,318,657      $    977,848
                                           -----------------  ----------------

9. INCOME TAXES

The provision for income taxes for the years ended November 5, 2005, November 6, 2004 and November 1, 2003 consists of the following:

                                                       2005            2004             2003
Current tax expense:
   Federal                                           $ 2,715,700      $ 1,766,200      $ 1,366,600
   State                                                 468,000          364,300          157,800
                                                  --------------- ---------------- ----------------
                                                       3,183,700        2,130,500        1,524,400

Deferred tax expense                                      16,300          269,500          130,600
                                                  --------------- ---------------- ----------------

   Provision for income taxes                        $ 3,200,000      $ 2,400,000      $ 1,655,000
                                                  --------------- ---------------- ----------------

The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 5, 2005, November 6, 2004 and November 1, 2003:

                                                       2005            2004             2003
Provision - federal statutory tax rate               $ 3,186,500      $ 2,391,200      $ 1,609,400
Increase (decrease) resulting from:
   State taxes, net of federal tax benefit               309,400          250,000          115,000
   Permanent differences:
      Tax exempt interest                               (224,000)        (118,000)         (75,500)
      Other                                              (71,900)        (123,200)           6,100
                                                  --------------- ---------------- ----------------

   Provision for income taxes                        $ 3,200,000      $ 2,400,000      $ 1,655,000
                                                  --------------- ---------------- ----------------

The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the related deferred tax assets and deferred tax liabilities are as follows:

                                                      2005            2004

Gross deferred tax assets:
   Allowance for doubtful accounts               $    87,300      $    87,300
   Inventories                                        63,900           52,700
   Other assets                                      133,173          182,994
   Accrued expenses                                   80,900           69,600
                                              --------------- ----------------
      Total deferred tax assets                      365,273          392,594

Gross deferred tax liabilities:
   Depreciation                                     (112,828)        (130,930)
   Amortization                                      (29,352)         (21,700)
                                              --------------- ----------------
      Net deferred tax asset                     $   223,093      $   239,964
                                              --------------- ----------------

These amounts are included in the accompanying consolidated balance sheets under the following captions:

                                                  2005            2004

Current assets:
   Deferred tax assets                          $ 225,245        $ 392,594
Non-current liabilities:
   Deferred tax liabilities                        (2,152)        (152,630)
                                           --------------- ----------------

      Net deferred tax asset                    $ 223,093        $ 239,964
                                           --------------- ----------------

The Company believes that it is more likely than not that the net deferred tax assets of $223,093 at November 5, 2005 will be realized on future tax returns, primarily from the generation of future taxable income.

10. FINANCING AGREEMENTS

REVOLVING CREDIT AGREEMENT
The Company maintains a revolving credit agreement (the "Agreement") with a bank which provides for borrowings of up to $4,000,000. The Agreement provides for interest at the bank prime rate less 0.5% (6.50% at November 5, 2005) on the outstanding balance. The Agreement is uncollateralized, due on demand and includes certain restrictive covenants relating to tangible net worth and acquiring new debt. There are no commitment fees or compensating balance arrangements associated with the Agreement. At November 5, 2005 and November 6, 2004, there were no borrowings outstanding under the Agreement.

11. STOCKHOLDERS' EQUITY

Authorized preferred stock may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock. The Company has never issued any preferred stock. Treasury stock is recorded at cost and is presented as a reduction of stockholders' equity in the accompanying consolidated financial statements. The Company repurchased 24,200, 0 and 29,700 shares of its common stock during fiscal years 2005, 2004 and 2003, respectively. These shares were acquired for general corporate purposes. The Company reissued 52,379, 20,302 and 22,731 shares of treasury stock during fiscal years 2005, 2004 and 2003, respectively, for employee stock option exercises and the payment of employee benefit plan expenses.

12. STOCK OPTION PLAN

During fiscal 1996, the Company's Board of Directors adopted a stock incentive plan (the "Plan"), which authorizes the issuance of options to purchase common stock. The Plan provides for the issuance of options to purchase up to 495,000 shares of common stock to employees and directors. Options granted are exercisable after one or more years and expire no later than six to ten years from the date of grant or upon termination of employment, retirement or death. Options available for future grant were 329,085 and 301,192 at November 5, 2005 and November 6, 2004. Options were held by 14 persons at November 5, 2005.

Information with respect to options granted at November 5, 2005 is as follows:

                                                                            Weighted
                                                                            Average
                                       Number of        Stock Option        Exercise
                                        Shares          Price Range          Price
                                 ---------------------------------------------------
Outstanding at 11/2/2002                215,160        $ 5.50 - 12.81       $  8.10

   Granted                               11,550                  8.83          8.83
   Exercised                            (19,635)                 7.73          7.73
   Canceled                              (6,515)         5.50 - 12.81          7.93
                                 ---------------  -------------------- -------------
Outstanding at 11/1/2003                200,560          5.50 - 12.81          8.18

   Granted                               17,200                 11.42         11.42
   Exercised                            (20,302)         5.50 - 17.61         10.17
   Canceled                              (3,650)         8.30 - 11.42         10.64
                                 ---------------  -------------------- -------------
Outstanding at 11/6/2004                193,808          5.50 - 11.42          8.26

   Granted                               26,400                 23.76         23.76
   Exercised                            (52,143)         5.50 - 11.42          7.89
   Canceled                              (2,150)         6.00 - 11.42          9.58
                                 ---------------  -------------------- -------------
Outstanding at 11/5/2005                165,915        $ 6.00 - 23.76       $ 10.82

The following table summarizes information about the Plan's stock options at November 5, 2005:

                        Options Outstanding                                   Options Exercisable
                  ------------------------------------------------------   ----------------------------------
                                        Weighted
                                        Average
                                       Remaining           Weighted                            Weighted
       Exercise          Shares        Contractual           Average             Number          Average
        Prices         Outstanding     Life (years)       Exercise Price       Exercisable    Exercise Price
     ------------  ----------------  ----------------    ----------------    ---------------- -----------------
       $   6.00            3,548          1                  $  6.00             3,548           $  6.00
           8.03          106,600          1                     8.03           106,600              8.03
           8.30            5,820          2                     8.30             5,820              8.30
           8.83           10,047          3                     8.83            10,047              8.83
          11.42           13,500          4                    11.42            13,500             11.42
          23.76           26,400          5                    23.76                 -             23.76
                   ----------------  ----------------    ----------------    ---------------- -----------------
                         165,915          2                  $ 10.82           139,515           $ 10.82
                   ----------------  ----------------    ----------------    ---------------- -----------------

The fair value of each option is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments, and the risk-free interest rate over the expected life of the option. The dividend yield was calculated by dividing the current annualized dividend by the option exercise price for each grant. The expected volatility was determined considering stock prices for the fiscal year the grant occurred and prior fiscal years. The risk-free interest rate was the rate available on zero coupon U.S. government obligations with a term equal to the remaining term for each grant. The expected life of the option was estimated based on the exercise history from previous grants.

The weighted-average assumptions used in the Black-Scholes model were as follows:

                                                                           Stock Option Granted in Fiscal Year
                                                                   ----------------------------------------------------
                                                                      2005               2004                2003
                                                                   --------------   -------------    ------------------
                 Risk-free interest rate                              4.3%               3.3%                3.3%
                 Expected volatility of stock                          45%                45%                45%
                 Dividend yield                                       1.2%               1.1%                 0%
                 Expected option life                               2 - 4 years        2 - 4 years        2 - 4 years

13. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution retirement plan (the "Plan") qualifying under Section 401(k) of the Internal Revenue Code. The Plan covers employees who have met certain service requirements. The Company makes a matching contribution of 15% of an employee's contribution up to a maximum of 3% of an employee's compensation. The Company's contribution charged to operations was approximately $40,000, $24,000 and $23,000 in fiscal years 2005, 2004 and 2003, respectively.

14. COMMITMENTS AND CONTINGENT LIABILITIES

OPERATING LEASES
The Company leases the property for several Prestige retail sales centers from various unrelated entities under operating lease agreements expiring through November 2007. The Company also leases certain equipment under unrelated operating leases. These leases have varying renewal options. Total rent expense for operating leases, including those with terms of less than one year, amounted to approximately $623,000, $575,000 and $639,000 in fiscal years 2005, 2004 and 2003, respectively.

Future minimum payments by year and in the aggregate, under the aforementioned leases and other non-cancelable operating leases with initial or remaining terms in excess of one year, as of November 5, 2005 are as follows:

                        Fiscal Year Ending

                               2006                      244,000
                               2007                       78,000
                               2008                       40,000

REPURCHASE AGREEMENTS
The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $617,000 and $1,363,000 at November 5, 2005 and November 6, 2004, respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in fiscal years 2005, 2004 or 2003.

INCOME TAX MATTERS
The Company has been subject to an ongoing Internal Revenue Service ("IRS") examination for the years ended November 6, 2004 and November 1, 2003. The IRS Agent's report for fiscal years 2004 and 2003 proposes additional taxes of approximately $426,000 and $732,000, respectively, which relates to a potential accumulated earnings tax. Management intends to vigorously contest the IRS Agent's position. Accordingly, no accrual has been made in the accompanying consolidated financial statements for the contested tax adjustments since the ultimate liability, if any, cannot be reasonably estimated at this time. Any ultimate liability related to this accumulated earnings tax is not expected to be material in relation to the consolidated financial position of the Company, but could be material in relation to the earnings of the period in which a determination occurs.

OTHER CONTINGENT LIABILITIES
Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

15. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

Following is a summary of the unaudited interim results of operations for each quarter in the years ended November 5, 2005 and November 6, 2004.

                                                First            Second            Third             Fourth
Year ended November 5, 2005
   Net sales                                 $  11,511,134     $  15,529,132      $  13,652,618      $  16,018,041
   Cost of goods sold                            8,299,701        10,960,299          9,744,681         11,238,628
   Net income                                    1,072,780         1,692,002          1,500,744          1,906,691
   Earnings per share
     Basic                                            0.27              0.42               0.37               0.47
     Diluted                                          0.26              0.41               0.37               0.46
   Dividends per common share                         0.20                 -                  -                  -

Year ended November 6, 2004
   Net sales                                 $  10,198,241     $  13,112,600      $  12,310,878      $  14,396,823
   Cost of goods sold                            7,611,701         9,778,658          9,070,731         10,552,802
   Net income                                      783,881         1,153,357          1,220,138          1,475,433
   Earnings per share
     Basic                                            0.19              0.29               0.30               0.37
     Diluted                                          0.19              0.28               0.30               0.36
   Dividends per common share                         0.10                 -                  -                  -

The sum of quarterly earnings per share amounts does not necessarily equal earnings per share for the year. In addition, the receipt of stock during fiscal year 2003 in connection with the demutualization of an insurance company in the amount of approximately $168,000 was recorded as other income during the fourth quarter of fiscal year 2003.

16. SUBSEQUENT EVENT (UNAUDITED)

Subsequent to November 5, 2005, the Company's Board of Directors declared an annual cash dividend of $0.30 per common share, paid on January 13, 2006 to stockholders of record as of January 3, 2006.

                    TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.
                CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS
           AN INDEPENDENTLY OWNED MEMBER OF THE RSM MCGLADREY NETWORK

--------------------------------------------------------------------------------


        Report of Independent Registered Certified Public Accounting Firm


To the Board of Directors and
      Stockholders of Nobility Homes, Inc.


We have audited the accompanying consolidated balance sheets of Nobility Homes, Inc. and Subsidiaries (the "Company") as of November 5, 2005 and November 6, 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended November 5, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nobility Homes, Inc. and Subsidiaries as of November 5, 2005 and November 6, 2004, and the results of their operations and their cash flows for each of the three years in the period ended November 5, 2005, in conformity with U.S. generally accepted accounting principles.


/s/ Tedder, James, Worden & Associates, P.A.



Orlando, Florida
December 21, 2005, except for
the income tax matters paragraph
of Note 14, as to which the date is
January 23, 2006